Form 10-K, Exhibit 13
period 1996-09-30
FIRST PALMETTO FINANCIAL CORP
filed 1996-12-30
CIK 864927

                                  EXHIBIT 13

                                 Annual Report

                                 ANNUAL REPORT

                               September 30, 1996



                      FIRST PALMETTO FINANCIAL CORPORATION

                               TABLE of CONTENTS



Letter to Stockholders                                             1-2


FIRST PALMETTO FINANCIAL CORPORATION
------------------------------------

 The Company                                                        3

 Selected Consolidated Financial and Other Data                   3-4

 Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                       5-17

 Consolidated Financial Statements
    Consolidated Statements of Financial Condition                 18
    Consolidated Statements of Income                              19
    Consolidated Statements of Stockholders' Equity                20
    Consolidated Statements of Cash Flows                       21-23
    Notes to Consolidated Financial Statements                  24-47

 Independent Auditors' Report                                      48

 Board of Directors and Executive Officers                      49-50

 Corporate Information                                             51

 Common Stock Information                                          52

             [LETTERHEAD OF FIRST PALMETTO FINANCIAL CORPORATION]


Dear First Palmetto Stockholder:

We are happy to report to you that First Palmetto again had a very successful year. Prior to a special one-time assessment by the F.D.I.C., our earnings were a record $2.82 million or $4.07 per share. This is compared to our previous highest earnings, for the September 30, 1995 fiscal year, of $2.36 million or $3.40 per share.

Effective September 30, 1996, in order to bring the Savings Association Insurance Fund portion of Federal Deposit Insurance to the required levels, the F.D.I.C. assessed our industry a one-time recapitalization fee. Our portion of that industry wide assessment resulted in an $813,000 charge, net of tax, against earnings and decreased net income from operations for the fiscal year ended September 30, 1996, to $2.0 million or $2.90 per share. There is a silver lining to this assessment, however, in that we expect future payments to the insurance fund to decrease by more than 70% which will allow us to recoup the assessment in a five to six year period.

Financial Highlights for Fiscal 1996 were:

    Increase in assets to $344.5 million from $323.2 million, an increase of 6.6%.

    Loans increased to $227.2 million from $198.4 million, an increase of 14.5%.

    Dividends paid of $1.60 per share up from $1.40 per share the previous year.

We have continued to look for opportunities for growth and during the year we opened a new branch office in Irmo. This branch has shown excellent early growth and has provided us a new market opportunity to attract deposits and to make loans. We are now in the process of constructing a new office in Lexington and anticipate opening for business in March of 1997.

We also have a constant review process for all of our current branch locations and we measure our expectations and efforts against actual results of earnings, growth and service. In October of 1996, we consummated the sale of our branch office located in Winnsboro, S.C.

We have been able to maintain high quality in our asset portfolio and our nonperforming assets at September 30, 1996, were $1.5 million or .45% of total assets compared to $1.9 million or .57% of total assets at the end of the previous year. Total loan loss reserves at September 30, 1996, were $2.4 million compared to $1.8 million at September 30, 1995.

We are very pleased with the financial condition and the results of operations of First Palmetto and look forward to the continuing successful operations of your Bank. The staff and directors of First Palmetto are committed to share enhancement by providing excellent service to our customers and to staying actively involved in the communities we serve.



                                           Very truly yours,


                                           /s/ Samuel R. Small

                                           Samuel R. Small, President and
                                           Chief Executive Officer

                      FIRST PALMETTO FINANCIAL CORPORATION

THE COMPANY

    First Palmetto Financial Corporation ("First Palmetto") is a holding company organized to provide ownership for First Palmetto Savings Bank, F.S.B. (the "Bank"), a wholly owned subsidiary. The Bank is a federally chartered stock savings bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Bank is regulated by the Office of Thrift Supervision ("OTS"). The Bank's business is conducted through its home office located in Camden, South Carolina and through fourteen branch offices in other South Carolina locations of Beaufort, Bishopville, Camden, Columbia, Darlington, Elgin, Irmo, Kershaw, Lancaster, Lugoff, Manning, Pageland and Pontiac.

    The Bank is engaged in the business of attracting deposits from the general public and investing in loans secured by first liens on single and multi-family residences, condominiums, commercial properties, and on other improved real estate. The Bank originates loans secured by first liens on land to be developed into lots ready for construction of single family homes. The Bank also invests in unsecured and secured home improvement loans, automobile loans, equity loans on residential real estate, interest-bearing bank deposits, U.S. Government and agency obligations, mortgage-backed securities and other investments as permitted by applicable laws and regulations.

    First Palmetto's results of operations depend primarily on its net interest income, which is the difference between the interest income it receives from its loan and investment portfolios and its cost of funds. Other significant sources of income are service charges on deposit accounts and loan servicing fees.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables present selected consolidated financial information and other data for First Palmetto at the dates and for the periods indicated.

Consolidated Financial Condition Data


                                            At September 30,
                              ------------------------------------------------
                                1996      1995      1994      1993      1992
                              --------  --------  --------  --------  --------
                                               (In thousands)
Assets                        $344,547  $323,183  $278,056  $226,370  $211,423
Loans, net                     227,209   198,373   163,649   158,551   165,818
Cash and investment
 securities (a)                 70,519    71,807    72,826    34,232    35,258
Mortgage-backed securities      33,010    39,410    31,159    25,466       453
Deposits                       288,157   267,313   225,417   189,334   191,524
Federal Home Loan
 Bank ("FHLB") advances         32,550    33,367    31,000    17,000         -
Stockholders' equity,
 substantially restricted       20,208    19,345    17,804    16,429    15,012

(a) Includes cash and due from banks, interest-bearing deposits in other banks, certificates of deposit in other banks, available-for-sale securities and investment securities.

                      FIRST PALMETTO FINANCIAL CORPORATION


Summary of Operations-The following table summarizes First Palmetto's results of operations for the periods indicated:


                                         Years Ended September 30,
                               ----------------------------------------------
                                1996      1995      1994      1993      1992
                               -------  -------  -------    -------    ------
                                             (In thousands)
Interest income                $26,016  $22,795  $16,890    $15,497   $17,065
Interest expense                14,186   12,484    8,213      7,376     9,350
                               -------  -------  -------    -------    ------
Net interest income
 before provision for
 loan losses                    11,830   10,311    8,677      8,121     7,715
Provision for loan losses          885      482      523        720     1,114
                               -------  -------  -------    -------    ------
Net interest income
 after provision for
 loan losses                    10,945    9,829    8,154      7,401     6,601
Other income                     2,255    1,933    1,651      1,466     1,792
Other expense                    9,993    8,104    6,597      5,958     5,936
                               -------  -------  -------    -------    ------
Income before
 income taxes                    3,207    3,658    3,208      2,909     2,457
Income taxes                     1,195    1,300    1,184      1,137       843
Cumulative effect of change
 in accounting principle             -        -      243         -         -
                               -------  -------  -------    -------    ------
Net income                     $ 2,012  $ 2,358  $ 2,267    $ 1,772   $ 1,614
                               =======  =======  =======    =======   =======

Financial Ratios

                                         Years Ended September 30,
                               ----------------------------------------------
                                 1996     1995     1994      1993       1992
                               -------  -------  -------    -------   -------
Return on assets (net
income divided by
average total assets)              .61%     .78%     .90%       .81%      .80%

Return on equity (net
income divided by
average equity)                  10.33%   13.17%   13.25%     11.27%    11.01%

Equity-to-assets ratio
(average equity divided
by average total assets)          5.87%    5.90%    6.79%      7.17%     7.23%

Net income per share           $  2.90   $ 3.40   $ 3.36     $ 2.65    $ 2.40

Book value per share           $ 29.16   $27.90   $25.68     $24.51    $22.46

Dividends per share            $  1.60   $ 1.40   $ 1.25    $  1.10    $ 1.05

                      FIRST PALMETTO FINANCIAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS of OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, COMPARED with the FISCAL YEAR ENDED SEPTEMBER 30, 1995

    Net income for the fiscal year ended September 30, 1996, was $2.0 million as compared to $2.4 million for the preceding fiscal year. Net income decreased by $346,000 or 14.7%.

    The reason for the decrease in net income was a one-time assessment by the FDIC in the amount of $1.3 million ($813,000 net of income tax) which recapitalized the Savings Association Insurance Fund (SAIF). This one-time charge resulted in total federal deposit insurance premiums for the fiscal year in the amount of $1.8 million as compared to $618,000 for the preceding fiscal year.

    Net interest income for fiscal 1996 equaled $11.8 million as compared to $10.3 million for the fiscal year ended September 30, 1995. The increase of 14.6% amounted to $1.5 million. Other income for fiscal 1996 was $2.3 million as compared to $1.9 million for fiscal 1995 while other expense for the respective fiscal years were $10.0 million and $8.1 million. A more detailed discussion of the comparative years is as follows:

    Net interest income increased by $1.5 million or 14.6%. The primary reasons for the increase in net interest income were an increase in average interest-earning assets for fiscal 1996 of approximately $26 million and an increase in yield on interest-earning assets. The increase in yield on interest-earning assets was primarily a result of the Bank's mix of assets moving into higher interest-earning categories. Average cost of funds increased during the year from 4.59% during the year ended September 30, 1995 to 4.82% during the year ended September 30, 1996. Interest rate spread increased to 3.55% as compared to 3.41% for the previous year.

    Total interest income for fiscal 1996 was $26.0 million, up $3.2 million or 14.0% from $22.8 million for fiscal 1995. The primary reason for the increase was an increase in average interest-earning assets due to an increase in loan demand mainly in commercial real estate and in 1-4 family real estate loans. The average yield on interest earning assets increased to 8.37% for fiscal 1996 versus 8.00% for fiscal year 1995.

    Total interest expense for fiscal 1996 was $14.2 million compared to $12.5 million for fiscal 1995. The increase of $1.7 million represented a 13.6% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of deposits received by offering highly competitive rates in targeted markets. Cost of funds increased to 4.82% for the 1996 period as compared to 4.59% for the 1995 period. Average interest-bearing liabilities were $294.2 million at September 30, 1996 as compared to $271.9 million at September 30, 1995.

Averages Balances, Interest and Average Yields
----------------------------------------------

   The following table sets forth certain information relating to First Palmetto's average balance sheets and reflect the average yields on assets and average costs of liabilities for the periods indicated and the average yields earned and rates paid at September 30, 1996. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

                                                            Years Ended September 30,
                     ---------------------------------------------------------------------------------------------------------
                                    1996                                 1995                                1994
                     --------------------------------      ------------------------------       ------------------------------
                                             Average                               Average                             Average
                     Average                  Yield/       Average                  Yield/      Average                 Yield/
                     Balance     Interest       Cost       Balance     Interest       Cost      Balance     Interest      Cost
                     -------     --------    -------       --------    --------    -------      -------     --------   -------
                                                      (Dollars in thousands)
Interest-
 earning
 assets:
  Loans (1)          $212,955     $19,477      9.15%      $178,475      $15,950     8.94%      $156,606      $13,010     8.31%
  Interest
   earning
   deposits             9,619         694      7.21          7,856          485     6.17          7,671          386     5.03
  Investment
   securities (2)      51,882       3,411      6.57         58,997        3,684     6.24         34,879        1,635     4.69
  Mortgage-backed
   securities          36,365       2,434      6.69         39,604        2,676     6.76         26,243        1,859     7.08
                     --------      ------      ----       --------       ------     ----       --------       ------     ----
    Total
     interest-
     earning
     assets           310,821      26,016      8.37        284,932       22,795     8.00        225,399       16,890     7.49
                     --------      ------      ----                      ------     ----                      ------     ----
Noninterest-
 earning assets        21,127                               18,286                               15,903
                     --------                             --------                             --------
    Total
     assets          $331,948                             $303,218                             $241,302
                     ========                             ========                             ========

(1) Average balances include non-accrual loans.
(2) Includes available-for-sale securities.



                     At September 30, 1996
                     ---------------------
                     Balance          Rate
                     -------          ----
Interest-
 earning
 assets:
  Loans (1)          $227,209          8.81%
  Interest
   earning
   deposits            14,048          5.15
  Investment
   securities (2)      46,607          6.65
  Mortgage-backed
   securities          33,010          6.69
                     --------         -----
    Total
     interest-
     earning
     assets           320,874          8.11
                                      -----
Noninterest-
 earning assets        23,673
                     --------
    Total
     assets          $344,547
                     ========

(1) Average balances include non-accrual loans.
(2) Includes available-for-sale securities.

                                                            Years Ended September 30,
                     ---------------------------------------------------------------------------------------------------------
                                    1996                                 1995                                1994
                     --------------------------------      -------------------------------       ------------------------------
                                             Average                               Average                              Average
                     Average                  Yield/       Average                  Yield/     Average                   Yield/
                     Balance     Interest       Cost       Balance     Interest       Cost     Balance       Interest      Cost
                     -------     --------    -------       --------    --------    -------     -------       --------   -------
                                                           (Dollars in thousands)
Interest-
 bearing
 liabilities:
  Interest-
   bearing
   demand
   deposits          $ 54,503       1,378     2.53       $ 45,956        1,234    2.68       $ 29,583          679     2.30
  Savings
   deposits            23,181         586     2.53         22,939          641    2.79         19,399          491     2.53
  Time
   deposits           183,357      10,365     5.65        165,717        8,505    5.13        142,216        5,831     4.10
  FHLB
   borrowings          33,202       1,857     5.59         37,314        2,104    5.64         23,832        1,212     5.09
                     --------     -------     ----       --------      -------    ----       --------       ------     ----
    Total
     interest-
     bearing
     liabilities      294,243      14,186     4.82        271,926       12,484    4.59        215,030        8,213     3.82
                                  -------     ----                     -------    ----                      ------     ----
Noninterest-
 bearing
 liabilities:
  Noninterest
   demand
   deposits            15,585           -                  10,864            -                  6,920            -
  Other                 2,645           -                   2,524            -                  2,237            -
                     --------     -------                --------      -------               --------       ------
    Total
     liabilities      312,473                              285,314                              224,187
Stockholders'
 equity                19,475                               17,904                               17,115
                     --------                             --------                             --------
    Total
     liabilities
     and
     stockholders'
     equity          $331,948                             $303,218                             $241,302
                     ========                             ========                             ========
Net interest
 income                           $11,830                              $10,311                              $8,677
                                  =======                              =======                              ======
Interest rate spread                          3.55%                               3.41%                                3.67%
                                              ====                                ====                                 ====
Net yield on average interest-earning
 assets                                       3.81%                               3.62%                                3.85
                                              ====                                ====                                 ====
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                  1.06%                               1.05%                                1.05%
                                              ====                                ====                                 ====


                          At September 30, 1996
                          ---------------------
                          Balance          Rate
                          -------          ----
Interest-
 bearing
 liabilities:
  Interest-
   bearing
   demand
   deposits               $ 56,359         2.49
  Savings
   deposits                 22,057         2.53
  Time
   deposits                194,114         5.49
  FHLB
   borrowings               32,550         5.55
                          --------        -----
    Total
     interest-
     bearing
     liabilities           305,080         4.71
                                          -----
Noninterest-
 bearing
 liabilities:
  Noninterest
   demand
   deposits                 15,627
 Other                       3,632
                          --------
    Total
     liabilities           324,339
Stockholders'
 equity                     20,208
                          --------
    Total
     liabilities
     and
     stockholders'
     equity               $344,547
                          ========
Net interest
 income                                    3.40%
Interest rate spread                      =====
Net yield on average interest-earning
 assets
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities

Rate/Volume Analysis
--------------------

      The following table sets forth certain information regarding changes in First Palmetto's interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by the prior year's rate); (2) changes in rates (change in rate multiplied by the prior year's volume); and (3) changes in rate-volume (change in rate multiplied by the change in volume). The combined effect of changes in rate-volume has been allocated proportionately to changes in volume and rate.


                                                                       Years Ended September 30,
                                      ----------------------------------------------------------------------------------------------

                                                    1996 vs. 1995                                     1995 vs. 1994
                                      --------------------------------------------    ---------------------------------------------
                                               Increase (Decrease) Due to                      Increase (Decrease) Due to
                                      --------------------------------------------    ---------------------------------------------
                                         Volume            Rate           Total          Volume           Rate            Total
                                         ------            ----           -----          ------           ----            -----
                                                                           (in thousands)
Interest income:
  Loans                                  $3,119            $409          $3,528          $1,906          $1,034           $2,940
  Investment securities                    (457)            184            (273)          1,384             665            2,049
  Mortgage-backed securities               (218)            (24)           (242)            907             (90)             817
  Other                                     118              91             209               9              90               99
                                         ------            ----          ------          ------          ------           ------
Total interest-earning assets             2,562             660           3,222           4,206           1,699            5,905
                                         ------            ----          ------          ------          ------           ------

Interest expense:
  Deposits                                1,286             664           1,950           1,763           1,614            3,377
  FHLB advances                            (230)            (17)           (247)            750             144              894
                                         ------            ----          ------          ------          ------           ------
Total interest-bearing liabilities        1,056             647           1,703           2,513           1,758            4,271
                                         ------            ----          ------          ------          ------           ------
Net interest income                      $1,506            $ 13          $1,519          $1,693          $  (59)          $1,634
                                         ======            ====          ======          ======          ======           ======

                     FIRST PALMETTO FINANCIAL CORPORATION

      The provision for loan losses for fiscal 1996 was $885,000 compared to $482,000 for the preceding year. The increased provision for loan losses resulted from the higher level of loans outstanding and the continuing shift in the loan mix from lower risk residential lending to higher risk consumer and commercial lending. Net charge-offs to the allowance for loan losses were $321,000 during the fiscal year ended September 30, 1996, as compared to $337,000 for the year ended September 30, 1995. The balance in the allowance for loan losses at September 30, 1996 was $2.4 million compared to $1.8 million at September 30, 1995. The allowance for loan losses as a percentage of loans was 1.04% and .91% at September 30, 1996 and 1995, respectively. Management continually reviews the adequacy of the allowance for loan losses, considering such factors as reviews of delinquent loans and other loans with problems, composition of the Bank's loan portfolio, general economic conditions that may affect borrowers ability to repay and the value of collateral.

    Other income for fiscal 1996 was $2.3 million as compared to $1.9 million for fiscal 1995. Service charges increased to $1.2 million, from $948,000, due to a change in the fee schedule for deposits and the increase in number of checking and NOW accounts. The increase in miscellaneous income included $239,000 received as a deposit premium on the sale of a branch.

    Other expenses for fiscal 1996 was $10.0 million compared to $8.1 million for fiscal 1995, an increase of $1.9 million or 23.5%. The primary increase was in federal insurance premiums. On September 30, the Bank was assessed by the FDIC a one-time special assessment of $1.3 million. This assessment was made in order to recapitalize the SAIF. Insurance, telephone, postage, supplies and other increased primarily due to increased expenses as a result of the opening of a new branch in fiscal 1996 and having expenses for three other branches purchased during fiscal 1995 for the entire fiscal 1996 year. Tabular comparisons of broad expense categories for fiscal 1996 compared to fiscal 1995 are as follows:

                                                  Years Ended
                                                 September 30,
                                               -----------------
                                                1996       1995
                                               ------     ------
                                                (In thousands)
Compensation and related benefits              $3,658     $3,544
Occupancy and data processing fees              1,848      1,680
Federal deposit and other insurance
 premiums                                       1,877        689
Telephone, postage, supplies and other          2,610      2,192
                                               ------     ------
  Totals                                       $9,993     $8,105
                                               ======     ======

    The effective tax rate was 37.3% for the year ended September 30, 1996 as compared to 35.5% for the year ended September 30, 1995. See Note 12 to the Notes to Consolidated Financial Statements.

RESULTS of OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995, COMPARED with the FISCAL YEAR ENDED SEPTEMBER 30, 1994

    Net income for the fiscal year ended September 30, 1995, was $2.4 million as compared to $2.3 million for the preceding fiscal year. Net income increased by $91,000 or 4.0%.

                      FIRST PALMETTO FINANCIAL CORPORATION

    Net interest income for fiscal 1995 equaled $10.3 million as compared to $8.7 million for the fiscal year ended September 30, 1994. The increase of $1.6 million amounted to 18.8%. Other income for fiscal 1995 was $1.9 million as compared to $1.7 million for fiscal 1994 while other expense for the respective fiscal years were $8.1 million and $6.6 million. A more detailed discussion of the comparative years is as follows:

    Net interest income increased by $1.6 million or 18.8%. The primary reason for the increase in net interest income was an increase in average interest-earning assets for fiscal 1995 by approximately $59.5 million. Average cost of funds increased during the year from 3.82% during the year ended September 30, 1994 to 4.59% during the year ended September 30, 1995 resulting in a contracting interest rate spread, decreasing to 3.41% as compared to 3.67% for the previous year.

    Total interest income for fiscal 1995 was $22.8 million up $5.9 million or 35.0% from $16.9 million for fiscal 1994. The primary reason for the increase was an increase in average interest-earning assets due to an increase in loan demand. All categories of loans increased with 1-4 family real estate mortgage loans increasing $10.3 million for the comparative years, commercial real estate increasing $13.2 million for the comparative years and installment loans increasing $7.4 million for the comparative years. The average yield on earning assets increased to 8.00% for fiscal 1995 versus 7.49% for fiscal year 1994.

    Total interest expense for fiscal 1995 was $12.5 million compared to $8.2 million for fiscal 1994. The increase of $4.3 million represented an 52.0% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of deposits received through branch purchases and increased average FHLB advances. Cost of funds increased to 4.59% for the 1995 period as compared to 3.82% for
the 1994 period.   Average interest-bearing liabilities were $271.9 million for fiscal 1995 as compared to $215.0 million for fiscal 1994.

    The provision for loan losses for fiscal 1995 was $482,000 compared to $522,000 for the preceding year. Net charge-offs to the allowance for loan losses were $337,000 during the fiscal year ended September 30, 1995, as compared to $348,000 for the year ended September 30, 1994. The balance in the allowance for loan losses at September 30, 1995 was $1.8 million compared to $1.7 million at September 30, 1994. The allowance for loan losses as a percentage of loans was .91% and 1.01% at September 30, 1995 and 1994, respectively. Asset quality improved for the comparative years with nonperforming assets decreasing to .57% of total assets at September 30, 1995 from .67% at September 30, 1994. This was a contributing factor in the decrease in the percentage of the allowance to loan losses to total loans. Management of the Bank continually reviews the adequacy of allowance for loan losses, considering such factors as reviews of delinquent loans and other loans with problems, composition of the Bank's loan portfolio, general economic conditions that may affect borrowers ability to repay or the value of collateral.

                      FIRST PALMETTO FINANCIAL CORPORATION

    Other income for fiscal 1995 was $1.9 million as compared to $1.7 million for fiscal 1994. Service charges increased to $948,000, from $489,000, due to a change in the fee schedule for deposits and the increase in number of checking and NOW accounts. Other increases included gains on the sale of several vacant branch sites during the year.

    Other expense for fiscal 1995 was $8.1 million compared to $6.6 million for fiscal 1994, an increase of $1.5 million or 22.9%. The primary increases were in compensation and other fringe benefits due to the addition of several employees due to branch purchases as well as normal increases. Insurance, telephone, postage, supplies and other primarily increased due to increased expense as a result of branch purchases and the related amortization of the deposit base premium. Tabular comparisons of expense categories for fiscal 1995 compared to fiscal 1994 were as follows:

                                                  Years Ended
                                                 September 30,
                                               -----------------
                                                1996       1995
                                               ------     ------
                                                (In thousands)
Compensation and related benefits              $3,544     $2,940
Occupancy and data processing fees              1,680      1,467
Insurance, telephone, postage, supplies
 and other                                      2,881      2,189
                                               ------     ------
  Totals                                       $8,105     $6,596
                                               ======     ======

    The effective tax rate was 35.5% for the year ended September 30, 1995 as compared to 36.9% for the year ended September 30, 1994. See Note 12 to the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

    Total assets at September 30, 1996, were $344.5 million as compared to $323.2 million at September 30, 1995, an increase of $21.3 million or 6.6%.

    Loans receivable at September 30, 1996, increased by $28.8 million to $227.2 million as compared to $198.4 million at the previous year-end. The increase was primarily as a result of the employment of several loan officers whose primary function is the production of consumer and commercial loans and the entry into new markets as a result of branching efforts.

    Deposits increased $20.9 million to $288.2 million at September 30, 1996, compared to $267.3 million at the previous year end as First Palmetto targeted several markets for growth by offering highly competitive rates.

    Stockholders' equity increased to $20.2 million at September 30, 1996 compared to $19.3 million at September 30, 1995. Increases were $2.0 million from net income. Decreases were cash dividends of approximately $1.1 million, the purchase of treasury stock of $4,000 and a decrease in unrealized gains on available for-sale-securities in the amount of $37,000.

                      FIRST PALMETTO FINANCIAL CORPORATION

CAPITAL RESOURCES

    Regulatory Capital Requirements.  Under OTS regulations savings associations
    -------------------------------
must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital at least equal to 3% of adjusted total assets and a combination of core and "supplementary" capital equal to at least 8% of "risk-weighted" assets. For purposes of the regulations, core capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interest in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying intangibles. Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for mortgage servicing rights and certain intangibles. Tangible capital is given the same definition as core capital but does not include qualifying intangibles and is reduced by the amount of all the savings association's intangible assets with only a limited exception for mortgage servicing rights and certain grandfathered intangibles. Both core and tangible capital are to be further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks.

    At September 30, 1996, the Bank's tangible capital ratio was 4.8%, core capital ratio was 5.0% and its risk-based capital ratio was 10.1%. At that date, the Bank had $848,000 of qualifying intangibles and $201,000 of investments in and extensions of credit to subsidiaries engaged in activities not permissible for national banks.

ASSET and LIABILITY MANAGEMENT and INTEREST RATE SENSITIVITY

    First Palmetto manages the different maturity and repricing characteristics of its interest-earning asset and interest-bearing liability portfolios to achieve a desired interest rate sensitivity position and thereby limiting its exposure to interest rate risk. The primary objective of interest rate sensitivity management is to maintain net interest income growth while reducing exposure to the risks inherent to interest rate movements.

    An important measure of interest rate risk is the Asset/Liability Gap ratio. The difference between the amount of interest-earning assets and interest-bearing liabilities to be repriced during a specified time period is referred to as the "asset (liability) gap position". Key assumptions for determining the period for repricing are as follows: (1) fixed rate loans and mortgage-backed securities are generally amortized adjusted by market based prepayment rates;
(2) adjustable rate loans and mortgage-backed securities are repriced on their respective adjustment dates; (3) loans with call features are amortized without any prepayment assumption with the balance repricing at the call date; (4) investment securities are repriced at maturity; (5) NOW, money market and savings are repriced using market based decay rates; (6) time deposits are repriced at maturity; (7) fixed rate borrowings are repriced at maturity adjusted for contractual principal repayments; and (8) adjustable rate borrowings are repriced on their adjustment dates. Management believes these assumptions are reasonable based upon First Palmetto's historical experience.

                      FIRST PALMETTO FINANCIAL CORPORATION

    First Palmetto's liability sensitive cumulative gap position for one year at September 30, 1996 was (7.39%). A liability sensitive gap indicates that over the course of a year an upward movement in rates will negatively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets. Conversely, a liability sensitive gap in a declining interest rate environment will positively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets.

    Management forecasts interest rates will remain stable during the first six months of calendar 1997 and remain stable or decrease slightly for the remainder of the year. Since the Bank has a liability sensitive gap position for one year, a declining interest rate scenario in that time frame will positively effect net interest income as previously discussed.

                      FIRST PALMETTO FINANCIAL CORPORATION

The following table presents First Palmetto's asset/liability gap ratios as of September 30, 1996.

                                                                                           Six months
At September 30, 1996                                Six months     to one        One to     Three to   Over five
                                                        or less       year   three years   five years       years      Total
                                                     ----------   --------   -----------   ----------   ---------   --------
                                                                            (Dollars in thousands)
Interest-earning assets
  Loans and mortgage-backed securities (1)             $105,566   $ 49,764       $56,436      $23,157     $27,660   $262,583
  Investment securities (2)                               9,001      8,949        24,670        4,984           -     47,604
  Other interest-earning assets (3)                      14,048          -             -            -           -     14,048
                                                     ----------   --------   -----------   ----------   ---------   --------
      Total interest-earning assets                     128,615     58,713        81,106       28,141      27,660    324,235
                                                     ----------   --------   -----------   ----------   ---------   --------


Interest-bearing liabilities
  Interest-bearing deposits                             169,954     29,013        47,341        9,002      17,220    272,530
  Borrowings                                              4,700      7,617        17,233        3,000           -     32,550
                                                     ----------   --------   -----------   ----------   ---------   --------
      Total interest-bearing liabilities                174,654     36,630        64,574       12,002      17,220    305,080
                                                     ----------   --------   -----------   ----------   ---------   --------

Sensitivity gap
  Period                                               $(46,039)  $ 22,083       $16,532      $16,139     $10,440    $19,155
                                                     ==========   ========   ===========   ==========   =========   ========
  Cumulative                                           $(46,039)  $(23,956)      $(7,424)     $ 8,715     $19,155    $19,155
                                                     ==========   ========   ===========   ==========   =========   ========

Gap as a percentage of interest-earning assets
  Period                                                (14.20%)     6.81%         5.10%        4.98%       3.22%      5.91%
                                                     ==========   ========   ===========   ==========   =========   ========
  Cumulative                                            (14.20%)    (7.39%)       (2.29%)       2.69%       5.91%      5.91%
                                                     ==========   ========   ===========   ==========   =========   ========

(1) Excludes the allowance for loan losses.
(2) Includes available-for-sale securities.
(3) Includes interest-earning deposits and certificates of deposit in other banks.

                      FIRST PALMETTO FINANCIAL CORPORATION

    To reduce First Palmetto's exposure to interest rate risk, management has implemented the following strategies:

(1) Originate for its own portfolio only adjustable rate mortgages and longer-term amortization loans with call provisions of five years or less (unless specific exceptions are made).

(2) Originate fixed rate mortgages according to the specifications of the Federal Home Loan Mortgage Corporation, making them salable in the secondary mortgage market.

(3) Increase commercial real estate and consumer lending activities in order to increase outstanding loans with shorter maturities or adjustable rates so as to increase the interest rate sensitivity of First Palmetto's loan portfolio.

(4)  Invest in securities with maturities of five years or less.

(5) Extend the life of liabilities through the use of Federal Home Loan Bank advances or other extended maturity obligations to reduce interest rate sensitivity.

    Senior management oversees implementation of the strategies noted above. It reviews national and local market economic data and interest rate projections. Senior management also regularly reviews the relationship between interest sensitive assets and interest sensitive liabilities and reports to the full Board of Directors on the progress of First Palmetto's attempt to reduce the mismatch existing between them.

IMPACT OF INFLATION

    First Palmetto does not believe that inflation has had a material effect on its operations during the last three fiscal years. Increases in personnel costs, supplies, occupancy or data processing fees or other operating expenses should the current rates of inflation increase materially could affect First Palmetto's operations, however, in the past First Palmetto has generally been able to increase net yields and other items of income sufficient to meet negative impacts of increasing costs.

IMPACT OF CHANGING PRICES

    First Palmetto provides financial and related services and its assets and liabilities are monetary in nature, therefore First Palmetto is not directly subject to impact from changes in prices of production materials. Interest rates, which have a more significant impact on financial institutions performance, do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, which would be more directly affected by inflation.

                      FIRST PALMETTO FINANCIAL CORPORATION

LIQUIDITY

    First Palmetto's primary sources of liquidity are deposits and loan principal and interest repayments. Additionally, First Palmetto has historically generated funds through the sale in the secondary market of mortgage loans. During the current year funds were made available primarily from the increase of deposits of $20.9 million, the sale of loans on the secondary market in the amount of $16.2 million, from the maturities of certificates of deposit in other banks and investment securities in the amount of $13.0 million, and from principal collection of mortgage-backed securities of $6.4 million. These funds were used to fund net loans of $46.5 million and to purchase investment securities and investments in the amount of $2.0 million.

    These and other factors resulted in cash and cash equivalents increasing $9.5 million during the year ended September 30, 1996.

    The Bank, as a member of the Federal Home Loan Bank System, is required by regulation to maintain a daily average balance of liquid assets equal to a certain percentage of net withdrawable savings and current borrowings. The Bank's liquidity ratio at September 30, 1996 is in excess of regulatory requirements of 5% and will remain so in the upcoming fiscal year.

ACCOUNTING CHANGES

    See Note 1 in Notes to Consolidated Financial Statements.

New Accounting Standards
------------------------

    The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards "SFAS" No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This statement is effective for years beginning after December 15, 1995. Management has not determined the impact that adoption of SFAS No. 122 will have on the financial statements.

                      FIRST PALMETTO FINANCIAL CORPORATION

    The FASB has also issued SFAS No. 123 "Accounting for Stock - Based Compensation." SFAS No. 123 established a fair value-based method of accounting for stock options and other equity instruments. It requires the use of that method for transactions with other than employees and encourages its use for transactions with employees. It permits entities to continue to use the intrinsic value method included in APB 25 "Accounting for Stock Issued to Employees", but regardless of the method used to account for the compensation cost associated with stock option and similar plans, it requires employers to disclose information in accordance with SFAS No. 123.

    The general principle underlying SFAS No. 123 is that equity instruments are recognized at the fair value of the consideration received for them. If the fair value of the consideration received cannot be reasonably determined, the fair value of the equity instrument itself may be used. The fair value method of accounting for stock options and other instruments applies this general principle, measuring compensation cost for employers as the excess of the fair value of the equity instrument over the amount paid by the employee.

    The FASB has also issued SFAS No 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets.

    Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair values of the assets at the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment.

    SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. It is to be applied prospectively; earlier or retroactive application is not permitted. Management does not expect that adoption of SFAS No. 125 will have a material impact on the consolidated financial statements of First Palmetto.

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition
                          September 30, 1996 and 1995


ASSETS
                                                          1996          1995
                                                        --------      --------
                                                        (Dollars in thousands)
Cash and due from banks                                 $   8,867     $ 10,194
Interest-bearing deposits in other banks                   13,649        2,785
Certificates of deposit in other banks                        399          399
Available-for-sale securities (cost of
 $595 at September 30, 1996 and 1995)                         997        1,039
Investment securities (market value of
 $47,096 and $58,259 at September 30,
 1996 and 1995, respectively)                              46,607       57,389
Mortgage-backed securities held for investment
 (market value of $32,788 and $39,420 at
 September 30, 1996 and 1995, respectively)                33,010       39,410
Loans, net of allowance for loan losses of
 $2,364 in 1996 and $1,800 in 1995                        227,209      198,373
Accrued interest receivable                                 2,380        2,538
Real estate acquired in settlement of loans                   480        1,031
Stock in the Federal Home Loan Bank (FHLB)                  2,122        2,122
Premises and equipment                                      5,117        4,083
Intangible assets                                           2,623        3,393
Prepaid expenses and other assets                           1,087          427
                                                         --------     --------
          Total assets                                   $344,547     $323,183
                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                 $288,157     $267,313
FHLB advances                                              32,550       33,367
Accrued expenses and other liabilities                      3,632        3,158
                                                         --------     --------
          Total liabilities                               324,339      303,838
                                                         --------     --------
Stockholders' equity
 Preferred stock, $.01 par value, 500,000 shares
  authorized, none issued and outstanding                       -            -
 Common stock, $.01 par value, 1,500,000 shares
  authorized, 733,014 shares issued                             7            7
 Additional paid-in capital                                 6,080        6,080
 Retained earnings, substantially restricted               14,474       13,570
 Unrealized gain on available-for-sale securities             272          309
 Treasury stock, at cost (40,004 shares in 1996
  and 39,854 shares in 1995)                                 (625)        (621)
                                                         --------     --------
          Total stockholders' equity                       20,208       19,345
                                                         --------     --------
Commitments
          Total liabilities and stockholders' equity     $344,547     $323,183
                                                         ========     ========

          See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Income
                 Years ended September 30, 1996, 1995, and 1994

                                                         1996               1995               1994
                                                       --------           --------           --------
                                                                  (Dollars in thousands,
                                                              except earnings per share data)
Interest income:
 Loans                                                  $19,477            $15,949            $13,010
 Investment securities                                    3,411              3,684              1,635
 Mortgage-backed securities                               2,434              2,676              1,859
 Other                                                      694                485                386
                                                        -------            -------            -------
    Total interest income                                26,016             22,794             16,890
                                                        -------            -------            -------
Interest expense:
 Deposits                                                12,329             10,379              7,001
 FHLB advances                                            1,857              2,104              1,212
                                                        -------            -------            -------
    Total interest expense                               14,186             12,483              8,213
                                                        -------            -------            -------
    Net interest income                                  11,830             10,311              8,677

Provision for loan losses                                   885                482                522
                                                        -------            -------            -------
    Net interest income after
    provision for loan losses                            10,945              9,829              8,155
                                                        -------            -------            -------
Other income:
 Service charges                                          1,167                948                489
 Loan servicing                                             513                555                597
 Gain on sales of loans                                     103                 39                279
 Gain on sale of fixed assets                                 -                203                  -
 Miscellaneous                                              472                189                285
                                                        -------            -------            -------
    Total other income                                    2,255              1,934              1,650
                                                        -------            -------            -------
Other expense:
 Compensation and related benefits                        3,658              3,544              2,940
 Net occupancy                                            1,027                898                710
 Data processing fees                                       821                782                757
 Federal deposit and other insurance
  premiums                                                1,877                689                582
 Telephone, postage, and supplies                           655                582                314
 Amortization of intangible assets                          769                441                128
 Miscellaneous                                            1,186              1,169              1,165
                                                        -------            -------            -------
    Total other expense                                   9,993              8,105              6,596
                                                        -------            -------            -------
 Income before income taxes and
 cumulative effect of change in
  accounting principle                                    3,207              3,658              3,209
Income taxes                                              1,195              1,300              1,185
                                                        -------            -------            -------
 Income before cumulative effect
  of change in accounting principle                       2,012              2,358              2,024
Cumulative effect of change in
 accounting principle                                         -                  -                243
                                                        -------            -------            -------
      Net income                                        $ 2,012            $ 2,358            $ 2,267
                                                        =======            =======            =======
Earnings per share:
 Income before cumulative effect of
 change in accounting principle                           $2.90             $3.40               $3.00
 Cumulative effect of change in
 accounting principle                                         -                 -                 .36
                                                        -------            -------            -------
      Net income                                        $  2.90            $  3.40            $  3.36
                                                        =======            =======            =======

          See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
                   Years ended September 1996, 1995, and 1994

                                                                 Unrealized
                                                                    gain on
                                         Additional               available-                     Total
                                Common      paid-in   Retained     for-sale   Treasury   stockholders'
                                 stock      capital   earnings   securities      stock          equity
                                ------   ----------   --------   ----------   --------   -------------
                                                          (Dollars in thousands)
Balance at
 September 30, 1993                 $7       $5,889    $10,782        $ 363      $(612)        $16,429

Proceeds from stock options
 exercised                           -          191          -            -          -             191

Purchase of common stock             -            -          -            -         (2)             (2)

Net income                           -            -      2,267            -          -           2,267

Cash dividends ($1.25
 per share)                          -            -       (867)           -          -            (867)

Change in unrealized gain
 on available-for-sale
 securities                          -            -          -         (214)         -            (214)
                                    --       ------    -------        -----      -----         -------

Balance at
 September 30, 1994                  7        6,080     12,182          149       (614)         17,804

Purchase of common stock             -            -          -            -         (7)             (7)

Net income                           -            -      2,358            -          -           2,358

Cash dividends ($1.40 per
 share)                              -            -       (970)           -          -            (970)

Change in unrealized gain
 on available-for-sale
 securities                          -            -          -          160          -             160
                                    --       ------    -------        -----      -----         -------

Balance at
 September 30, 1995                  7        6,080     13,570          309       (621)         19,345
                                    --       ------    -------        -----      -----         -------

Purchase of common stock             -            -          -            -         (4)             (4)

Net income                           -            -      2,012            -          -           2,012

Cash dividends ($1.60 per
 share)                              -            -     (1,108)           -          -          (1,108)

Change in unrealized gain
 on available-for-sale
 securities                          -            -          -          (37)         -             (37)
                                    --       ------    -------        -----      -----         -------

Balance at
 September 30, 1996                 $7       $6,080    $14,474        $ 272      $(625)        $20,208
                                    ==       ======    =======        =====      =====         =======


          See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                 Years ended September 30, 1996, 1995, and 1994


                                                   1996      1995       1994
                                               --------  --------   --------
                                                       (In thousands)
Cash flows from operating activities:
 Net income                                    $  2,012   $ 2,358   $  2,267
 Adjustments to reconcile net
  income to net cash provided by
  (used in) operating activities
       Gain on sale of available-
        for-sale securities                           -         -         (4)
       Accretion and amortization of
        discounts and premiums, net                (203)     (196)        26
       Provision for loan losses                    885       482        522
       Increase (decrease) in deferred
        loan fees, net                              (27)      (30)        57
       Gain on sale of real estate
        acquired in settlement of
        loans, net                                  (74)       (2)       (35)
       Gain on sale of real estate
        held for development and
        sale                                          -         -        (43)
       FHLB stock dividends                           -         -        (52)
       Depreciation                                 353       288        225
       Gain on sale of premises and
        equipment                                     -      (203)        (1)
       Amortization of intangible
        assets                                      769       441        128
       Proceeds from sale of loans               16,210     9,227     36,176
       Originations and principal
        repayments of loans held
        for sale, net                           (16,107)   (9,110)   (41,804)
       (Increase) decrease in
        accrued interest receivable                 158      (744)      (736)
       (Increase) decrease in prepaid
        expenses and other assets                  (755)        8         65
       Increase (decrease) in accrued
        expenses and other
        liabilities                                 581      (852)       450
                                               --------  --------   --------
       Net cash provided by (used
        in) operating activities                  3,802     1,667     (2,759)
                                               --------  --------   --------
Cash flows from investing activities:
 Net decrease in certificates of
  deposit in other banks                              -       300        100
 Proceeds from maturities of
  investment securities                          12,995     9,002     11,002
 Purchases of investment
  securities                                     (2,000)   (6,882)   (50,260)



                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                 Years ended September 30, 1996, 1995, and 1994


                                                   1996      1995       1994
                                               --------  --------   --------
                                                       (In thousands)
Cash flows from investing activities,
 continued:
 Proceeds from sale of
  available-for-sale securities                       -         -      7,753
 Purchases of available-for-sale securities           -         -       (435)
 Purchases of mortgage-backed securities              -   (13,542)    (6,061)
 Principal collected on mortgage-
  backed securities                               6,379     5,273      2,541
 Net increase in loans                          (30,405)  (35,734)   (11,983)
 Proceeds from sale of real estate
  acquired in settlement of loans                 1,233       656      1,571
 Improvements made to real estate
  held for development and sale                       -        (5)         -
 Proceeds from sale of real estate
  held for development and sale                       -         -         66
 Proceeds from sale of FHLB stock                     -     1,103        378
 Purchases of FHLB stock                              -    (1,103)      (378)
 Proceeds from sale of premises
  and equipment                                       -       283         21
 Capital expenditure for premises
  and equipment                                  (1,489)     (805)      (134)
 Retirements of premises and equipment              107         -          -
 Purchase of financial institution                    -    29,000     28,095
                                               --------  --------   --------
       Net cash used in investing
        activities                              (13,180)  (12,454)   (17,724)
                                               --------  --------   --------
Cash flows from financing activities:
 Net increase in deposits                        20,844    10,321      6,029
 Proceeds from FHLB advances                     21,000    63,000     17,317
 Repayment of FHLB advances                     (21,817)  (60,633)    (3,317)
 Proceeds from stock options exercised                -         -        191
 Purchase of common stock                            (4)       (6)        (3)
 Cash dividends                                  (1,108)     (970)      (867)
                                               --------  --------   --------
       Net cash provided by financing
        activities                               18,915    11,712     19,350
                                               --------  --------   --------

Net increase (decrease) in cash
 and cash equivalents                             9,537       925     (1,133)

Cash and cash equivalents at
 beginning of year                               12,979    12,054     13,187
                                               --------  --------   --------

Cash and cash equivalents at
 end of year                                   $ 22,516  $ 12,979   $ 12,054
                                               ========  ========   ========

                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                       September 30, 1996, 1995, and 1994


                                                   1996      1995       1994
                                               --------  --------   --------
                                                       (In thousands)
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
   Interest                                     $14,009   $12,222    $ 8,011
   Income taxes                                   1,744     1,198      1,184

Supplemental schedule of noncash
 investing and financing activities:
   Loans transferred to real estate
    acquired in settlement loans                    607       551      1,820

   Loans securitized as mortgage-backed
    securities available-for-sale                     -         -     10,431

   Mortgage-backed securities
    transferred from available-
    for-sale to held-to-maturity                      -         -     26,319

   Real estate held for development
    and sale transferred to premises
    and equipment                                     -         -        428

   Increase (decrease) in unrealized gain
    on available-for-sale securities
    (net of tax effect of $20)                       37       172       (214)


During 1995, First Palmetto acquired three branch facilities from First Union National Bank of South Carolina. See Note 2 for transaction description including a summary of assets acquired and liabilities assumed.

During 1994, First Palmetto acquired two branch facilities from Wachovia Bank of South Carolina, N.A. See Note 2 for transaction description including a summary of assets acquired and liabilities assumed.



          See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                       September 30, 1996, 1995, and 1994

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     The following is a description of the more significant accounting and reporting policies which First Palmetto Financial Corporation and subsidiary (First Palmetto) followed in preparing and presenting the consolidated financial statements.

    (a) Principles of Consolidation and Reporting
        -----------------------------------------

        The accompanying consolidated financial statements include the accounts of First Palmetto Financial Corporation and its wholly owned subsidiary, First Palmetto Savings Bank, F.S.B. (the "Bank") and its subsidiaries. All significant intercompany balances have been eliminated.

    (b) Use of Estimates in the Preparation of Financial Statements
        -----------------------------------------------------------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) Reclassifications
        -----------------

        Certain amounts in the September 30, 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentations. These reclassifications had no impact on the net income or stockholders' equity as previously reported.

    (d) Securities
        ----------

        Statement of Financial Accounting Standards (SFAS) No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. These investments are to be classified into three categories as follows:

        - held-to-maturity securities - reported at amortized cost,

        - trading securities - reported at fair value with unrealized gains and losses included in earnings, or

        - available-for-sale securities - reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity (net of tax effect).

                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

        Certain investments in equity securities are classified as available-for-sale. All other securities have been classified as held-to-maturity securities because First Palmetto has the intent and the ability to hold all such securities until maturity.

        Gains and losses on sales of securities are recognized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

        Regulations require First Palmetto to maintain cash and U.S. Government and other approved securities in an amount equal to a prescribed percentage (5% at September 30, 1996) of deposit accounts (net of loans on deposit accounts) plus short-term borrowings. First Palmetto was in compliance with such regulation at September 30, 1996.

    (e) Loans Held for Sale
        -------------------

        Loans held for sale are carried at the lower of cost or market as determined by the outstanding commitments from investors to purchase such loans or current investor yield requirements calculated on the aggregate loan basis. Gains and losses are realized if at the time of sale the average interest rate on the loans sold, adjusted for servicing fees, differs from the agreed yield to the buyer. First Palmetto originates and sells whole loans, generally retaining servicing on conventional loans and releasing servicing on governmental loans. Servicing fees range from .25% to .375% on conventional loans. Under present accounting methods, loan servicing fees are recognized in the year received.

    (f) Provision for Loan Losses
        -------------------------

        The allowance for loan losses is the amount considered adequate for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of such factors which include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends and economic conditions.

        While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ from the assumptions used in making the evaluations.



                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of First Palmetto's allowance for loan losses. Such agencies may require First Palmetto to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        Effective October 1, 1995, the Bank adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured based on the present value of expected future cash flows or the underlying collateral values as defined in the pronouncement. The adoption of SFAS No. 114 had no effect on the balance sheet or income statements of the Bank. The Bank includes the provisions of SFAS No. 114, if any, in the allowance for loan losses.

    (g) Real Estate Acquired in Settlement of Loans
        -------------------------------------------

        Real estate acquired in settlement of loans represents real estate acquired through foreclosure or deed in lieu of foreclosure and is initially recorded at the lower cost or fair value. Costs relating to the development and improvement of the property are capitalized, whereas, those relating to holding the property are charged to expense.

    (h) Premises and Equipment
        ----------------------

        Premises and equipment are recorded at cost and depreciation is provided over the estimated useful lives of the related assets principally on a straight-line basis. Estimated lives are ten to forty years for buildings, building components and improvements and two to ten years for furniture, fixtures and equipment.

        Leasehold improvements are recorded at cost and amortization is provided over the lesser of the related lease term or estimated useful life principally on a straight-line basis.

        Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to operations.



                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

    (i) Loan Interest Income
        --------------------

        When loans become more than 90 days past due, First Palmetto places such loans on nonaccrual status or provides an allowance for uncollected interest on accrued interest if, in the opinion of management, collectibility of that accrued interest is doubtful. Any allowance is netted against accrued interest receivable in the consolidated financial statements. When payment for the loan is received in full, the system automatically returns the loan to accrual status.

    (j) Loan Origination Fees and Costs
        -------------------------------

        Loan origination fees and certain direct loan origination costs are deferred and amortized over the contractual life, adjusted for prepayments, of the related loan as an adjustment of the loan yield using the level yield method. Direct costs of unsuccessful loans and indirect costs are expensed as incurred.

    (k) Income Taxes
        ------------

        In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of SFAS No.
        109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Effective October 1, 1993, First Palmetto adopted SFAS No. 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 consolidated statement of income.

    (l) Intangible Assets
        -----------------

        Goodwill, representing the excess cost of investment over the fair value of net assets acquired, is being amortized by charges to operations generally over twelve years, using the straight-line method.

        Deposit-based premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to operations over seven years, an estimate of the estimated life of the existing deposit relationship, using the straight-line method.

                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

    (m) Cash and Cash Equivalents
        -------------------------

        Cash and cash equivalents include cash and due from banks and interest-bearing balances in other banks. Generally, cash and cash equivalents are considered to have maturities of three months or less.

    (n) Net Income Per Share
        --------------------

        Net income per share is computed by dividing consolidated net income by the weighted average number of shares of common stock outstanding during the year. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because such effect is not materially dilutive.

    (o) Other Accounting Changes
        ------------------------

        The FASB has issued SFAS No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This statement is effective for years beginning after December 15, 1995. Management has not determined the impact that adoption of SFAS No. 122 will have on the financial statements.

        The FASB has also issued SFAS No. 123 "Accounting for Stock - Based Compensation." SFAS No. 123 established a fair value-based method of accounting for stock options and other equity instruments. It requires the use of that method for transactions with other than employees and encourages its use for transactions with employees. It permits entities to continue to use the intrinsic value method included in APB 25 (Accounting for Stock Issued to Employees), but regardless of the method used to account for the compensation cost associated with stock option and similar plans, it requires employers to disclose information in accordance with SFAS No. 123.


                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

        The general principle underlying SFAS No. 123 is that equity instruments are recognized at the fair value of the consideration received for them. If the fair value of the consideration received cannot be reasonably determined, the fair value of the equity instrument itself may be used. The fair value method of accounting for stock options and other instruments applies this general principle, measuring compensation cost for employers as the excess of the fair value of the equity instrument over the amount paid by the employee.

        The FASB has also issued SFAS No 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach.
        This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets.

        Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair values of the assets at the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment.

        SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. It is to be applied prospectively; earlier or retroactive application is not permitted. Management does not expect that adoption of SFAS No. 125 will have a material impact on the consolidated financial statements of First Palmetto.



                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2) Acquisitions
    ------------

    In February, 1995, the Bank acquired certain assets and assumed deposit liabilities from three branch offices of First Union National Bank of South Carolina located in Lugoff, Beaufort and Manning, South Carolina. The following summarizes the fair value of assets acquired, liabilities assumed and cash received in the transaction.:


        Assets acquired:          (In thousands)
        ----------------          --------------
           Loans                      $   110
           Premises and equipment         357
           Deposit base premium         2,152
           Other                           29
                                      -------
                                        2,648
                                      -------

        Liabilities assumed:
        --------------------
           Deposits                    31,574
           Other                           74
                                      -------
              Total                    31,648
                                      -------
                 Net cash received    $29,000
                                      =======


    In July 1994, the Bank acquired from Wachovia Bank of South Carolina, N.A. certain assets and assumed deposit liabilities for branch facilities in Pageland and Bishopville, South Carolina. The following summarizes the fair value of assets acquired, liabilities assumed, and cash received in the transaction:


        Assets acquired:          (In thousands)
        ----------------          --------------
           Loans                      $   318
           Premises and equipment         392
           Deposit base premium         1,250
                                      -------
                                        1,960
                                      -------

        Liabilities assumed:
        --------------------
           Deposits                   $30,055
                                      -------
              Net Cash received       $28,095
                                      =======


(3) Available-for-Sale Securities
    -----------------------------

    Available-for-sale securities consist of the following:

                                                Gross
                               Amortized   Unrealized   Market
                                    Cost        Gains    Value
                               ---------   ----------   ------
                                       (In thousands)
    September 30, 1996:
      Equity securities             $595         $402   $  997
                                    ====         ====   ======

    September 30, 1995:
      Equity securities             $595         $444   $1,039
                                    ====         ====   ======

                                                 (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(4) Investment Securities
    ---------------------

    Investment securities consist of the following:

                                                         Gross        Gross
                                        Amortized   Unrealized   Unrealized       Market
                                             Cost        Gains       Losses        Value
                                        ---------   ----------   ----------     --------
                                                         (In thousands)
    September 30, 1996:
      U.S. Government obligations due:
         Within 12 months                 $16,953         $100         $  -     $17,053
         Beyond 12 months but
         within 5 years                    29,654          399          (10)     30,043
                                          -------         ----         ----     -------
                                          $46,607         $499         $(10)    $47,096
                                          =======         ====         ====     =======

    September 30, 1995:
      U.S. Government obligations due:
         Within 12 months                 $13,002         $ 11         $(15)    $12,998
         Beyond 12 months but
         within 5 years                    44,387          888          (14)     45,261
                                          -------         ----         ----     -------
                                          $57,389         $899         $(29)    $58,259
                                          =======         ====         ====     =======


    During 1996, 1995 and 1994, thirteen investment securities, nine investment securities and four investment securities with total amortized cost of $13.0 million, $9.0 million and $4.0 million, respectively, matured or were sold within 90 days of maturity as permissible under SFAS No. 115. Proceeds from these maturities and sales were $13.0 million, $9.0 million and $4.0 million which resulted in gross realized losses of $5,156, $30,555 and $4,694.

    At September 30, 1996, investment securities with amortized cost of $25.5 million were pledged to secure public deposits and deposits of individuals.

(5) Mortgage-Backed Securities
    --------------------------

    Mortgage-backed securities consist of the following:

                                                   Gross        Gross
                                  Amortized   Unrealized   Unrealized   Market
                                       Cost        Gains       Losses    Value
                                  ---------   ----------   ----------   ------
                                                   (In thousands)
    September 30, 1996:
      FHLMC participation
      certificates (6% - 11%,
      due 2005 through 2023)        $30,332         $157       $(496)   $29,993

     FNMA mortgage-backed
      securities (7.75% - 8.11%,
      due 2022)                       2,509          113           -      2,622

     GNMA mortgage-backed
      securities (8%, due 2001
      through 2002)                     169            4           -        173
                                  ---------   ----------   ----------   -------
                                    $33,010         $274       $(496)   $32,788
                                  =========   ==========   ==========   =======

                                                        (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                                   Gross        Gross
                                  Amortized   Unrealized   Unrealized   Market
                                       Cost        Gains       Losses    Value
                                  ---------   ----------   ----------   ------
                                                   (In thousands)
    September 30, 1996:
      FHLMC participation
      certificates (6% - 11%,
      due 2005 through 2023)        $36,186     $    289     $   (405)  $ 36,070

    FNMA mortgage-backed
      securities (7.75% - 8.11%,
      due 2022)                       3,068          126            -      3,194

    GNMA mortgage-backed
      securities (8%, due 2001
      through 2002)                     156            -            -        156
                                  ---------   ----------   ----------   --------
                                    $39,410     $    415     $   (405)  $ 39,420
                                  =========   ==========   ==========   ========


    There were no sales of mortgage-backed securities during 1996, 1995 or 1994.

(6) Loans
    -----

    Loans consist of the following:

                                                             September 30,
                                                       ---------------------
                                                           1996         1995
                                                       --------     --------
                                                            (In thousands)
    Real estate mortgage (principally single
     family dwellings, 1-4 units)                      $122,759     $105,367
    Commercial real estate                               62,043       56,489
    Real estate construction                              8,695        5,431
    Commercial                                           12,578       10,055
    Installment                                          27,847       24,376
    Loans held for sale                                     396          897
    Undisbursed proceeds on real estate
     construction                                        (4,461)      (2,240)
    Deferred loan fees, net                                (284)        (202)
    Allowance for loan losses                            (2,364)      (1,800)
                                                       --------     --------
                                                       $227,209     $198,373
                                                       ========     ========

    Accrued interest receivable at September 30, 1996 and 1995 consisted of the following:

                                                           1996         1995
                                                       --------     --------
                                                            (In thousands)
    Loans                                              $ 1,527      $  1,278
    Investment securities                                  634           984
    Mortgage-backed securities                             219           276
                                                       -------      --------
                                                       $ 2,380      $  2,538
                                                       =======      ========


    At September 30, 1996 and 1995, the allowance for uncollected interest amounted to $31,779 and $22,520, respectively.

    Loans serviced for others approximated $136.5 million, $140.1 million, and $145.6 million at September 30, 1996, 1995, and 1994, respectively.

                                                                 (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

    The following summarizes the changes in the allowance for loan losses for the years ended September 30, 1996, 1995, and 1994:

                                      1996     1995     1994
                                    ------   ------   ------
                                         (In thousands)
    Balance at beginning of year    $1,800   $1,655   $1,480
    Provision for loan losses          885      482      523
    Loan chargeoffs                   (567)    (396)    (402)
    Recoveries                         246       59       54
                                    ------   ------   ------
    Balance at end of year          $2,364   $1,800   $1,655
                                    ======   ======   ======


    At September 30, 1996 and 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $478,000 and $0, respectively. There was no specific allowance for credit losses related to the impaired loans as of September 30, 1996. The average recorded investment in impaired loans during the year ended September 30, 1996 was $493,236. The $478,000 impaired balance consists of only one loan and is considered impaired because the borrower declared bankruptcy. Because the loan was not deemed impaired until the end of the year, no interest income has been recognized since the loan became impaired. Large groups of smaller-balance homogenous loans such as residential mortgages and consumer installment loans are not evaluated for impairment individually.

    First Palmetto had nonaccrual loans of approximately $984,000, $823,000, and $722,000, at September 30, 1996, 1995, and 1994, respectively. Foregone interest income related to nonaccrual loans for the years ended September 30, 1996, 1995 and 1994 amounted to $94,868, $58,622 and $62,672, respectively. Interest income recognized on nonaccrual loans for the years ended September 30, 1996, 1995 and 1994 amounted to $52,032, $45,747 and
    $21,603, respectively.

    First Palmetto offers mortgage and consumer loans to its officers, directors and employees for the financing of their personal residences and for other personal purposes. These loans are currently made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features.

    First Palmetto is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.



                                                           (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

    First Palmetto's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of those instruments. First Palmetto uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At September 30, 1996 and 1995, preapproved but unused lines of credit for loans totaled approximately $18.4 million and $16.3 million, standby letters of credit approximated $2.5 million and $1.6 million, and outstanding loan commitments aggregated $945,000 and $2.4 million, respectively. Of these loan commitments, $247,000 and $236,000 are at variable rates and $698,400 and $2.2 million at September 30, 1996 and 1995, respectively at fixed rates ranging from 8.25% to 8.50%. These commitments, including undisbursed proceeds on construction loans, represent no more than the normal lending risk that First Palmetto commits to its borrowers. If these commitments are drawn, First Palmetto will obtain collateral if it is deemed necessary based on management's credit evaluation of the borrower. Management believes that these commitments can be funded through normal operations. First Palmetto is not involved with any other types of financial instruments with off-balance sheet risk.

    First Palmetto grants residential, residential construction, commercial, and installment loans to customers throughout its market area. As reflected in the summary of loans receivable at September 30, 1996, the largest component of First Palmetto's loan portfolio consists of lower-risk single-family, 1-4 unit, residential loans. The higher risk components of the loan portfolio consist of real estate construction, commercial, and installment loans for which repayment is more dependent on current real estate market and general economic conditions.

(7) Real Estate Acquired in Settlement of Loans
    -------------------------------------------

    A comparative summary of real estate acquired in settlement of loans follows:

                                   September 30,
                                  --------------
                                  (In thousands)
                                   1996    1995
                                  -----  ------
      Undeveloped land            $  70  $   93
      Single family residences      162     213
      Commercial property           248     725
                                  -----  ------
                                  $ 480  $1,031
                                  =====  ======

(8) Investments Required by Law
    ---------------------------

    First Palmetto is required by law to invest in stock of a Federal Home Loan Bank (FHLB). No ready market exists for the FHLB stock and it has no quoted market value. This stock is redeemable at $100 per share subject to certain limitations set by the FHLB.

                                                           (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

    Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation. Federal deposit insurance expense amounted to approximately $1.8 million, $618,000, and $521,000 for the years ended September 30, 1996, 1995, and 1994, respectively. On September 30, 1996, First Palmetto was assessed a one time assessment of approximately 65 basis point for every $100 of domestic deposits. The one time assessment amounted to $1.3 million.

(9) Premises and Equipment
    ----------------------

    A comparative summary of premises and equipment follows:

                                                 Accumulated   Net Book
                                         Cost   Depreciation      Value
                                       ------   ------------   --------
                                             (In thousands)
    September 30, 1996:
     Land and improvements             $2,066         $    2     $2,064
     Office buildings and
      improvements                      3,271          1,071      2,200
     Leasehold improvements               856            571        285
     Furniture, fixtures and
      equipment                           742            236        506
     Automobiles                           75             13         62
                                       ------         ------     ------
                                       $7,010         $1,893     $5,117
                                       ======         ======     ======
    September 30, 1995:
     Land and improvements             $1,532         $    1     $1,531
     Office buildings and
      improvements                      2,996          1,207      1,789
     Leasehold improvements               947            594        353
     Furniture, fixtures and
      equipment                         2,139          1,801        338
     Automobiles                           78              6         72
                                       ------         ------     ------
                                       $7,692         $3,609     $4,083
                                       ======         ======     ======

    First Palmetto leases various equipment and land under operating leases expiring on various dates through 2019. Minimum lease commitments under all noncancelable leases are as follows:

      Years ending September 30,     (In thousands)
      --------------------------
              1997                         $145
              1998                          143
              1999                           83
              2000                           47
              2001                           28
              Later years                   147
                                           ----
                                           $593
                                           ====

    Rent expense was $143,443, $121,267, and $97,568 for the years ended September 30, 1996, 1995, and 1994, respectively.


                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(10) Deposits
     --------

     A comparative summary of deposits follows:

                                                         September 30,
                                                   ----------------------
                                                       1996          1995
                                                   --------      --------
                                                        (In thousands)
       Noninterest bearing checking                $ 15,627      $  13,54
       NOWs (1.75% in 1996 and 2.00% in 1995)        29,820         31,68
       MMDAs (3.00% in 1996 and 3.10% in 1995)       26,539         18,53
       Savings (2.50% in 1996 and 1995)              22,057        23,920
                                                   --------      --------
                                                     94,043        87,680
                                                   --------      --------
       Time:
          Less than 3.00%                                33            65
          3.00% to 4.99%                             14,974         17,71
          5.00% to 6.99%                            176,152        152,99
          7.00% to 9.99%                              2,955         8,859
                                                   --------      --------
                                                    194,114       179,633
                                                   --------      --------
                                                   $288,157      $267,313
                                                   ========      ========

       Weighted average cost of deposits
       (as of dates indicated above)                  4.65%        4.56%
                                                   ========     ========

       A summary of time deposits by maturity as of September 30, 1996 follows:

                                                      (In thousands)
         October 1, 1996 - September 30, 1997              $166,684

         October 1, 1997 - September 30, 1998                20,333

         October 1, 1998 - September 30, 1999                 6,210

         After September 30, 1999                               887
                                                           --------
            Total time deposits                            $194,114
                                                           ========

     At September 30, 1996 and 1995, the aggregate amount of time deposits of $100,000 or more amounted to $50.8 million and $39.6 million respectively.

     Interest expense on deposits consists of the following:

                                      Years ended September 30,
                                 -------------------------------
                                    1996         1995       1994
                                 -------      -------     ------
                                          (In thousands)
     NOWs and MMDAs              $ 1,378      $ 1,233     $  679
     Savings                         586          641        491
     Certificates of Deposit      10,365        8,505      5,831
                                 -------      -------     ------
                                 $12,329      $10,379     $7,001
                                 =======      =======     ======

     At September 30, 1996, approximately $497,000 in interest-bearing balances in other banks and $25.0 million in investment securities were pledged to secure public deposits and deposits of individuals.

                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(11) FHLB Advances
     -------------

     FHLB advances consist of the following:

                                              September 30,
         Maturity               Interest    -----------------
           Date                     Rate       1996      1995
         --------              ---------    -------   -------
                                          (In thousands)
         January 7, 1996           5.88%    $     -   $10,000
         January 28, 1996          5.97%          -     2,000
         March 31, 1996            4.42%          -       667
         April 28, 1996            4.37%          -       333
         September 19, 1996        6.75%          -     2,000
         September 21, 1996        6.75%          -     1,500
         February 24, 1997         5.40%        500       500
         March 11, 1997            5.45%      1,000     2,000
         April 28, 1997            4.67%        250       500
         June 1, 1997              5.01%      1,000     2,000
         June 5, 1997              5.86%      5,000     5,000
         July 27, 1997             5.25%      1,000     1,000
         December 11, 1997         5.66%      5,000         -
         January 29, 1998          5.32%      2,000         -
         March 31, 1998            5.03%        400       600
         April 28, 1998            4.98%        400       600
         January 8, 1999           5.27%     10,000         -
         February 25, 1999         5.30%      1,500     2,000
         April 28, 1999            5.23%        500       667
         July 27, 1999             5.82%      1,000     1,000
         July 27, 2000             6.02%      1,000     1,000
         January 29, 2001          5.69%      2,000         -
                                            -------   -------
                                            $32,550   $33,367
                                            =======   =======

     At September 30, 1996, all stock in the FHLB, and a blanket lien on certain first mortgage loans secured by one to four unit single-family dwellings were pledged as collateral to secure these advances.



                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(12) Income Taxes
     ------------

     As discussed in note 1(k), First Palmetto adopted SFAS No. 109 as of October 1, 1993. The cumulative effect of this change in accounting for income taxes of $243,270 was determined as of October 1, 1993 and is reported separately in the consolidated statement of income for the year ended September 30, 1994.

     Income tax expense consists of the following:

                          Years ended September 30,
                        ----------------------------
                          1996       1995       1994
                        ------     ------     ------
                               (In thousands)
       Current:
          Federal       $1,725     $1,295     $1,112
          State             76          -         77
                        ------     ------     ------
                         1,801      1,295      1,189
                        ------     ------     ------
       Deferred:
          Federal         (516)         3         (4)
          State            (90)         2          -
                        ------     ------     ------
                          (606)         5         (4)
                        ------     ------     ------
                        $1,195     $1,300     $1,185
                        ======     ======     ======

     The income tax expense of First Palmetto for the years ended September 30, 1996, 1995, and 1994 was different from the amount computed by applying the federal income tax rate to income before income taxes because of the following:

                                         Years ended September 30,
                                        --------------------------
                                          1996      1995      1994
                                        ------    ------    ------
                                          (Dollars in thousands)
       Income tax expense at
        federal rate                    $1,091    $1,244    $1,091
       Increase in income taxes
        resulting from:
          State income tax expense,
           net of federal income tax
           benefit                           -         1        51
          Other, net                       104        55        43
                                        ------    ------    ------
                                        $1,195    $1,300    $1,185
                                        ======    ======    ======

       Effective tax rate                 37.3%     35.5%     36.9%
                                        ======    ======    ======




                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, 1996, 1995 and 1994 are presented below:

                                                      September 30,
                                                 ---------------------
                                                   1996           1995
                                                 ------          -----
                                                     (In thousands)
     Deferred tax assets:
       Provision for loan losses                 $  425          $ 289
       Net fees deferred for financial
        reporting                                   114            127
       Accrued vacation pay                          28             56
       Special FDIC assessment                      472              -
       Other                                         12             26
                                                 ------          -----
          Total gross deferred tax assets         1,051            498
                                                 ------          -----

     Deferred tax liabilities:
       FHLB stock basis over tax basis              315            315
       Depreciation                                  32             40
       Unrealized gains on securities               159            181
       Other                                          -              -
                                                 ------          -----
          Total gross deferred tax liability        506            536
                                                 ------          -----
           Net deferred tax asset (liability)    $  545          $ (38)
                                                 ======          =====

     No valuation allowance for deferred tax assets was required at September 30, 1996, 1995 and 1994. A portion of the change in the net deferred tax asset/(liability) relates to the unrealized gains and losses on securities available-for-sale. Under SFAS No. 115 the related deferred tax expense of $23,000 has been recorded directly to shareholders' equity. The balance of the change in the deferred tax asset/(liability) results from the current period deferred tax expense of $606,000. The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods, and the utilization of tax-planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported based upon these criteria.

     Under the Internal Revenue Code (the Code), the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permit First Palmetto to deduct from taxable income an allowance for bad debts based on the greater of a percentage (8%) of taxable income before such deduction or actual loss experience. For all three years, the percentage of taxable income method was used. For tax years beginning after 1995, this method has been repealed. In future years, First Palmetto must use the "Bank" experience method or the specific charge-off method. First Palmetto is required to recapture into taxable income the portion of it's bad debt reserves that exceeds its base year reserves. The amount of bad debt reserves subject to recapture over six years for the Bank is $1.2 million. The base year reserves of $4.6 million will not be subject to recapture unless the bad debt reserves are used for purposes other than to absorb bad debt losses.

                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

     Income tax returns for 1993 and subsequent years are subject to examination by the taxing authorities.

(13) Stockholders' Equity
     --------------------

     Federal regulations require savings institutions to have minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum core capital ratio equal to 3.0% of adjusted total assets, and risk-based capital equal to 8.0% of risk-weighted assets. As of September 30, 1996, First Palmetto has regulatory tangible capital equal to 4.8% of total adjusted assets, regulatory core capital equal to 5.0% of total adjusted assets, and risk-based capital equal to 10.1% of risk-weighted assets.

     The following table sets forth the Bank's capital position relative to its various minimum regulatory capital requirements at September 30, 1996:


                                                         Percent of
                                              Amount     Assets (a)
                                             -------     ----------
                                             (Dollars in thousands)
       Tangible Capital                      $16,222            4.8%
       Tangible Capital Requirement            5,106            1.5
                                             -------     ----------
         Excess                              $11,116            3.3%
                                             =======     ==========

       Core Capital                          $17,070            5.0%
       Core Capital Requirement               10,237            3.0
                                             -------     ----------
         Excess                              $ 6,833            2.0%
                                             =======     ==========

       Risk-Based Capital (i.e., Core and
        Supplementary Capital)               $19,434           10.1%
       Risk-Based Capital Requirement         15,377            8.0
                                             -------     ----------
         Excess                              $ 4,057            2.1%
                                             =======     ==========

       (a) Percent of adjusted total assets for the purposes of the tangible and core capital requirements and risk-weighted assets for the purpose of the risk-based requirement.

(14) Pension Plan
     ------------

     First Palmetto has a noncontributory pension plan for substantially all employees. Contributions are 8% of each active participant's compensation for the year plus 5.7% of each active participant's compensation for the year over $10,000. First Palmetto's expense related to the plan amounted to $300,000, $325,000, and $312,000 for the years ended September 30, 1996,
     1995, and 1994, respectively.



                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(15) Stock Option Plan
     -----------------

     Options under the First Palmetto Financial Corporation's 1990 Stock Option Plan (the 1990 Plan) may be granted to employees at an exercise price equal to the fair market value of the stock on the date of the grant and shall be exercisable within ten years from the date of the grant. In the case of an employee who owns more than 10% of First Palmetto's outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and shall not be exercisable after the expiration of five years from the date it is granted. Option shares may be paid for in cash, shares of common stock, or a combination of both. An aggregate of 66,459 additional shares of common stock have been reserved for issuance under this plan. At September 30, 1996, no options had been granted under this plan.

(16) Fair Value of Financial Instruments
     -----------------------------------

     Fair value estimates, methods, and assumptions as of September 30, 1996 and 1995 for First Palmetto are set forth below and are subject to the following limitations.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do no reflect any premium or discount that could result from offering for sale at one time First Palmetto's entire holdings of a particular financial instrument. Because no market exists for a portion of First Palmetto's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business. The value of assets and liabilities that are not considered financial assets or liabilities including the mortgage banking operation, deferred tax liabilities, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.



                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

     First Palmetto's fair value methods and assumptions are as follows:

     - Cash and due from banks, interest-bearing balances in other banks, certificates of deposit in other banks, accrued interest receivable, and FHLB stock - the carrying value is a reasonable estimate of fair value.

     - Available-for-sale securities, investment securities, and mortgage-backed securities - fair value is based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available.

     - Loans - fair value for fixed and adjustable rate loans is estimated based upon discounted future cash flows using discount rates comparable to rates currently offered for such loans.

     - Deposits - the fair value of time deposits is estimated using rates currently offered for deposits of similar remaining maturities. The fair value of all other deposit account types is the amount payable on demand at year-end.

     - FHLB advances - fair value is estimated based on the current rates offered to First Palmetto for debt of the same remaining maturities.

     - Commitments to extend credit and standby letters of credit - First Palmetto's variable rate credit commitments are subject to minimal interest rate risk exposure since the rates periodically (generally one year or less) adjust to market. Fixed rate loan commitments do not represent significant interest rate risk exposure as these loans are typically sold.

     Based on the limitations, methods, and assumptions noted above, the estimated fair values of First Palmetto's financial instruments are as follows:

                                                           Carrying       Fair
                                                             Amount      Value
                                                           --------   --------
                                                              (In thousands)
     September 30, 1996:
       Financial assets:
          Cash and due from banks                          $  8,867   $  8,867
          Interest-bearing accounts in other banks           13,649     13,649
          Certificates of deposit in other banks                399        399
          Available-for-sale securities                         997        997
          Investment securities                              46,607     47,096
          Mortgage-backed securities                         33,010     32,788
          Loans                                             227,209    229,849
          Accrued interest receivable                         2,380      2,380
          FHLB stock                                          2,122      2,122

       Financial liabilities:
          Deposits                                          288,157    288,415
          FHLB advances                                      32,550     32,176


                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                                           Carrying       Fair
                                                             Amount      Value
                                                           --------   --------
                                                              (In thousands)
     September 30, 1995:
       Financial assets:
          Cash and due from banks                          $ 10,194   $ 10,194
          Interest-bearing accounts in other banks            2,785      2,785
          Certificates of deposit in other banks                399        399
          Available-for-sale securities                       1,039      1,039
          Investment securities                              57,389     58,259
          Mortgage-backed securities                         39,410     39,420
          Loans                                             198,373    200,602
          Accrued interest receivable                         2,538      2,538
          FHLB stock                                          2,122      2,122

       Financial liabilities:
          Deposits                                          267,313    267,771
          FHLB advances                                      33,367     33,183




                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(17) Summary of Quarterly Income Statement Information (Unaudited)
     -------------------------------------------------------------

     A summary of quarterly income statement information for the years ended September 30, 1996 and 1995 follows:

                                           (Dollars in thousands, except per share amounts)
                                                     Year ended September 30, 1996
                                       ---------------------------------------------------------
                                                          Three months ended
                                       ---------------------------------------------------------
                                       December 31       March 31        June 30    September 30
                                       -----------       --------        -------    ------------
     Interest income                        $6,357         $6,521         $6,510         $6,628
     Interest expense                        3,568          3,585          3,480          3,553
                                       -----------       --------        -------    ------------

       Net interest income                   2,789          2,936          3,030          3,075

     Provision for loan losses                  75            145             75            590
                                       -----------       --------        -------    ------------
        Net interest income after
         provision for loan losses           2,714          2,791          2,955          2,485

     Other income                              508            776            480            491
     Other expense                           2,086          2,107          2,282          3,518
                                       -----------       --------        -------    ------------

     Income (loss) before income taxes       1,136          1,460          1,153           (542)
     Income taxes (benefit)                    400            514            407           (126)
                                       -----------       --------        -------    ------------

        Net income (loss)                   $  736         $  946         $  746         $ (416)
                                       ===========       ========        =======    ============

     Per share data
       Net income (loss)                     $1.06          $1.37          $1.08          $(.61)
                                       ===========       ========        =======    ============


                                           (Dollars in thousands, except per share amounts)
                                                     Year ended September 30, 1995
                                       ---------------------------------------------------------
                                                          Three months ended
                                       ---------------------------------------------------------
                                       December 31       March 31        June 30    September 30
                                       -----------       --------        -------    ------------
     Interest income                        $5,152         $5,506         $5,857          $6,280
     Interest expense                        2,611          3,038          3,316           3,518
                                       -----------       --------        -------    ------------

       Net interest income                   2,541          2,468          2,541           2,762

     Provision for loan losses                  95             75            100             212
                                       -----------       --------        -------    ------------
       Net interest income after
        provision for loan losses            2,446          2,393          2,441           2,550

     Other income                              449            407            629             479
     Other expense                           1,797          1,962          2,192           2,185
                                       -----------       --------        -------    ------------

     Income before income taxes              1,098            838            878             844
     Income taxes                              388            292            309             311
                                       -----------       --------        -------    ------------

       Net income                           $  710         $  546         $  569          $  533
                                       ===========       ========        =======    ============

     Per share data
       Net income                            $1.02           $.79           $.83            $.76
                                       ===========       ========        =======    ============




                                                            (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(18) Parent Company Financial Data
     -----------------------------

     The primary asset of First Palmetto (the Parent Company) is its investment in the Bank and its principal sources of income are dividends from the Bank and equity in undistributed net income of the Bank. Certain regulatory and other requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends which can be paid to the Parent Company. At September 30, 1996, the Bank had available undivided profits of approximately $3.3 million for payments of dividends without obtaining prior regulatory approval.

     The following is a summary of selected financial information for the Parent
     Company:

                       Statements of Financial Condition
                       ---------------------------------

                                                               September 30,
                                                            -----------------
                                                               1996      1995
                                                            -------   -------
                                                              (In thousands)
       Assets
       ------
       Cash on deposit with subsidiary                      $   297   $   285
       Available-for-sale securities                            997     1,039
       Investment in subsidiary                              19,063    18,185
                                                            -------   -------
          Total assets                                      $20,357   $19,509
                                                            =======   =======

       Liabilities
       Deferred taxes                                       $   149   $   164
                                                            -------   -------
          Total liabilities                                     149       164
                                                            -------   -------

       Stockholders' equity
       --------------------
       Common stock                                               7         7
       Additional paid-in capital                             6,080     6,080
       Retained earnings, substantially restricted           14,474    13,570
       Unrealized gain on available-for-sale
       securities                                               272       309
       Treasury stock, at cost                                 (625)     (621)
                                                            -------   -------
          Total stockholders' equity                         20,208    19,345
                                                            -------   -------
          Total liabilities and stockholders'
          equity                                            $20,357   $19,509
                                                            =======   =======

                               Statements of Income
                               --------------------

                                                   Years ended September 30,
                                                  --------------------------
                                                    1996      1995      1994
                                                  ------    ------    ------
                                                       (In thousands)
       Dividends from subsidiary                  $1,100    $  950    $1,300
       Equity in undistributed
       net income of subsidiary                      889     1,392       964
       Other income                                   35        36        17
                                                  ------    ------    ------
          Total income                             2,024     2,378     2,281
       Expenses                                       12        20        14
                                                  ------    ------    ------
          Net income                              $2,012    $2,358    $2,267
                                                  ======    ======    ======

                                                   (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                            Statements of Cash Flows
                            ------------------------

                                                           Years ended September 30,
                                                    ------------------------------------
                                                       1996           1995          1994
                                                    -------        -------        ------
                                                               (In thousands)
     Cash flows from operating activities:
      Net income                                    $ 2,012        $ 2,358        $2,267
      Adjustments to reconcile net
       income to net cash provided by
       operating activities:
            Equity in undistributed net
             income of subsidiary                      (889)        (1,392)         (964)
                                                    -------        -------        ------
      Net cash provided by operating
       activities                                     1,123            966         1,303
                                                    -------        -------        ------

     Cash flows from investing
      activities:
      Purchase of available-for-sale
       securities                                         -              -          (435)
      Proceeds from sale of available-
       for-sale securities                                -              -            13
                                                    -------        -------        ------
      Net cash used in investing
       activities                                         -              -          (422)
                                                    -------        -------        ------

     Cash flows from financing
      activities:
      Proceeds from stock options
       exercised                                          -              -           191
      Purchase of common stock                           (4)            (7)           (2)
      Dividends paid to stockholders                 (1,108)          (970)         (867)
                                                    -------        -------        ------
      Net cash used in financing
       activities                                    (1,112)          (977)         (678)
                                                    -------        -------        ------

     Net increase (decrease) in cash
      and cash equivalents                               11            (11)          203
     Cash and cash equivalents at
      beginning of year                                 285            296            93
                                                    -------        -------        ------

     Cash and cash equivalents at
      end of year                                   $   296        $   285        $  296
                                                    =======        =======        ======

     Supplemental schedule of noncash
      financing activities:
            Decrease in unrealized gain
             on available-for-sale
             securities of subsidiary               $     -        $     -        $  322
            Unrealized gain on available-
             for-sale securities of
             parent company (net of tax
             effect of $20)                             (37)           172           108

                                                          (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(19) Commitments and Contingencies
     -----------------------------

     First Palmetto is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material effect on First Palmetto's financial position, results of operations or liquidity.

     The average Federal Reserve balance requirement as of September 30, 1996 was $923,000.

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
First Palmetto Financial Corporation
Camden, South Carolina

We have audited the accompanying consolidated statements of financial condition of First Palmetto Financial Corporation and subsidiary (First Palmetto) as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of First Palmetto's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Palmetto Financial Corporation and subsidiary at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1(k) to the consolidated financial statements, First Palmetto adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on October 1, 1993.


/s/ KPMG Peat Marwick, LLP


November 22, 1996

                      FIRST PALMETTO FINANCIAL CORPORATION



                   BOARD of DIRECTORS and EXECUTIVE OFFICERS



DIRECTORS                                        EXECUTIVE OFFICERS

H. Davis Green, Jr.                              H. Davis Green, Jr.
Chairman of the Board of First Palmetto          Chairman of the Board
H. Davis Green, Jr. Appraisals
Camden, South Carolina

Samuel R. Small                                  Samuel R. Small
Chief Executive Officer,                         President and Chief
First Palmetto Savings Bank, F.S.B.              Executive Officer
Camden, South Carolina

Steve G. Williams, Jr.                           Steve G. Williams, Jr.
Senior Vice President and Treasurer,             Senior Vice-President and
First Palmetto Savings Bank, F.S.B.              Treasurer
Camden, South Carolina

Pierce W. Cantey, Jr.                            Darlene H. Love
Managing Partner,                                Secretary
Carswell, Cantey, Burch and Associates, LLP
Camden, South Carolina

William R. Clyburn
President, Bill Clyburn Realty, Inc.
Kershaw, South Carolina

James L. Creed
Timber Company Executive (Retired),
D.J. Creed and Son, Inc.
Camden, South Carolina

Frank Goodale
Merchant, F.D. Goodale, Jeweler
Camden, South Carolina

Donald H. Holland
Attorney, Holland, DuBose and Cushman
Camden, South Carolina

Charlie E. Nash
President, Charlie E. Nash Insurance Agency, Inc.
Camden, South Carolina

Glenn G. Tucker
Publisher, Camden Chronicle-Independent
Camden, South Carolina

DIRECTOR EMERITUS

H. B. Marshall, Jr.
Agent, New York Life Insurance Company
Camden, South Carolina

Austin M. Sheheen, Sr.
Business Executive (Retired), Sheheen Texaco
Camden, South Carolina

William F. Tripp, Jr.
Plant Manager (Retired), E. I. DuPont
Camden, South Carolina

                      FIRST PALMETTO FINANCIAL CORPORATION

                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS
First Palmetto Financial Corporation
407 DeKalb Street
Camden, South Carolina  29020
Telephone (803) 432-1416

STOCK TRANSFER AGENT
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

INDEPENDENT ACCOUNTANTS
KPMG Peat Marwick
Suite 2800
Two First Union Center
Charlotte, North Carolina 28282-8290

LEGAL COUNSEL
Holland, DuBose and Cushman
718 Lafayette Avenue
Camden, South Carolina  29020

Savage, Royall and Sheheen
1111 Church Street
Camden, South Carolina  29020

BRANCH OFFICES
921 Bay Street, Beaufort, South Carolina  29902
104 East Church Street, Bishopville, South Carolina  29010
2310 North Broad Street, Camden, South Carolina  29020
3932 Forest Drive, Columbia, South Carolina  29206
9221 Two Notch Road, Columbia, South Carolina  29223
266 Cashua Street, Darlington, South Carolina  29532
Highway #1, Elgin, South Carolina  29045
10540 Two Notch Road, Elgin, South Carolina  29045
7327 St. Andrews Road, Irmo, South Carolina  29063
301 Hampton Street, Kershaw, South Carolina 29067
977 North Main Street, Lancaster, South Carolina 29721
Highway #1, Lugoff, South Carolina  29078
111 North Brooks Street, Manning, South Carolina  29102
210 North Pearl Street, Pageland, South Carolina   29728

SUBSIDIARY
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

EMPLOYEES
At September 30, 1996 First Palmetto employed 137 persons.

COMMON STOCK INFORMATION
------------------------

  At September 30, 1996, First Palmetto had 693,010 shares of common stock outstanding held by approximately 396 shareholders.

    At the present time, there is no established public trading market in which shares of First Palmetto's common stock are regularly traded, nor are there any uniformly quoted prices for such shares. The following is the known range of high and low sales prices for the common stock for the two most recent years.


                                  October 1, 1995 to       October 1, 1994 to
Stock Data-Per Share              September 30, 1996       September 30, 1995
--------------------              ------------------       ------------------
Sales Price (Estimated)
 High                                    $27.00                  $28.00
 Low                                     $33.00                  $27.00
 Book Value at September 30              $29.16                  $27.90
 Cash Dividend                           $ 1.60                  $ 1.40

FORM 10-K INFORMATION
---------------------

    A copy of Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request made to First Palmetto's corporate headquarters, attention Darlene Love, Secretary.