Form 10-K405, Exhibit 13
period 1997-09-30
FIRST PALMETTO FINANCIAL CORP
filed 1997-12-30
CIK 864927

                                  EXHIBIT 13

                                 Annual Report

                                 ANNUAL REPORT

                              September 30, 1997



                     FIRST PALMETTO FINANCIAL CORPORATION

                               TABLE of CONTENTS




Letter to Stockholders                                                                        1


FIRST PALMETTO FINANCIAL CORPORATION
------------------------------------

 The Company                                                                                  2

 Selected Consolidated Financial and Other Data                                             2-3

 Management's Discussion and Analysis of Financial Condition and Results of Operations     4-15

 Consolidated Financial Statements
   Consolidated Statements of Financial Condition                                            16
   Consolidated Statements of Income                                                         17
   Consolidated Statements of Stockholders' Equity                                           18
   Consolidated Statements of Cash Flows                                                  19-20
   Notes to Consolidated Financial Statements                                             21-41

 Independent Auditors' Report                                                                42

 Board of Directors and Executive Officers                                                   43

 Corporate Information                                                                       44

 Common Stock Information                                                                    45

Dear First Palmetto Stockholder:


We are happy to report to you that First Palmetto again had a very successful year. Our earnings were a record $3.33 million or $4.80 per share. This is compared to our previous year's earnings of $2 million or $2.90 per share. You may recall from the previous year's report, however, that those earnings were impacted by a one-time recapitalization fee charged by the F.D.I.C. that had an $813,000 negative effect on earnings.


Financial highlights for fiscal 1997 were:


     Assets increased to $372.9 million from $344.5 million, an increase of 8.2%.

     Loans increased to $252.3 million from $227.2 million, an increase of 11%.

     Our dividend paid was $1.90 per share up from $1.60 per share paid in the previous year.


We have continued our ongoing process of looking for opportunities for growth and during the fiscal 1997, we opened our new office in Lexington. We also acquired a new office location in North Myrtle Beach which was opened December 1, 1997.

We have continued our commitment to staying in the forefront technologically and we completed and opened our new operations center at the corner of Broad and DeKalb streets in Camden. These new quarters will give us the space and ability to continue to fulfill our intention to insure your institution is ready to meet the technological challenges of the next century.

We have been able to maintain high quality in our asset portfolio and our nonperforming assets at September 30, 1997, were $1.31 million or .35% of total assets compared to $1.46 million or .43% of total assets at September 30, 1996. Our loan loss reserves were $3.0 million at September 30, 1997, compared to $2.4 million at September 30, 1996.

We are very pleased with the financial condition and the results of operations of First Palmetto and look forward to the continuing successful operations of your Bank. The staff and directors of First Palmetto are committed to share enhancement by providing excellent service to our customers and by staying actively involved in the communities we serve.



                                        Very truly yours,

                                        Samuel R. Small, President and
                                        Chief Executive Officer

                     FIRST PALMETTO FINANCIAL CORPORATION


THE COMPANY


   First Palmetto Financial Corporation ("First Palmetto") is a holding company organized to provide ownership for First Palmetto Savings Bank, F.S.B. (the "Bank"), a wholly owned subsidiary. The Bank is a federally chartered stock savings bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Bank is regulated by the Office of Thrift Supervision ("OTS"). The Bank's business is conducted through its home office located in Camden, South Carolina and through fifteen branch offices in other South Carolina locations of Beaufort, Bishopville, Camden, Columbia, Darlington, Elgin, Irmo, Kershaw, Lancaster, Lexington, Lugoff, Manning, Pageland and Pontiac.

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


Consolidated Financial Condition Data

                                                       At September 30,
                                       ------------------------------------------------
                                         1997      1996      1995      1994      1993
                                       --------  --------  --------  --------  --------
                                                        (In thousands)
Assets                                 $372,948  $344,547  $323,183  $278,056  $226,370
Loans, net                              252,336   227,209   198,373   163,649   158,551
Cash and investment securities (a)       74,030    70,519    71,807    72,826    34,232
Mortgage-backed securities               32,367    33,010    39,410    31,159    25,466
Deposits                                320,769   288,157   267,313   225,417   189,334
Federal Home Loan Bank
  ("FHLB") advances                      27,233    32,550    33,367    31,000    17,000
Stockholders' equity, substantially
  restricted                             22,855    20,208    19,345    17,804    16,429

(a) Includes cash and due from banks, interest-bearing deposits in other banks, certificates of deposit in other banks, available-for-sale securities and investment securities.

                      FIRST PALMETTO FINANCIAL CORPORATION



   Summary of Operations-The following table summarizes First Palmetto's results of operations for the periods indicated:

                                                     Years Ended September 30,
                                          ------------------------------------------------
                                              1997      1996      1995      1994      1993
                                          --------  --------  --------  --------  --------
                                                           (In thousands)
Interest income                           $27,902   $26,016   $22,794   $16,890   $15,497
Interest expense                           15,025    14,186    12,483     8,213     7,376
                                          -------   -------   -------   -------   -------
Net interest income                        12,877    11,830    10,311     8,677     8,121
Provision for loan losses                   1,428       885       482       523       720
                                          -------   -------   -------   -------   -------
Net interest income after provision
  for loan losses                          11,449    10,945     9,829     8,154     7,401
Other income                                2,636     2,255     1,934     1,651     1,466
Other expense                               8,846     9,993     8,105     6,597     5,958
                                          -------   -------   -------   -------   -------
Income before income taxes                  5,239     3,207     3,658     3,208     2,909
Income taxes                                1,909     1,195     1,300     1,184     1,137
Cumulative effect of change
 in accounting principle                        -         -         -       243         -
                                          -------   -------   -------   -------   -------
Net income                                $ 3,330   $ 2,012   $ 2,358   $ 2,267   $ 1,772
                                          =======   =======   =======   =======   =======

Financial Ratios

                                                     Years Ended September 30,
                                          -----------------------------------------------
                                             1997      1996      1995      1994      1993
                                          -------   -------   -------   -------   -------
Return on assets (net income divided

  by average total assets)                    .93%      .61%      .78%      .90%      .81%

Return on equity (net income divided
  by average equity)                        15.68%    10.33%    13.17%    13.25%    11.27%

Equity-to-assets ratio (average equity
  divided by average total assets)           6.00%     5.87%     5.90%     6.79%     7.17%

Net income per share                      $  4.80   $  2.90   $  3.40   $  3.36   $  2.65

Book value per share                      $ 32.28   $ 29.16   $ 27.90   $ 25.68   $ 24.51

Dividends per share                       $  1.90   $  1.60   $  1.40   $  1.25   $  1.10

                     FIRST PALMETTO FINANCIAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS of OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, COMPARED with the FISCAL YEAR ENDED SEPTEMBER 30, 1996

   Net income for the fiscal year ended September 30, 1997, was $3.3 million as compared to $2.0 million for the preceding fiscal year. Net income increased by $1.3 million or 65.5%.

   The primary reason for the increase in net income was a one-time special assessment by the FDIC during the fiscal year ending September 30, 1996, in the amount of $1.3 million ($813,000 net of income tax) to recapitalize the Savings Association Insurance Fund (SAIF). This one-time charge resulted in total insurance premiums for the 1996 fiscal year in the amount of $1.8 million as compared to $289,000 for the current fiscal year.

   Net interest income for fiscal 1997 equaled $12.9 million as compared to $11.8 million for the fiscal year ended September 30, 1996. The increase of 8.9% amounted to $1.1 million. Other income for fiscal 1997 was $2.6 million as compared to $2.3 million for fiscal 1996 while other expense for the respective fiscal years were $8.8 million and $10.0 million. A more detailed discussion of the comparative years follows.

   Net interest income increased by $1.1 million or 8.9%. The primary reason for the increase in net interest income was an increase in average interest-earning assets for fiscal 1997 of approximately $23.7 million. The yield on interest-earning assets was relatively constant, decreasing only .03%. Average cost of funds increased during the year from 4.82% during the year ended September 30, 1996 to 4.83% during the year ended September 30, 1997. Interest rate spread decreased to 3.51% as compared to 3.55% for the previous year.

   Total interest income for fiscal 1997 was $27.9 million, up $1.9 million or 7.2% from $26.0 million for fiscal 1996. The primary reason for the increase was an increase in average interest-earning assets due to an increase in loan demand mainly in commercial real estate and in 1-4 family real estate loans. The average yield on interest earning assets decreased slightly to 8.34% for fiscal 1997 versus 8.37% for fiscal year 1996.

   Total interest expense for fiscal 1997 was $15.0 million compared to $14.2 million for fiscal 1996. The increase of $839,000 represented a 5.9% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of deposits received by offering highly competitive rates in targeted markets. Cost of funds remained stable at 4.83% for the 1997 period as compared to 4.82% for the 1996 period. Average interest-bearing liabilities were $311.0 million at September 30, 1997 as compared to $294.2 million at September 30, 1996.

Average Balances, Interest and Average Yields
---------------------------------------------


  The following table sets forth certain information relating to First Palmetto's average balance sheets and reflects the average yields on assets and average costs of liabilities for the periods indicated and the average yields earned and rates paid at September 30, 1997. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.


                                                                     Years Ended September 30,
                             -----------------------------------------------------------------------------------------
                                         1997                          1996                          1995
                                       --------                      --------                      --------
                                                 Average                       Average                       Average
                             Average              Yield/   Average              Yield/   Average              Yield/
                             Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                             --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                      (Dollars in thousands)
Interest-earning assets:

 Loans (1)                   $240,224   $21,576     8.98%  $212,955   $19,477     9.15%  $178,475   $15,949     8.94%
 Interest-earning deposits     15,411     1,000     6.49      9,619       694     7.21      7,856       485     6.17
 Investment securities (2)     46,632     3,163     6.78     51,882     3,411     6.57     58,997     3,684     6.24

 Mortgage-backed securities    32,249     2,163     6.71     36,365     2,434     6.69     39,604     2,676     6.76
                             --------   -------     ----   --------   -------     ----   --------   -------     ----

  Total interest-earning
   assets                     334,516    27,902     8.34    310,821    26,016     8.37    284,932    22,794     8.00
                                        -------     ----              -------     ----              -------     ----

Noninterest-earning assets     19,061                        21,127                        18,286
                             --------                      --------                      --------
  Total assets               $353,577                      $331,948                      $303,218
                             ========                      ========                      ========

                                   At September
                                       1997
                             ----------------------

                             Balance           Rate
                             --------          ----
                             (Dollars in Thousands)
Interest-earning assets:      $252,336         8.84%
                                18,484         5.39
 Loans (1)                      48,825         6.63
 Interest-earning deposits      32,367         6.70
 Investment securities (2)    --------         ----
                               352,012         8.13
 Mortgage-backed securities                    ----

  Total interest-earning        20,936
   assets                     --------
                              $372,948
Noninterest-earning assets    ========

  Total assets


(1) Average balances include non-accrual loans.
(2) Includes available-for-sale securities.

                                                             Years Ended September 30,
                             -------------------------------------------------------------------------------------------------------

                                         1997                          1996                          1995
                                       --------                      --------                      --------
                                                 Average                       Average                       Average


                             Average              Yield/   Average              Yield/   Average              Yield/
                             Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                             --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                  (Dollars in thousands)
Interest-bearing
 liabilities:

  Interest-bearing demand
   deposits (1)              $ 56,923   $ 1,487     2.61%  $ 54,503   $ 1,378     2.53%  $ 45,956   $ 1,233     2.68%
  Savings deposits             22,151       562     2.54     23,181       586     2.53     22,939       641     2.79
  Time deposits               203,052    11,369     5.60    183,357    10,365     5.65    165,717     8,505     5.13

  FHLB borrowings              28,906     1,607     5.56     33,202     1,857     5.59     37,314     2,104     5.64
                             --------   -------     ----   --------  --------  -------   --------  --------  -------
   Total interest-bearing
    liabilities               311,032    15,025     4.83    294,243    14,186     4.82    271,926    12,483     4.59
                             --------   -------     ----   --------  --------  -------   --------  --------  -------
Noninterest-bearing
 liabilities:
  Noninterest demand
   deposits                    19,886                        15,585                        10,864                  -
  Other                         2,149                         2,645                         2,524                  -
                             --------                      --------                      --------
   Total liabilities          333,067                       312,473                       285,314
Stockholders' equity           20,510                        19,475                        17,904
                             --------                      --------                      --------
   Total liabilities and
    stockholders' equity     $353,577                      $331,948                      $303,218
                             ========                      ========                      ========
Net interest income                     $12,877                       $11,830                       $10,311
                                        =======                      ========                      ========

Interest rate spread                                3.51%                         3.55%                         3.41%
                                                    ====                       =======                       =======

Net yield on average
 interest-earning

 assets                                             3.85%                         3.81%                         3.62%
                                                    ====                       =======                       =======

Ratio of average
 interest-earning
 assets to average
  interest-bearing

 liabilities                                        1.08%                         1.06%                         1.05%
                                                    ====                       =======                       =======

                                      At September
                                          1997
                                 ---------------------

                                 Balance         Rate
                                 -------         ----
                                (Dollars in thousands)
Interest-bearing
 liabilities:

  Interest-bearing demand
   deposits (1)                  $ 57,222        2.72%
  Savings deposits                 22,038        2.54
  Time deposits                   218,964        5.65

  FHLB borrowings                  27,233        5.81
                                 --------        ----
   Total interest-bearing
    liabilities                   325,457        4.92
                                 --------        ----
Noninterest-bearing
 liabilities:
  Noninterest demand
   deposits                        22,545
  Other                             1,882
                                 --------
   Total liabilities              349,884
Stockholders' equity               23,064
                                 --------
   Total liabilities and
    stockholders' equity         $372,948
                                 ========
Net interest income


Interest rate spread                       3.21%
                                           ====

Net yield on average
 interest-earning
 assets


Ratio of average
 interest-earning
 assets to average
  interest-bearing
 liabilities


  (1)  Includes NOW's and MMDA

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

                                                            Years Ended September 30,
                                      ----------------------------------------------------------------------
                                              1997 vs. 1996                         1996 vs. 1995
                                      ------------------------------        --------------------------------
                                         Increase (Decrease)                      Increase (Decrease)
                                               Due to                                   Due to
                                      ------------------------------        --------------------------------
                                       Volume       Rate      Total         Volume      Rate        Total
                                      ---------  ----------  -------        -------  ------------  -------
                                                              (In thousands)
Interest income:
 Loans                                  $2,472      $(373)  $2,099          $3,119      $409        $3,528
 Investment securities                    (350)       102     (248)           (457)      184          (273)
 Mortgage-backed securities               (275)         4     (271)           (218)      (24)         (242)
 Other                                     397        (91)     306             118        91           209
                                        ------      -----   ------          ------      ----        ------

Total interest-earning assets            2,244       (358)   1,886           2,562       660         3,222
                                        ------      -----   ------          ------      ----        ------


Interest expense:
 Deposits                                  999         90    1,089           1,286       664         1,950
 FHLB advances                            (239)       (11)    (250)           (230)      (17)         (247)
                                        ------      -----   ------          ------      ----        ------

Total interest-bearing liabilities         760         79      839           1,056       647         1,703
                                        ------      -----   ------          ------      ----        ------

Net interest income                     $1,484      $(437)  $1,047          $1,506      $ 13        $1,519
                                        ======      =====   ======          ======      ====        ======

                     FIRST PALMETTO FINANCIAL CORPORATION


   The provision for loan losses for fiscal 1997 was $1.4 million compared to $885,000 for the preceding year. The increased provision for loan losses resulted from the higher level of loans outstanding and the continuing shift in the loan mix from lower risk residential lending to higher risk consumer and commercial lending. Net charge-offs to the allowance for loan losses were $783,000 during the fiscal year ended September 30, 1997, as compared to $321,000 for the year ended September 30, 1996. The balance in the allowance for loan losses at September 30, 1997 was $3.0 million compared to $2.4 million at September 30, 1996. The allowance for loan losses as a percentage of loans was 1.18% and 1.04% at September 30, 1997 and 1996, respectively. Management continually reviews the adequacy of the allowance for loan losses, considering such factors as reviews of delinquent loans and other loans with problems, composition of the Bank's loan portfolio, history of charge-offs, general economic conditions that may affect borrowers ability to repay and the value of collateral.

   Other income for fiscal 1997 was $2.6 million as compared to $2.3 million for fiscal 1996. Other income remained relatively stable with the increase being primarily attributable to gain on sale of investments in the amount of $254,000.

   Other expenses for fiscal 1997 was $8.8 million compared to $10.0 million for fiscal 1996, a decrease of $1.2 million or 11.5%. The primary decrease was in federal insurance premiums. During the year ended September 30, 1996, the Bank was assessed by the FDIC a one-time special assessment of $1.3 million. This assessment was made in order to recapitalize the SAIF. Deposit insurance premiums during the 1997 year were lower as a result of the recapitalization of the SAIF. Insurance, telephone, postage, supplies and other increased primarily due to increased expenses as a result of the opening of the Lexington branch in fiscal 1997. Tabular comparisons of broad expense categories for fiscal 1997 compared to fiscal 1996 are as follows:


                                                      Years Ended
                                                      September 30,
                                                   -------------------
                                                      1997       1996
                                                   -----------  ------
                                                     (In thousands)
   Compensation and related benefits                    $3,979  $3,658
   Occupancy and data processing fees                    2,130   1,848
   Federal deposit and other insurance premiums            367   1,877
   Amortization of intangible assets                       579     769
   Telephone, postage, supplies and other                1,791   1,841
                                                        ------  ------
      Totals                                            $8,846  $9,993
                                                        ======  ======


   The effective tax rate was 36.4% for the year ended September 30, 1997 as compared to 37.3% for the year ended September 30, 1996. See Note 12 to the Notes to Consolidated Financial Statements.



RESULTS of OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, COMPARED with the FISCAL YEAR ENDED SEPTEMBER 30, 1995



   Net income for the fiscal year ended September 30, 1996, was $2.0 million as compared to $2.4 million for the preceding fiscal year. Net income decreased by $346,000 or 14.7%.


   The reason for the decrease in net income was one-time special assessment by the FDIC in the amount of $1.3 million ($813,000 net of income tax). This one-time charge resulted in total federal deposit insurance premiums for the fiscal year in the amount of $1.8 million as compared to $618,000 for the preceding fiscal year.

                     FIRST PALMETTO FINANCIAL CORPORATION

   Net interest income for fiscal 1996 equaled $11.8 million as compared to $10.3 million for the fiscal year ended September 30, 1995. The increase of 14.6% amounted to $1.5 million. Other income for each of the respective years was $2.3 million as compared to $1.9 million while other expense for the respective fiscal years was $10.0 million and $8.1 million. A more detailed discussion of the comparative years is as follows:

   Net interest income increased by $1.5 million or 14.6%. The primary reasons for the increase in net interest income was an increase in average interest-earning assets for fiscal 1996 by approximately $26.0 million and an increase in yield on interest-earning assets. The increase in yield on interest-earning assets was primarily a result of the Bank's mix of assets moving into higher interest-earning categories. Average cost of funds increased during the year from 4.59% during the year ended September 30, 1995 to 4.82% during the year ended September 30, 1996. The interest rate spread increased to 3.55% as compared to 3.41% for the previous year.

   Total interest income for fiscal 1996 was $26.0 million, up $3.2 million or 14.0% from $22.8 million for fiscal 1995. The primary reason for the increase was an increase in average interest-earning assets due to an increase in loan demand mainly in commercial real estate and in 1-4 family real estate loans. The average yield on interest-earning assets increased to 8.37% for fiscal 1996 versus 8.00% for fiscal year 1995.

   Total interest expense for fiscal 1996 was $14.2 million compared to $12.5 million for fiscal 1995. The increase of $1.7 million represented a 13.6% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of deposits received by offering highly competitive rates in targeted markets. Cost of funds increased to 4.82% for the 1996 period as compared to 4.59% for the 1995 period. Average interest-bearing liabilities were $294.2 million for fiscal 1996 as compared to $271.9 million for fiscal 1995.

   The provision for loan losses for fiscal 1996 was $885,000 compared to $482,000 for the preceding year. The increased provision for loan losses resulted from the higher level of loans outstanding and the continuing shift in the loan mix from lower risk residential lending to higher risk consumer and commercial lending. Net charge-offs to the allowance for loan losses were $321,000 during the fiscal year ended September 30, 1996, as compared to $337,000 for the year ended September 30, 1995. The balance in the allowance for loan losses at September 30, 1996 was $2.4 million compared to $1.8 million at September 30, 1995. The allowance for loan losses as a percentage of loans was 1.04% and .91% at September 30, 1996 and 1995, respectively. Management continually reviews the adequacy of the allowance for loan losses, considering such factors as reviews of delinquent loans and other loans with problems, composition of the Bank's loan portfolio, general economic conditions that may affect borrowers' ability to repay and the value of collateral.

   Other income for fiscal 1996 was $2.3 million as compared to $1.9 million for fiscal 1995. Service charges increased to $1.2 million, from $948,000, due to a change in the fee schedule for deposits and the increase in number of checking and NOW accounts. The increase in miscellaneous income included $239,000 received as a deposit premium on the sale of a branch.

                     FIRST PALMETTO FINANCIAL CORPORATION

   Other expense for fiscal 1996 was $10.0 million compared to $8.1 million for fiscal 1995, an increase of $1.9 million or 23.5%. The primary increase was in federal insurance premiums. On September 30, 1996 the Bank was assessed by the FDIC a one-time special assessment of $1.3 million. This assessment was made in order to recapitalize the SAIF. Insurance, telephone, postage, supplies and other increased primarily due to increased expenses as a result of the opening of a new branch in fiscal 1996 and having expenses for three other branches purchased during fiscal 1995 for the entire fiscal 1996 year. Tabular comparisons of expense categories for fiscal 1996 compared to fiscal 1995 were as follows:


                                                           Years Ended
                                                           September 30,
                                                        -------------------
                                                           1996       1995
                                                        -----------  ------
                                                          (In thousands)
   Compensation and related benefits                         $3,658  $3,544
   Occupancy and data processing fees                         1,848   1,680
   Federal deposit and other insurance premiums               1,877     689
   Insurance, telephone, postage, supplies and other          2,610   2,192
                                                             ------  ------
      Totals                                                 $9,993  $8,105
                                                             ======  ======


   The effective tax rate was 37.3% for the year ended September 30, 1996 as compared to 35.5% for the year ended September 30, 1995. See Note 12 to the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

   Total assets at September 30, 1997, were $372.9 million as compared to $344.5 million at September 30, 1996, an increase of $28.2 million or 8.19%.

   Loans receivable at September 30, 1997, increased by $25.1 million to $252.3 million as compared to $227.2 million at the previous year-end. The increase was primarily as a result of the employment of several loan officers whose primary function is the production of consumer and commercial loans and the entry into new markets as a result of branching efforts.

   Deposits increased $32.6 million to $320.8 million at September 30, 1997, compared to $288.2 million at the previous year end as First Palmetto targeted several markets for growth by offering highly competitive rates.

   Stockholders' equity increased to $22.9 million at September 30, 1997 compared to $20.2 million at September 30, 1996. Increases were $3.3 million from net income, the sale of common stock for $600,000 and an increase in unrealized gains on available-for-sale securities in the amount of $33,000. Decreases were cash dividends of approximately $1.3 million.

                     FIRST PALMETTO FINANCIAL CORPORATION

CAPITAL RESOURCES

   Regulatory Capital Requirements.  Under OTS regulations savings associations
   -------------------------------
must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and a combination of core and "supplementary" capital equal to at least 8% of "risk-weighted" assets. For purposes of the regulations, core capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interest in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying intangibles. Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for mortgage servicing rights and certain qualifying intangibles. Tangible capital is given the same definition as core capital but does not include qualifying intangibles and is reduced by the amount of all the savings association's intangible assets with only a limited exception for mortgage servicing rights. Both core and tangible capital are to be further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks.

   At September 30, 1997, the Bank's tangible capital ratio was 5.15%, core capital ratio was 5.32% and its risk-based capital ratio was 10.39%. At that date, the Bank had $670,000 of qualifying intangibles and $181,000 of investments in and extensions of credit to subsidiaries engaged in activities not permissible for national banks.

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

   An important measure of interest rate risk is the Asset/Liability Gap ratio. The difference between the amount of interest-earning assets and interest-bearing liabilities to be repriced during a specified time period is referred to as the asset/liability gap position. Key assumptions for determining the period for repricing are as follows: (1) fixed rate loans and mortgage-backed securities are generally amortized adjusted by market based prepayment rates;
(2) adjustable rate loans and mortgage-backed securities are repriced on their respective adjustment dates; (3) loans with call features are amortized without any prepayment assumption with the balance repricing at the call date; (4) investment securities are repriced at maturity; (5) NOW, money market and savings are repriced using market based decay rates; (6) time deposits are repriced at maturity; (7) fixed rate borrowings are repriced at maturity adjusted for contractual principal repayments; and (8) adjustable rate borrowings are repriced on their adjustment dates. Management believes these assumptions are reasonable based upon First Palmetto's historical experience.

   First Palmetto's liability sensitive cumulative gap position for one year at September 30, 1997 was (5.96%). A liability sensitive gap indicates that over the course of a year an upward movement in rates will negatively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets. Conversely, a liability sensitive gap in a declining interest rate environment will positively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets.

                     FIRST PALMETTO FINANCIAL CORPORATION

  The following table presents First Palmetto's asset/liability gap ratios as of September 30, 1997.

                                                                Six months
At September 30, 1997                           Six months       to one      One to      Three to   Over five
                                                  or less         year     three years  five years    years     Total
                                              ---------------  ----------  -----------  ----------  --------  ---------
                                                                        (Dollars in thousands)
Interest-earning assets
 Loans and mortgage-backed
  securities (1)                                      $111,584     $60,292      $66,309     $28,404   $21,123   $287,712
 Investment securities (2)                               7,885       8,930       23,965       8,045         -     48,825
 Other interest-earning assets (3)                      18,484           -            -           -         -     18,484
                                                      --------    --------      -------     -------   -------   --------
   Total interest-earning assets                       137,953      69,222       90,274      36,449    21,123    355,021
                                                      --------    --------      -------     -------   -------   --------


Interest-bearing liabilities
 Interest-bearing deposits                             137,880      78,895       54,483       8,597    18,369    298,224
 Borrowings                                              5,200       6,367        9,666       6,000         -     27,233
                                                      --------    --------      -------     -------   -------   --------
   Total interest-bearing liabilities                  143,080      85,262       64,149      14,597    18,369    325,457
                                                      --------    --------      -------     -------   -------   --------

 Sensitivity gap
  Period                                               $(5,127)   $(16,040)     $26,125     $21,852    $2,754    $29,564
                                                      ========    ========      =======     =======   =======   ========
  Cumulative                                          $ (5,127)   $(21,167)     $ 4,958     $26,810   $29,564    $29,564
                                                      ========    ========      =======     =======   =======   ========

 Gap as a percentage of
  interest-earning assets
  Period                                                 (1.44)%     (4.52)%       7.36%       6.16%     0.78%      8.34%
                                                      ========    ========      =======     =======   =======   ========
  Cumulative                                             (1.44)%     (5.96)%       1.40%       7.56%     8.34%      8.34%
                                                      ========    ========      =======     =======   =======   ========

  (1)  Excludes the allowance for loan losses.

  (2)  Includes available-for-sale securities.

  (3) Includes interest-earning deposits and certificates of deposit in other banks.

                     FIRST PALMETTO FINANCIAL CORPORATION



    To reduce First Palmetto's exposure to interest rate risk, management has implemented the following strategies:


(1) Originate for its own portfolio only adjustable rate mortgages and longer-term amortizing loans with call provisions of five years or less (unless specific exceptions are made).

(2) Originate fixed rate mortgages according to the specifications of the Federal Home Loan Mortgage Corporation, and selling them in the secondary mortgage market.

(3) Increase commercial real estate and consumer lending activities in order to increase outstanding loans with shorter maturities or adjustable rates so as to increase the interest rate sensitivity of First Palmetto's loan portfolio.

(4) Invest in securities with maturities of five years or less.

(5) Extend the lives of liabilities through the use of Federal Home Loan Bank advances or other extended maturity obligations.

(6) Offer premium rates on certificates of deposit with matures greater than twelve months.

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

MARKET RISK

   Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises principally from interest rate risk inherent in its lending, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although the Bank manages other risks, as in credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Bank's financial condition and results of operations. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Bank's business activities.

   The Bank's profitability is affected by fluctuations in interest rates. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates on interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent or on the same basis. The Bank monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Bank's exposure to differential changes in interest rates between assets and liabilities is shown in the Bank's asset/liability gap ratio table. Another measure, required to be performed by OTS-regulated institutions, is the test specified by OTS Thrift Bulletin No. 13, "Interest Rate Risk Management" ("TB-13"). This test measures the impact on net interest income and net portfolio value on an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of assets, liabilities and off-balance sheet contracts. At September 30, 1997, the Bank's TB-13 calculations, based on the information and assumptions produced for the analysis, suggested that a 200 basis point increase in rates would reduce net interest income over a twelve-month period by $1.1 million and reduce net portfolio value by 6% while a 200 basis point decline in rates would increase net interest income over a twelve-month period by $860,000 and would have no effect on net portfolio value.

                     FIRST PALMETTO FINANCIAL CORPORATION

   Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

IMPACT OF INFLATION

   First Palmetto does not believe that inflation has had a material effect on its operations during the last three fiscal years. Increases in personnel costs, supplies, occupancy, data processing fees or other operating expenses should the current rates of inflation increase materially could affect First Palmetto's operations, however, in the past First Palmetto has generally been able to increase net yields and other items of income sufficient to meet negative impacts of increasing costs.

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

LIQUIDITY

   First Palmetto's primary sources of liquidity are deposits and loan principal and interest repayments. Additionally, First Palmetto has historically generated funds through the sale in the secondary market of mortgage loans. During the current year funds were made available primarily from the increase of deposits of $32.6 million, the sale of loans on the secondary market in the amount of $11.8 million, from the maturities of investment securities in the amount of $20.0 million, and from principal collections of mortgage-backed securities of $5.2 million. These funds were used to fund net loans of $38.8 million, repay FHLB advances $12.3 million and to purchase investment securities in the amount of $21.1 million.

   These and other factors resulted in cash and cash equivalents increasing $2.3 million during the year ended September 30, 1997.

   The Bank, as a member of the Federal Home Loan Bank System, is required by regulation to maintain a daily average balance of liquid assets equal to a certain percentage of net withdrawable savings and current borrowings. The Bank's liquidity ratio at September 30, 1997 is in excess of regulatory requirements of 5% and will remain so in the upcoming fiscal year.

NEW ACCOUNTING STANDARDS

   Earnings per Share. In February, 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS 128 applies to entities with publicly traded common stock or potential common stock and is effective for financial statements for periods ending after December 15, 1997, including interim periods. SFAS 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB Opinion 15, "Earnings Per Share." It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic

                     FIRST PALMETTO FINANCIAL CORPORATION

and diluted EPS on the face of the income statement for all companies with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Bank's present computation of diluted EPS under APB Opinion 15 is applied against a materiality test of 3 percent. For financial statements issued by the Bank after December 15, 1997, the materiality test will no longer apply and the Bank will report basic and diluted EPS for each period presented as well as the further reconciliations required by SFAS
128. Although earlier application is not permitted, SFAS 128 will require restatement of all prior-period EPS data presented.

   Disclosure of Information about Capital Structure. In February, 1997, the FASB also issued SFAS No. 129, "Disclosure of Information about Capital Structure." The purpose of SFAS 129 is to consolidate existing disclosure requirements for ease of retrieval. SFAS 129 contains no change in disclosure requirements for companies, such as the Bank, that were subject to the previously existing requirements. It applies to all entities and is effective for financial statements issued for periods ending after December 15, 1997.

   Reporting Comprehensive Income. In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The purpose of SFAS 130 is to address concerns over the practice of reporting elements of comprehensive income directly in equity. This SFAS requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. This statement is effective for periods beginning after December 15, 1997, and is not expected to have a material impact on the Bank. Comparative financial statements are required to be reclassified to reflect the provisions of this statement. The Bank will adopt the provisions of this SFAS for fiscal year 1998.

   Disclosures about Segments of an Enterprise and Related Information. In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement applies to all public entities. The provisions of SFAS 131 require certain disclosures regarding material industry segments within an entity. This statement is effective for periods beginning after December 15, 1997. SFAS 131 is not expected to have a material impact on the Bank.

YEAR 2000 CONSIDERATIONS

   Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

   The Bank uses an outside service bureau to process customer service records and monetary transactions, post deposit and general ledger entries and record activity in installment lending, loan servicing and loan originations. Based on conversations with the service bureau, the Bank does not expect that the cost of addressing any Year 2000 issue will be a material event or uncertainty that would cause its reported financial information not to be necessarily indicative of future operating results or future financial condition, or that the costs or consequences of incomplete or untimely resolution of any Year 2000 issue represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                Consolidated Statements of Financial Condition
                         September 30, 1997 and 1996


ASSETS                                                          1997       1996
                                                              ---------  ---------
                                                             (Dollars in thousands)
Cash and due from banks                                       $  6,721   $  8,867
Interest-bearing deposits in other banks                        18,085     13,649
Certificates of deposit in other banks                             399        399
Available-for-sale securities (cost of $422 and $595 at
  September 30, 1997 and 1996, respectively)                       907        997
Investment securities (market value of $48,430 and
  $47,096 at September 30, 1997 and 1996, respectively)         47,918     46,607
Mortgage-backed securities held for investment
  (market value of $32,693 and $32,788 at
  September 30, 1997 and 1996, respectively)                    32,367     33,010
Loans, net of allowance for loan losses of
  $3,009 in 1997 and $2,364 in 1996                            252,336    227,209
Accrued interest receivable                                      2,726      2,380
Real estate acquired in settlement of loans                        332        480
Stock in the Federal Home Loan Bank (FHLB)                       2,030      2,122
Premises and equipment                                           6,071      5,117
Intangible assets                                                2,044      2,623
Prepaid expenses and other assets                                1,012      1,087
                                                              --------   --------
            Total assets                                      $372,948   $344,547
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                      $320,769   $288,157
FHLB advances                                                   27,233     32,550
Accrued expenses and other liabilities                           2,091      3,632
                                                              --------   --------
            Total liabilities                                  350,093    324,339
                                                              --------   --------

Stockholders' equity
  Preferred stock, $.01 par value, 500,000 shares
    authorized, none issued and outstanding                          -          -
  Common stock, $.01 par value, 1,500,000 shares
    authorized, 748,014 shares issued                                7          7
  Additional paid-in capital                                     6,680      6,080
  Retained earnings, substantially restricted                   16,488     14,474
  Unrealized gain on available-for-sale securities                 305        272
  Treasury stock, at cost (40,004 shares in 1997 and 1996)        (625)      (625)
                                                              --------   --------
            Total stockholders' equity                          22,855     20,208
                                                              --------   --------

Commitments

            Total liabilities and stockholders' equity        $372,948   $344,547
                                                              ========   ========


          See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Income
                Years ended September 30, 1997, 1996, and 1995



                                                                1997               1996               1995
                                                          -----------------  -----------------  ----------------
Interest income:                                          (Dollars in thousands, except earnings per share data)
 Loans                                                              $21,576            $19,477           $15,949
 Investment securities                                                3,163              3,411             3,684
 Mortgage-backed securities                                           2,163              2,434             2,676
 Other                                                                1,000                694               485
                                                                    -------            -------           -------
   Total interest income                                             27,902             26,016            22,794
                                                                    -------            -------           -------

Interest expense:
 Deposits                                                            13,418             12,329            10,379
 FHLB advances                                                        1,607              1,857             2,104
                                                                    -------            -------           -------
   Total interest expense                                            15,025             14,186            12,483
                                                                    -------            -------           -------
   Net interest income                                               12,877             11,830            10,311

Provision for loan losses                                             1,428                885               482
                                                                    -------            -------           -------
   Net interest income after provision for loan losses               11,449             10,945             9,829
                                                                    -------            -------           -------

Other income:
 Service charges                                                      1,205              1,167               948
 Loan servicing                                                         524                513               555
 Gain on sales of loans                                                 173                103                39
 Gain on sale of investments                                            254                  -                 -
 Gain on sale of fixed assets                                             -                  -               203
 Miscellaneous                                                          480                472               189
                                                                    -------            -------           -------
   Total other income                                                 2,636              2,255             1,934
                                                                    -------            -------           -------

Other expense:
 Compensation and related benefits                                    3,979              3,658             3,544
 Net occupancy                                                        1,233              1,027               898
 Data processing fees                                                   897                821               782
 Federal deposit and other insurance premiums                           367              1,877               689
 Telephone, postage, and supplies                                       709                655               582
 Amortization of intangible assets                                      579                769               441
 Miscellaneous                                                        1,082              1,186             1,169
                                                                    -------            -------           -------
   Total other expense                                                8,846              9,993             8,105
                                                                    -------            -------           -------

 Income before income taxes                                           5,239              3,207             3,658

Income taxes                                                          1,909              1,195             1,300
                                                                    -------            -------           -------
   Net income                                                       $ 3,330            $ 2,012           $ 2,358
                                                                    =======            =======           =======

Earnings per share:

   Net income                                                       $  4.80            $  2.90           $  3.40
                                                                    =======            =======           =======

Weighted average number of shares outstanding                       693,174            693,044           693,378
                                                                    =======            =======           =======

          See accompanying notes to consolidated financial statments

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
                  Years ended September 1997, 1996, and 1995


                                                                        Unrealized
                                                                           gain on
                                            Additional                  available-                      Total
                                    Common     paid-in  Retained          for-sale   Treasury   stockholders'
                                     stock     capital  earnings   securities, net      stock          equity
                                    ------  ----------  --------   ---------------   --------   -------------
Balance at                                              (Dollars in thousands)
  September 30, 1994                $    7  $    6,080  $ 12,182            $  149    $  (614)        $17,804

Purchase of common stock                 -           -         -                 -         (7)             (7)

Net income                               -           -     2,358                 -          -           2,358

Cash dividends ($1.40 per
  share)                                 -           -      (970)                -          -            (970)

Change in unrealized gain on
  available-for-sale securities,
  net                                    -           -         -               160          -             160
                                    ------  ----------  --------   ---------------   --------         -------

Balance at
  September 30, 1995                     7       6,080    13,570               309       (621)         19,345
                                    ------  ----------  --------   ---------------   --------         -------

Purchase of common stock                 -           -         -                 -         (4)             (4)

Net income                               -           -     2,012                 -          -           2,012

Cash dividends ($1.60 per
  share)                                 -           -    (1,108)                -          -          (1,108)

Change in unrealized gain on
  available-for-sale securities,
  net                                    -           -         -               (37)         -             (37)
                                    ------  ----------  --------   ---------------   --------         -------

Balance at
  September 30, 1996                     7       6,080    14,474               272       (625)         20,208
                                    ------  ----------  --------   ---------------   --------         -------

Sale of common stock                     -         600         -                 -          -             600

Net income                               -           -     3,330                 -          -           3,330

Cash dividends ($1.90 per
  share)                                 -           -    (1,316)                -          -          (1,316)

Change in unrealized gain on
  available-for-sale securities,
  net                                    -           -         -                33          -              33
                                    ------  ----------  --------   ---------------   --------         -------

Balance at
  September 30, 1997                $    7  $    6,680  $ 16,488           $   305   $   (625)        $22,855
                                    ======  ==========  ========   ===============   ========         =======

          See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                Years ended September 30, 1997, 1996, and 1995



                                                                 1997          1996         1995
                                                               ---------  --------------  ---------
                                                                          (In thousands)
Cash flows from operating activities:
 Net income                                                    $  3,330        $  2,012   $  2,358
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Decrease in deferred loan fees, net                              (10)            (27)       (30)
   Accretion and amortization of discounts and
    premiums, net                                                  (250)           (203)      (196)
   Provision for loan losses                                      1,428             885        482
   Gain on sale of available-for-sale securities                   (254)              -          -
   Gain on sale of real estate acquired in settlement
    of loans, net                                                   (15)            (74)        (2)
   Gain on sale of premises and equipment                             -               -       (203)
   Depreciation                                                     468             353        288
   Amortization of intangible assets                                579             769        441
   Proceeds from sale of loans                                   11,764          16,210      9,227
   Originations and principal repayments of loans
    held for sale, net                                          (11,591)        (16,107)    (9,110)
   (Increase) decrease in accrued interest receivable              (346)            158       (744)
   (Increase) decrease in prepaid expenses and other assets          69            (755)         8
   Increase (decrease) in accrued expenses and other
     liabilities                                                 (1,573)            581       (852)
                                                               --------        --------   --------
   Net cash provided by operating activities                      3,599           3,802      1,667
                                                               --------        --------   --------

Cash flows from investing activities:
 Net decrease in certificates of deposit in other banks               -               -        300
 Proceeds from maturities of investment securities               20,000          12,995      9,002
 Purchases of investment securities                             (21,079)         (2,000)    (6,882)
 Proceeds from sale of available-for-sale securities                426               -          -
 Purchases of mortgage-backed securities                         (4,563)              -    (13,542)
 Principal collected on mortgage-backed securities                5,206           6,379      5,273
 Net increase in loans                                          (27,226)        (30,405)   (35,734)
 Proceeds from sale of real estate acquired in
  settlement of loans                                               671           1,233        656
 Improvements made to real estate held for
  development and sale                                                -               -         (5)


                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                 Years ended September 30, 1997, 1996, and 1995



                                                          1997          1996         1995
                                                        --------   -------------   --------
Cash flows from investing activities, continued:                   (In thousands)
 Proceeds from sale of FHLB stock                             93               -      1,103
 Purchases of FHLB stock                                       -               -     (1,103)
 Proceeds from sale of premises and equipment                  -               -        283
 Capital expenditure for premises and equipment           (1,497)         (1,489)      (805)
 Retirements of premises and equipment                        82             107          -
 Purchase of financial institution                             -               -     29,000
                                                        --------        --------   --------
   Net cash used in investing activities                 (27,887)        (13,180)   (12,454)
                                                        --------        --------   --------

Cash flows from financing activities:
 Net increase in deposits                                 32,611          20,844     10,321
 Proceeds from FHLB advances                               7,000          21,000     63,000
 Repayment of FHLB advances                              (12,317)        (21,817)   (60,633)
 Sale (purchase) of common stock                             600              (4)        (6)
 Cash dividends                                           (1,316)         (1,108)      (970)
                                                        --------        --------   --------
   Net cash provided by financing activities              26,578          18,915     11,712
                                                        --------        --------   --------

Net increase in cash and cash equivalents                  2,290           9,537        925

Cash and cash equivalents at beginning of year            22,516          12,979     12,054
                                                        --------        --------   --------

Cash and cash equivalents at end of year                $ 24,806        $ 22,516   $ 12,979
                                                        ========        ========   ========

Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest                                             $ 14,829        $ 14,009   $ 12,222
   Income taxes                                            2,231           1,744      1,198

Supplemental schedule of noncash investing and
  financing activities:
   Loans transferred to real estate acquired in
    settlement loans                                         508             607        551

   Increase in unrealized gain on available-for-sale
    Securities, net                                           33             (37)       160


         See accompanying notes to consolidated financial statements

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                      September 30, 1997, 1996, and 1995

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

   (c) Reclassifications
       -----------------

       Certain amounts in the September 30, 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentations. These reclassifications had no impact on the net income or stockholders' equity as previously reported.

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

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

       Gains and losses on sales of securities are recognized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

       Regulations require First Palmetto to maintain cash and U.S. Government and other approved securities in an amount equal to a prescribed percentage (5% at September 30, 1997) of deposit accounts (net of loans on deposit accounts) plus short-term borrowings. First Palmetto was in compliance with such regulation at September 30, 1997.

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

   (f) Provision for Loan Losses
       -------------------------

       The allowance for loan losses is the amount considered adequate for inherent losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of such factors which include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, history of charge-offs and economic conditions.

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

   (g) Real Estate Acquired in Settlement of Loans
       -------------------------------------------

       Real estate acquired in settlement of loans represents real estate acquired through foreclosure or deed in lieu of foreclosure and is initially recorded at the lower cost or fair value and subsequently reduced for estimated selling costs. Costs relating to the development and improvement of the property are capitalized, whereas, those relating to holding the property are charged to expense.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

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

   (i) Loan Interest Income
       --------------------

       When loans become more than 90 days past due, First Palmetto places such loans on nonaccrual status or provides an allowance for uncollected interest on accrued interest if, in the opinion of management, collectibility of that accrued interest is doubtful. Any allowance is netted against accrued interest receivable in the consolidated financial statements. If the delinquent payments are made, the loan to accrual status. Interest income on impaired loans is recognized on a cash basis.

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

   (n) Earnings Per Share
       ------------------

       Earnings per share is computed by dividing consolidated net income by the weighted average number of shares of common stock outstanding during the year. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because such effect is not materially dilutive.

   (o) Other Accounting Changes
       ------------------------

       As of October 1, 1996, the Bank adopted the provisions of SFAS No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.
       Currently, the Bank is capitalizing 1% of loans sold with servicing rights retained and is amortizing this asset over five years using the straight-line method. The remaining balance is included in other assets.

       As of October 1, 1996, the Bank adopted the provisions of SFAS No. 123 "Accounting for Stock - Based Compensation." SFAS No. 123 established a fair value-based method of accounting for stock options and other equity instruments. It requires the use of that method for transactions with other than employees and encourages its use for transactions with employees. It permits entities to continue to use the intrinsic value method included in APB 25 (Accounting for Stock Issued to Employees), but regardless of the method used to account for the compensation cost associated with stock option and similar plans, it requires employers to disclose information in accordance with SFAS No. 123.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

       The general principle underlying SFAS No. 123 is that equity instruments are recognized at the fair value of the consideration received for them. If the fair value of the consideration received cannot be reasonably determined, the fair value of the equity instrument itself may be used. The fair value method of accounting for stock options and other instruments applies this general principle, measuring compensation cost for employers as the excess of the fair value of the equity instrument over the amount paid by the employee. The Bank has elected to continue to use the intrinsic value method in APB 25 for financial statement purposes. No additional disclosure under SFAS No. 123 is required for the Bank at this time because no stock options have been granted (See Footnote 15).

       As of January 1, 1997, the Bank adopted the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement applies prospectively to transactions occurring after December 31, 1996, and establishes new standards that focus on control whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In December, 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 defers for one year the effective date of portions of SFAS No. 125 that address secured borrowings and collateral for all transactions. Additionally, SFAS No. 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. The adoption of SFAS No. 125 as amended by SFAS No. 127 did not have a material impact on the Bank's results of operations or financial positions.

(2)  Available-for-Sale Securities
     -----------------------------

     Available-for-sale securities consist of the following:

                                                   Gross
                               Amortized         Unrealized    Market
                                 Cost              Gains       Value
                          -------------------  --------------  ------
                          September 30, 1997:  (In thousands)
     Equity securities                   $422           $485     $907
                          ===================  =============   ======

   September 30, 1996:
     Equity securities                   $595           $402     $997
                          ===================  =============   ======


   During the year ended September 30, 1997, gross proceeds from the sale of available-for-sale securities was $426,000 which resulted in a gain of $254,000.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(3)  Investment Securities
     ---------------------

     Investment securities consist of the following:


                                                                  Gross          Gross
                                                   Amortized    Unrealized    Unrealized   Market
                                                     Cost         Gains         Losses      Value
                                                   ---------  --------------  -----------  -------
September 30, 1997:                                           (In thousands)
     U.S. Government obligations due:
       Within 12 months                              $15,909      $ 62              $  -   $15,971
       Beyond 12 months but
        within 5 years                                32,009       450                 -    32,459
                                                     -------      ----        ----------   -------

                                                     $47,918      $512              $  -   $48,430
                                                     =======      ====        ==========   =======

September 30, 1996:
     U.S. Government obligations due:
       Within 12 months                              $16,953      $100              $  -   $17,053
       Beyond 12 months but
        within 5 years                                29,654       399               (10)   30,043
                                                     -------      ----        ----------   -------
                                                     $46,607      $499              $(10)  $47,096
                                                     =======      ====        ==========   =======

     During 1997, 1996 and 1995, investment securities with total amortized cost of $16.0 million, $13.0 million and $9.0 million, respectively, matured or were sold within 90 days of maturity. Proceeds from these maturities and sales were $20.0 million, $13.0 million and $9.0 million which resulted in gross realized losses of $5,156 and $30,555 for 1996 and 1995, respectively.

     At September 30, 1997, investment securities with amortized cost of $27.0 million were pledged to secure public deposits and deposits of individuals.

(4)  Mortgage-Backed Securities
     --------------------------

     Mortgage-backed securities consist of the following:

                                                              Gross        Gross
                                                 Amortized  Unrealized  Unrealized   Market
September 30, 1997:                                Cost       Gains       Losses      Value
                                                 ---------  ----------  -----------  -------
           FHLMC participation certificates                  (In thousands)
            (6% - 11%, due 2008 through 2023)      $29,305        $287        $(85)  $29,507

           FNMA mortgage-backed securities
             (6.50% - 7.80%, due 2003 through
             2022)                                   2,936         120           -     3,056

           GNMA mortgage-backed securities             126           4           -       130
                                                   -------        ----  ----------   -------
             (8%, due 2001 through 2002)           $32,367        $411        $(85)  $32,693
                                                   =======        ====  ==========   =======

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



                                                                Gross          Gross
                                                 Amortized    Unrealized    Unrealized   Market
September 30, 1996:                                Cost         Gains         Losses      Value
                                                 ---------  --------------  -----------  -------
                                                                   (In thousands)
           FHLMC participation certificates
            (6% - 11%, due 2005 through 2023)      $30,332           $157        $(496)  $29,993

           FNMA mortgage-backed securities
             (7.75% - 8.11%, due 2022)               2,509            113            -     2,622

           GNMA mortgage-backed securities
             (8%, due 2001 through 2002)               169              4            -       173
                                                   -------           ----   ----------   -------
                                                   $33,010           $274        $(496)  $32,788
                                                   =======           ====   ==========   =======


     There were no sales of mortgage-backed securities during 1997, 1996 or 1995.

(5)  Loans
     -----


   Loans consist of the following:
                                                           September 30,
                                                       -------------------
                                                           1997       1996
                                                       --------   --------
                                                         (In thousands)
   Real estate mortgage (principally single
    family dwellings, 1-4 units)                       $128,602   $122,759
   Commercial real estate                                78,147     62,043
   Real estate construction                               8,462      8,695
   Commercial                                            13,525     12,578
   Installment                                           29,131     27,847
   Loans held for sale                                      642        396
   Undisbursed proceeds on real estate construction      (2,891)    (4,461)
   Deferred loan fees, net                                 (273)      (284)
   Allowance for loan losses                             (3,009)    (2,364)
                                                       --------   --------
                                                       $252,336   $227,209
                                                       ========   ========

     Loans serviced for others approximated $128.9 million, $136.5 million, and $140.1 million at September 30, 1997, 1996, and 1995, respectively.

     The following summarizes the changes in the allowance for loan losses for the years ended September 30, 1997, 1996, and 1995:


                                    1997     1996       1995
                                   -------  -------  -----------
                                          (In thousands)
   Balance at beginning of year    $2,364   $1,800       $1,655
   Provision for loan losses        1,428      885          482
   Loan charge-offs                  (917)    (567)        (396)
   Recoveries                         134      246           59
                                   ------   ------       ------
   Balance at end of year          $3,009   $2,364       $1,800
                                   ======   ======       ======
                                                     (Continued)


                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

   At September 30, 1997 and 1996, the recorded investment in loans that are considered to be impaired was $1,545,000 and $478,000, respectively. There was no specific allowance for credit losses related to the impaired loans as of September 30, 1997 and 1996. The average recorded investment in impaired loans during the years ended September 30, 1997 and 1996 was $396,000 and $493,000, respectively. Interest income recognized on impaired loans amounted to $27,000 and zero for the years ended September 30, 1997 and 1996, respectively. Large groups of smaller-balance homogenous loans such as residential mortgages and consumer installment loans are not evaluated for impairment individually.

   First Palmetto had nonaccrual loans of approximately $981,000, $984,000, and $823,000, at September 30, 1997, 1996, and 1995, respectively. Foregone interest income related to nonaccrual loans for the years ended September 30, 1997, 1996 and 1995 amounted to $60,274, $94,868 and $58,622, respectively.
   Interest income recognized on nonaccrual loans for the years ended September 30, 1997, 1996 and 1995 amounted to $37,792, $52,032 and $45,747, respectively.

   First Palmetto offers mortgage and consumer loans to its officers, directors and employees for the financing of their personal residences and for other personal purposes. These loans are currently made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. The following summarizes the activity of loans to the officers, directors and employees at September 30, 1997. (In thousands)


   Loan balances, September 30, 1996    $2,550
   New loans originated                  1,163
   Loan repayment                         (930)
                                        ------
   Loan balances, September 30, 1997    $2,783
                                        ======

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

   First Palmetto's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of those instruments. First Palmetto uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At September 30, 1997 and 1996, preapproved but unused lines of credit for loans totaled approximately $18.0 million and $18.4 million, standby letters of credit approximated $2.7 million and $2.5 million, and outstanding loan commitments aggregated $1.9 million and $945,000, respectively. Of these loan commitments, $916,000 and $247,000 are at variable rates and $948,000 and $698,400 are at fixed rates at September 30, 1997 and 1996, respectively.
   The interest rates for these commitments at September 30, 1997 range from 6.50% to 9.50%. These commitments, including undisbursed proceeds on construction loans, represent no more than the normal lending risk that First Palmetto commits to its borrowers. Management believes that these commitments can be funded through normal operations. First Palmetto is not involved with any other types of financial instruments with off-balance sheet risk.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


     First Palmetto grants residential, residential construction, commercial, and installment loans to customers throughout its market area. As reflected in the summary of loans receivable at September 30, 1997, the largest component of First Palmetto's loan portfolio consists of lower-risk single-family, 1-4 unit, residential loans. The higher risk components of the loan portfolio consist of real estate construction, commercial, and installment loans for which repayment is more dependent on the current real estate market and general economic conditions.

(6)  Accrued Interest
     ----------------

     Accrued interest receivable consists of the following:

                                   1997     1996
                                  ------   ------
                                 (In thousands)

     Loans                         $1,661  $1,527
     Investment securities            853     634
     Mortgage-backed securities       212     219
                                   ------  ------
                                   $2,726  $2,380
                                   ======  ======


     At September 30, 1997 and 1996, the allowance for uncollected interest amounted to $17,696 and $31,779, respectively.

(7)  Real Estate Acquired in Settlement of Loans
     -------------------------------------------

     A comparative summary of real estate acquired in settlement of loans follows:


                                 September 30,
                                 -------------
                                 (In thousands)
                                  1997   1996
                                 ------  -----
     Undeveloped land             $  48  $  70
     Single family residences       275    162
     Commercial property              9    248
                                  -----  -----
                                  $ 332  $ 480
                                  =====  =====

(8)  Investments Required by Law
     ---------------------------

     First Palmetto is required by law to invest in stock of a Federal Home Loan Bank (FHLB). No ready market exists for the FHLB stock and it has no quoted market value. This stock is redeemable at $100 per share, its historical cost basis, subject to certain limitations set by the FHLB.

     Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation. Federal deposit insurance expense amounted to approximately $288,000, $1.8 million and $618,000 for the years ended September 30, 1997, 1996, and 1995, respectively. On September 30, 1996, First Palmetto was assessed a one time assessment of approximately 65 basis point for every $100 of domestic deposits. The one time assessment amounted to $1.3 million.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

 (9) Premises and Equipment
     ----------------------

   A comparative summary of premises and equipment follows:

                                                                 Accumulated   Net Book
                                                          Cost   Depreciation     Value
                                                        ------   ------------  --------
                                                                 (In thousands)
       September 30, 1997:
           Land and improvements                        $2,612         $    -    $2,612
           Office buildings and improvements             3,995          1,233     2,762
           Leasehold improvements                          850            676       174
           Furniture, fixtures and equipment               886            411       475
           Automobiles                                      76             28        48
                                                        ------         ------    ------
                                                        $8,419         $2,348    $6,071
                                                        ======         ======    ======
       September 30, 1996:
           Land and improvements                        $2,066         $    2    $2,064
           Office buildings and improvements             3,271          1,071     2,200
           Leasehold improvements                          856            571       285
           Furniture, fixtures and equipment               742            236       506
           Automobiles                                      75             13        62
                                                        ------         ------    ------
                                                        $7,010         $1,893    $5,117
                                                        ======         ======    ======

     First Palmetto leases various equipment and real estate under operating leases expiring on various dates through 2019. Minimum lease commitments under all noncancelable leases are as follows:

   Years ending September 30,                           (In thousands)
   --------------------------
          1998                                                   $131
          1999                                                     72
          2000                                                     46
          2001                                                     28
          2002                                                     25
          Later years                                             122
                                                                 ----
                                                                 $424
                                                                 ====

     Rent expense was $133,002, $143,443, and $121,267 for the years ended September 30, 1997, 1996, and 1995, respectively.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(10) Deposits
     --------

     A comparative summary of deposits follows:



                                                    September 30,
                                                 ------------------
                                                   1997      1996
                                                 --------  --------
                                                   (In thousands)
   Noninterest bearing checking                  $ 22,545  $ 15,627
   NOWs (1.75% in 1997 and 1996)                   37,436    29,820
   MMDAs (3.00% in 1997 and 1996)                  19,786    26,539
   Savings (2.50% in 1997 and 1996)                22,038    22,057
                                                 --------  --------
                                                  101,805    94,043
                                                 --------  --------
   Time:
     Less than 3.00%                                   21        33
     3.00% to 4.99%                                 4,547    14,974
     5.00% to 6.99%                               212,678   176,152
     7.00% to 9.99%                                 1,718     2,955
                                                 --------  --------
                                                  218,964   194,114
                                                 --------  --------
                                                 $320,769  $288,157
                                                 ========  ========
   Weighted average cost of deposits
     (as of dates indicated above)                   4.76%     4.65%
                                                 ========  ========


   A summary of time deposits by maturity as of September 30, 1997 follows:

                                             (In thousands)
     October 1, 1997 - September 30, 1998         $186,280

     October 1, 1998 - September 30, 1999           26,524

     After September 30, 1999                        6,160
                                                  --------
        Total time deposits                       $218,964
                                                  ========


     At September 30, 1997 and 1996, the aggregate amount of time deposits of $100,000 or more amounted to $34.6 million and $50.8 million, respectively.


     Interest expense on deposits consists of the following:

                     Years ended September 30,
                     -------------------------
                      1997     1996     1995
                     -------  -------  -------
                          (In thousands)
   NOWs and MMDAs    $ 1,487  $ 1,378  $ 1,233
   Savings               562      586      641
   Time               11,369   10,365    8,505
                     -------  -------  -------
                     $13,418  $12,329  $10,379
                     =======  =======  =======


     At September 30, 1997, approximately $497,000 in interest-bearing balances in other banks and $27.0 million in investment securities were pledged to secure public deposits and deposits of individuals.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(11)  FHLB Advances
      -------------

      FHLB advances consist of the following:



                                              September 30,
       Maturity                    Interest  ----------------
         Date                        Rate      1997     1996
       --------                    --------  -------  -------
                                               (In thousands)
       February 24, 1997              5.40%  $     -  $   500
       March 11, 1997                 5.45%        -    1,000
       April 28, 1997                 4.67%        -      250
       June 1, 1997                   5.01%        -    1,000
       June 5, 1997                   5.86%        -    5,000
       July 27, 1997                  5.25%        -    1,000
       December 11, 1997              5.66%    2,500    5,000
       January 29, 1998               5.32%    2,000    2,000
       March 31, 1998                 5.03%      200      400
       April 28, 1998                 4.98%      200      400
       January 8, 1999                5.57%   10,000   10,000
       February 25, 1999              5.30%    1,000    1,500
       April 28, 1999                 5.23%      333      500
       July 27, 1999                  5.82%    1,000    1,000
       July 27, 2000                  6.02%    1,000    1,000
       January 29, 2001               5.69%    2,000    2,000
       July 4, 2004                   6.49%    7,000        -
                                             -------  -------
                                             $27,233  $32,550
                                             =======  =======

      At September 30, 1997, all stock in the FHLB, and a blanket lien on certain first mortgage loans secured by one to four unit single-family dwellings were pledged as collateral to secure these advances.

(12)  Income Taxes
      ------------

      Income tax expense consists of the following:

                                  Years ended September 30,
                                  -------------------------
                                   1997     1996     1995
                                  ------   ------   ------
                                       (In thousands)
   Current:
     Federal                      $1,629   $1,725   $1,295
     State                            42       76        -
                                  ------   ------   ------
                                   1,671    1,801    1,295
                                  ------   ------   ------
   Deferred:
     Federal                         211     (516)       3
     State                            27      (90)       2
                                  ------   ------   ------
                                     238     (606)       5
                                  ------   ------   ------
                                  $1,909   $1,195   $1,300
                                  ======   ======   ======

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

      The income tax expense of First Palmetto for the years ended September 30, 1997, 1996, and 1995 was different from the amount computed by applying the federal income tax rate to income before income taxes because of the following:

                                                          Years ended September 30,
                                                          --------------------------
                                                           1997      1996      1995
                                                          ------    ------    ------
                                                            (Dollars in thousands)
Income tax expense at federal rate                        $1,781    $1,091    $1,244
Increase in income taxes resulting from:
 Other, net                                                  128       104        56
                                                          ------    ------    ------
                                                          $1,909    $1,195    $1,300
                                                          ======    ======    ======
Effective tax rate                                          36.4%     37.3%     35.5%
                                                          ======    ======    ======

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996 are presented below:

                                                   September 30,
                                                  --------------
                                                   1997    1996
                                                  ------  ------
   Deferred tax assets:                           (In thousands)
     Provision for loan losses                    $1,116  $  872
     Net fees deferred for financial reporting        94     114
     Accrued vacation pay                             26      28
     Special FDIC assessment                           -     472
     Other                                            21      12
                                                  ------  ------
       Total gross deferred tax assets             1,257   1,498
                                                  ------  ------

   Deferred tax liabilities:
     Tax bad debts in excess of base year            447     447
     FHLB stock basis over tax basis                 315     315
     Depreciation                                     29      32
     Unrealized gains on securities                  179     159
                                                  ------  ------
       Total gross deferred tax liability            970     953
                                                  ------  ------
         Net deferred tax asset                   $  287  $  545
                                                  ======  ======

      A portion of the change in the net deferred tax asset relates to the unrealized gains on securities available-for-sale. Under SFAS No. 115 the related deferred tax expense of $20,000 has been recorded directly to shareholders' equity. The balance of the change in the deferred tax asset results from the current period deferred tax expense of $238,000.

      No valuation allowance for deferred tax assets was required at September 30, 1997 and 1996. The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods, and the utilization of tax-planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported based upon these criteria.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

      Prior to recent legislation enacted by Small Business Job Protection Act of 1996, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on the greater of a percentage (8%) of taxable income before such deduction or actual loss experience. For 1995 and 1996, the percentage of taxable income method was used. For tax years beginning after fiscal 1996, this method has been repealed. In 1997, First Palmetto used the "Bank" experience method or the specific charge-off method. First Palmetto is required to recapture into taxable income the portion of it's bad debt reserves that exceeds its base year reserves. The amount of bad debt reserves subject to recapture over six years for the Bank is $1.2 million. The base year reserves of $4.6 million will not be subject to recapture unless the bad debt reserves are used for purposes other than to absorb bad debt losses or the Bank fails to meet the tax definition of a Bank.

      Income tax returns for 1993 and subsequent years are subject to examination by the taxing authorities.


(13)  Regulatory Capital Requirements
      -------------------------------

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total assets (as defined), and of risk-based capital (as defined) to risk-based assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 1997, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well as the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I core ("leverage") ratios as set forth in the table. There are no conditions or events since that date that management believes have changed the Bank's category.



                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


      The Bank's actual capital amounts and ratios are also presented in the table.



                                                                                    To be well
                                                                                Capitalized under
                                                        For capital adequacy    prompt corrective
                                          Actual              purposes          action provisions
                                    ------------------  --------------------  --------------------
                                     Amount     Ratio     Amount      Ratio     Amount      Ratio
                                    -------  ---------  --------   ---------  ---------  ---------
        As of September 30,
          1997:
        Tangible capital
           (to total assets)        $19,066      5.15%   $ 5,556       1.50%
         Core capital
           (to total assets)         19,736      5.32     11,132       3.00     $18,553      5.00%
        Tier I capital
          (to risk-based assets)     22,434     10.39          -          -      12,955      6.00
        Risk-based capital
          (to risk-based assets      22,434     10.39     17,266       8.00      21,583     10.00

        As of September 30,
          1996:
        Tangible capital
          (to total assets)         $16,222      4.80%   $ 5,106       1.50%
        Core capital
          (to total assets)          17,070      5.00     10,237       3.00     $17,070      5.00%
        Tier I capital
          (to risk-based assets)     19,484     10.10          -          -      11,545      6.00
        Risk-based capital
          (to risk-based assets      19,434     10.10     15,377       8.00      19,242     10.00

      Under the framework, the Bank's capital levels allow the Bank to accept brokered deposits without prior approval from regulators.

      OTS capital distributions specify the conditions relative to an institution's ability to pay dividends. The new regulations permit institutions meeting fully phased-in capital requirements and subject only to normal supervision to pay out 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval. The regulations state that an institution subject to more stringent restrictions may make request through OTS to be subject to the new regulations. The Bank has received approval from the OTS to be subject to the requirements of the new regulations.

      The Bank may not declare or pay a cash dividend on, or purchase , any of its common stock, if the effect thereof would cause the capital of the Bank to be reduced below the minimum regulatory capital requirements.

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(14)  Pension Plan
      ------------

      First Palmetto has a noncontributory defined contribution pension plan for substantially all employees. Contributions are 8% of each active participant's compensation for the year plus 5.7% of each active participant's compensation for the year over $10,000. First Palmetto's expense related to the plan amounted to $330,000, $300,000, and $325,000 for the years ended September 30, 1997, 1996, and 1995, respectively.

(15)  Stock Option Plan
      -----------------

      Options under the First Palmetto Financial Corporation's 1990 Stock Option Plan (the 1990 Plan) may be granted to employees at an exercise price equal to the fair market value of the stock on the date of the grant and shall be exercisable within ten years from the date of the grant. In the case of an employee who owns more than 10% of First Palmetto's outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and shall not be exercisable after the expiration of five years from the date it is granted. Option shares may be paid for in cash, shares of common stock, or a combination of both. An aggregate of 66,459 additional shares of common stock have been reserved for issuance under this plan. At September 30, 1997, no options had been granted under this plan.

(16)  Fair Value of Financial Instruments
      -----------------------------------

      Fair value estimates, methods, and assumptions as of September 30, 1997 and 1996 for First Palmetto are set forth below and are subject to the following limitations.

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

- FHLB advances - fair value is estimated based on the current rates offered to First Palmetto for debt with the same remaining maturities.

- Commitments to extend credit and standby letters of credit - First Palmetto's variable rate credit commitments are subject to minimal interest rate risk exposure since the rates periodically (generally one year or less) adjust to market. Fixed rate loan commitments do not represent significant interest rate risk exposure as these loans are typically sold.

Based on the limitations, methods, and assumptions noted above, the estimated fair values of First Palmetto's financial instruments are as follows:


                                                            Carrying       Fair
                                                             Amount        Value
                                                          ------------  ------------
                                                                (In thousands)
September 30, 1997:
     Financial assets:
       Cash and due from banks                                $  6,721      $  6,721
       Interest-bearing accounts in other banks                 18,085        18,085
       Certificates of deposit in other banks                      399           399
       Available-for-sale securities                               907           907
       Investment securities                                    47,918        48,430
       Mortgage-backed securities                               32,367        32,693
       Loans                                                   252,336       255,524
       Accrued interest receivable                               2,726         2,726
       FHLB stock                                                2,030         2,030

     Financial liabilities:
       Deposits                                                320,769       321,019
       FHLB advances                                            27,233        26,964

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


September 30,1996:
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


                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(17)  Summary of Quarterly Income Statement Information (Unaudited)


      A summary of quarterly income statement information for the years ended September 30, 1997 and 1996 follows:


                                    (Dollars in thousands, except per share amounts)
                                                   Three months ended
                                     December 31  March 31  June 30  September 30
                                     -----------  --------  -------  ------------
Interest income                           $6,746    $6,771   $7,051        $7,334
Interest expense                           3,650     3,633    3,734         4,008
                                          ------    ------   ------        ------

 Net interest income                       3,096     3,138    3,317         3,326

Provision for loan losses                    125       365      225           713
                                          ------    ------   ------        ------
 Net interest income after
  provision for loan losses                2,971     2,773    3,092         2,613

Other income                                 736       793      527           580
Other expense                              2,366     2,238    2,253         1,989
                                          ------    ------   ------        ------

Income before income taxes                 1,341     1,328    1,366         1,204
Income taxes                                 510       468      509           422
                                          ------    ------   ------        ------

 Net income                               $  831    $  860   $  857        $  782
                                          ======    ======   ======        ======
Per share data
 Net income                               $ 1.20    $ 1.24   $ 1.24        $ 1.12
                                          ======    ======   ======        ======


                                                   Three months ended
                                      December 31  March 31  June 30  September 30
                                     -----------  --------  -------  ------------
Interest income                           $6,357    $6,521   $6,510        $6,628
Interest expense                           3,568     3,585    3,480         3,553
                                          ------    ------   ------        ------

 Net interest income                       2,789     2,936    3,030         3,075

Provision for loan losses                     75       145       75           590
                                          ------    ------   ------        ------
 Net interest income after
  provision for loan losses                2,714     2,791    2,955         2,485

Other income                                 508       776      480           491
Other expense                              2,086     2,107    2,282         3,518
                                          ------    ------   ------        ------

Income (loss) before income taxes          1,136     1,460    1,153          (542)
Income taxes (benefit)                       400       514      407          (126)
                                          ------    ------   ------        ------

 Net income (loss)                        $  736    $  946   $  746        $ (416)
                                          ======    ======   ======        ======

Per share data
 Net income (loss)                        $ 1.06    $ 1.37   $ 1.08        $ (.61)
                                          ======    ======   ======        ======

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(18)  Parent Company Financial Data
      -----------------------------

      The primary asset of First Palmetto (the Parent Company) is its investment in the Bank and its principal sources of income are dividends from the Bank and equity in undistributed net income of the Bank. Certain regulatory and other requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends which can be paid to the Parent Company. At September 30, 1997, the Bank had available undivided profits of approximately $4.8 million for payments of dividends without obtaining prior regulatory approval.

      The following is a summary of selected financial information for the Parent Company:


                       Statements of Financial Condition
                       ---------------------------------

                                                              September 30,
                                                           1997            1996
                                                         --------        --------
                                                             (In thousands)
Assets
--------
Cash on deposit with subsidiary                          $   920         $   296
Available-for-sale securities                                907             997
Investment in subsidiary                                  21,301          19,064
                                                         -------         -------
  Total assets                                           $23,128         $20,357
                                                         =======         =======

Liabilities
-----------
Taxes payable                                            $    94         $     -
Deferred taxes                                               179             149
                                                         -------         -------
Total liabilities                                            273             149
                                                         -------         -------

Stockholders' equity
--------------------
Common stock                                                   7               7
Additional paid-in capital                                 6,680           6,080
Retained earnings, substantially restricted               16,488          14,474
Unrealized gain on available-for-sale securities             305             272
Treasury stock, at cost                                     (625)           (625)
                                                         -------         -------
  Total stockholders' equity                              22,855          20,208
                                                         -------         -------
  Total liabilities and stockholders' equity             $23,128         $20,357
                                                         =======         =======

                             Statements of Income
                             --------------------


                                                        Years ended September 30,
                                                          1997    1996    1995
                                                         ------  ------  ------
                                                             (In thousands)
     Dividends from subsidiary                           $  900  $1,100  $  950
     Equity in undistributed net income of subsidiary     2,256     889   1,392
     Other income                                           285      35      36
                                                         ------  ------  ------
       Total income                                       3,441   2,024   2,378
     Expenses                                               111      12      20
                                                         ------  ------  ------
       Net income                                        $3,330  $2,012  $2,358
                                                         ======  ======  ======

                                                                     (Continued)

              FIRST PALMETTO FINANCIAL CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                           Statements of Cash Flows
                           ------------------------


                                                                 Years ended September 30,
                                                                  1997      1996      1995
                                                                -------   --------  --------
                                                                       (In thousands)
Cash flows from operating activities:
 Net income                                                     $ 3,330   $ 2,012   $ 2,358
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Gain on sale of available-for-sale securities                   (254)        -         -
   Equity in undistributed net income of subsidiary              (2,256)     (889)   (1,392)
   Increase in taxes payable                                         94         -         -
                                                                -------   -------   -------
 Net cash provided by operating activities                          914     1,123       966
                                                                -------   -------   -------

Cash flows from investing activities:
 Proceeds from sale of available-for-sale securities                426         -         -
                                                                -------   -------   -------
 Net cash provided by investing activities                          426       -0-       -0-
                                                                -------   -------   -------


Cash flows from financing activities:
 Purchase of common stock                                             -        (4)       (7)
 Sale of common stock                                               600         -         -
 Dividends paid to stockholders                                  (1,316)   (1,108)     (970)
                                                                -------   -------   -------
 Net cash used in financing activities                             (716)   (1,112)     (977)
                                                                -------   -------   -------

Net increase (decrease) in cash and cash equivalents                624        11       (11)
Cash and cash equivalents at beginning of year                      296       285       296
                                                                -------   -------   -------

Cash and cash equivalents at end of year                        $   920   $   296   $   285
                                                                =======   =======   =======

Supplemental schedule of noncash financing activities:
   Decrease in unrealized gain on available-for-sale
    securities of subsidiary                                    $   (18)  $     -   $     -
   Unrealized gain on available-for-sale securities
    of parent company (net of tax effect of $20)                     51       (37)      172

(19)  Commitments and Contingencies
      -----------------------------

      First Palmetto is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material effect on First Palmetto's financial position, results of operations or liquidity.

      The average Federal Reserve balance requirement as of September 30, 1997 was $1,052,000.

                         INDEPENDENT AUDITOR'S REPORT



The Board of Directors
First Palmetto Financial Corporation
Camden, South Carolina


We have audited the accompanying consolidated statements of financial condition of First Palmetto Financial Corporation and subsidiary (First Palmetto) as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of First Palmetto's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Palmetto Financial Corporation and subsidiary at September 30,1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.



November 26, 1997

                     FIRST PALMETTO FINANCIAL CORPORATION

                   BOARD of DIRECTORS and EXECUTIVE OFFICERS


DIRECTORS                                               EXECUTIVE OFFICERS
H. Davis Green, Jr.                                     H. Davis Green, Jr.
Chairman of the Board, First Palmetto                   Chairman of the Board
H. Davis Green, Jr. Appraisals
Camden, South Carolina

Samuel R. Small                                         Samuel R. Small
Chief Executive Officer,                                President and Chief
First Palmetto Savings Bank, F.S.B.                     Executive Officer
Camden, South Carolina

Steve G. Williams, Jr.                                  Steve G. Williams, Jr.
Senior Vice President and Treasurer,                    Senior Vice-President and Treasurer
First Palmetto Savings Bank, F.S.B.
Camden, South Carolina

Pierce W. Cantey, Jr.                                   Darlene H. Love
Managing Partner,                                       Secretary
Carswell, Cantey, Burch and Associates, LLP
Camden, South Carolina                                  DIRECTORS EMERITUS

William R. Clyburn                                      H. B. Marshall, Jr.
President, Bill Clyburn Realty, Inc.                    Agent, New York Life Insurance Company
Kershaw, South Carolina                                 Camden, South Carolina

James L. Creed                                          Austin M. Sheheen, Sr.
Timber Company Executive (Retired),                     Business Executive (Retired), Sheheen
Texaco                                                  Camden, South Carolina
D.J. Creed and Son, Inc.
Camden, South Carolina                                  William F. Tripp, Jr.
                                                        Plant Manager (Retired), E.I. DuPont
Frank Goodale                                           Camden, South Carolina
Merchant, F.D. Goodale, Jeweler
Camden, South Carolina

Donald H. Holland
Attorney, Holland, DuBose and Cushman
Camden, South Carolina

Charlie E. Nash
President, Charlie E. Nash Insurance Agency, Inc.
Camden, South Carolina

Glenn G. Tucker
President, Tucker Down East Resources, Inc.
Camden, South Carolina


                     FIRST PALMETTO FINANCIAL CORPORATION

                             CORPORATE INFORMATION


CORPORATE HEADQUARTERS
First Palmetto Financial Corporation
407 DeKalb Street
Camden, South Carolina  29020
Telephone (803) 432-1416

STOCK TRANSFER AGENT
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

INDEPENDENT ACCOUNTANTS
KPMG Peat Marwick
Suite 600
One Insignia Financial Plaza
Greenville, South Carolina  29603

LEGAL COUNSEL
Holland, DuBose and Cushman
718 Lafayette Avenue
Camden, South Carolina  29020

Savage, Royall and Sheheen
1111 Church Street
Camden, South Carolina  29020

BRANCH OFFICES
921 Bay Street, Beaufort, South Carolina  29902
104 East Church Street, Bishopville, South Carolina  29010
2310 North Broad Street, Camden, South Carolina  29020
3932 Forest Drive, Columbia, South Carolina  29206
9221 Two Notch Road, Columbia, South Carolina  29223
266 Cashua Street, Darlington, South Carolina  29532
Highway #1, Elgin, South Carolina  29045
10540 Two Notch Road, Elgin, South Carolina  29045
7327 St. Andrews Road, Irmo, South Carolina  29063
301 Hampton Street, Kershaw, South Carolina 29067
977 North Main Street, Lancaster, South Carolina 29721
5321 Sunset Boulevard, Lexington, South Carolina  29072
Highway #1, Lugoff, South Carolina  29078
111 North Brooks Street, Manning, South Carolina  29102
210 North Pearl Street, Pageland, South Carolina   29728

SUBSIDIARY
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

EMPLOYEES
At September 30, 1997 First Palmetto employed 124 persons.

COMMON STOCK INFORMATION
------------------------

      At September 30, 1997, First Palmetto had 708,010 shares of common stock outstanding held by approximately 391 shareholders.

      At the present time, there is no established public trading market in which shares of First Palmetto's common stock are regularly traded, nor are there any uniformly quoted prices for such shares. The following is the known range of high and low sales prices for the common stock for the two most recent years.

                               October 1, 1996 to  October 1, 1995 to
Stock Data-Per Share           September 30, 1997  September 30,1996
--------------------           ------------------  ------------------
Sales Price (Estimated)
 High                                $40.00              $33.00
 Low                                 $33.00              $28.00
 Book Value at September 30          $32.28              $29.16
 Annual Cash Dividend                $ 1.90              $ 1.60


FORM 10-K INFORMATION
---------------------

      A copy of Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request made to First Palmetto's corporate headquarters, attention Darlene Love, Secretary.