Form 10-K, Exhibit 13
period 1998-09-30
FIRST PALMETTO FINANCIAL CORP
filed 1998-12-28
CIK 864927

EXHIBIT 13

                                  Annual Report

                                  ANNUAL REPORT

                               September 30, 1998

                      FIRST PALMETTO FINANCIAL CORPORATION

                                TABLE of CONTENTS

Letter to Stockholders                                              1-2

FIRST PALMETTO FINANCIAL CORPORATION

   The Company                                                        3

   Selected Consolidated Financial and Other Data                   3-4

   Management's Discussion and Analysis of Financial Condition
      and Results of Operations                                    5-16

   Consolidated Financial Statements

       Consolidated Statements of Financial Condition                17
       Consolidated Statements of Income                             18
       Consolidated Statements of Stockholders' Equity               19
       Consolidated Statements of Cash Flows                      20-21
       Notes to Consolidated Financial Statements                 22-42

   Independent Auditors' Report                                      43

   Board of Directors and Executive Officers                         44

   Corporate Information                                             45

   Common Stock Information                                          46

Dear First Palmetto Stockholder:

We are happy to report to you that First Palmetto again had a very successful year. Our earnings were a record $4.18 million or $5.90 per share, compared to our previous year's earnings of $3.33 million or $4.80 per share.

This has been another challenging and exciting year and your corporation's employees have worked very hard and long to meet those challenges. Their dedication and efforts have again enabled us to obtain our outstanding results for the year.

Financial highlights for fiscal 1998 were:

       Assets increased to $433.7 million from $372.9 million, an increase of 16.3%.

       Loans increased to $264.0 million from $252.3 million, an increase of 4.6%.

       Deposits increased to $343.9 million from $320.8 million, an increase of 7.2%.

       Our dividend was $2.20 per share up from $1.90 per share paid in the previous year.

We have continued our ongoing process of looking for opportunities for growth, and in December of 1997, we opened our Briarcliff, Myrtle Beach office. Additionally, we opened our North Myrtle Beach office in October, 1998. The Briarcliff office has grown to over $20 million in deposits in its first year of operation and the North Myrtle Beach office is off to a good start. We feel very confident that this area of coastal South Carolina offers us an excellent expansion opportunity and we believe that these two offices will be great additions for our corporation.

During the fiscal year 1998, First Palmetto sold its Beaufort office to First Citizens. The result of this sale was a non-recurring gain, net of tax, of $474,000. This office was profitable for us, however, it was geographically distant from any of our other locations and we believed the Myrtle Beach area was a better location to concentrate our coastal expansion efforts.

We have been able to maintain high quality in our loan portfolio and our nonperforming loans at September 30, 1998, were $636,000 or .24% of total loans. Our loan loss reserves as of September 30, 1998, were $4.65 million as compared to $3.0 million as of September 30, 1997.

I know that many of you may be concerned that the Year 2000 could have a major effect on the ability of computerized operations to continue to function as designed. Our Bank is acutely aware of this potential problem and we have devoted a great amount of time and resources to solving it. Our Year 2000 plan is in place and our testing is almost complete. We anticipate operating our business as normal at the turn of the Year 2000.

We will continue our long-term philosophy of growing the Bank, enhancing shareholder value, providing excellent service to our customers, and being actively involved in communities that we serve. The staff and directors of First Palmetto appreciate the support of our shareholders and we will continue to work to ensure that your confidence has been well placed.

                                         Very truly yours,

                                         /s/ Samuel R. Small

                                         Samuel R. Small, President and
                                         Chief Executive Officer

                      FIRST PALMETTO FINANCIAL CORPORATION

THE COMPANY

       First Palmetto Financial Corporation ("First Palmetto") is a holding company organized to provide ownership for First Palmetto Savings Bank, F.S.B. (the "Bank"), a wholly owned subsidiary. The Bank is a federally chartered stock savings bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Bank is regulated by the Office of Thrift
Supervision ("OTS"). The Bank's business is conducted through its home office located in Camden, South Carolina and through fifteen branch offices in other South Carolina locations of Bishopville, Camden, Columbia, Darlington, Elgin, Irmo, Kershaw, Lancaster, Lexington, Lugoff, Manning, Myrtle Beach, Pageland and Pontiac.

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

       First Palmetto's results of operations depend primarily on its net interest income, which is the difference between the interest income it receives from its loan and investment portfolios and its cost of funds. Other significant sources of income are service charges on deposit accounts, loan servicing fees and gain on sale of loans.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

       The following tables present selected consolidated financial information and other data for First Palmetto at the dates and for the periods indicated.

Consolidated Financial Condition Data

                                                        At September 30,
                                     -----------------------------------------------------
                                        1998       1997       1996       1995       1994
                                        ----       ----       ----       ----       ----
                                                         (In thousands)

Assets ............................  $ 433,745   $372,948   $344,547   $323,183  $ 278,056
Loans, net ........................    263,989    252,336    227,209    198,373    163,649
Cash and investment securities (a)      56,944     74,030     70,519     71,807     72,826
Mortgage-backed securities ........     95,862     32,367     33,010     39,410     31,159
Deposits ..........................    343,947    320,769    288,157    267,313    225,417
Federal Home Loan Bank
  ("FHLB") advances ...............     60,667     27,233     32,550     33,367     31,000
Stockholders' equity, substantially
  restricted ......................     25,169     22,855     20,208     19,345     17,804

 (a)   Includes  cash and due from  banks,  interest-bearing  deposits  in other
       banks,  certificates  of  deposit  in  other  banks,   available-for-sale
       securities and investment securities.

                      FIRST PALMETTO FINANCIAL CORPORATION

Consolidated Summary of Operations

                                                                         Years Ended September 30,
                                          -------------------------------------------------------------------------
                                               1998           1997           1996            1995           1994
                                          ------------   ------------   ------------    ------------   ------------
                                                                        (In thousands)
Interest income                          $     31,026   $     27,902   $     26,016    $     22,794   $     16,890
Interest expense                               17,275         15,025         14,186          12,483          8,213
                                         ------------   ------------   ------------    ------------   ------------
Net interest income                            13,751         12,877         11,830          10,311          8,677
Provision for loan losses                       2,262          1,428            885             482            523
                                         ------------   ------------   ------------    ------------   ------------
Net interest income after provision
  for loan losses                              11,489         11,449         10,945           9,829          8,154
Other income                                    3,904          2,636          2,255           1,934          1,651
Other expense                                   8,861          8,846          9,993           8,105          6,597
                                         ------------   ------------   ------------    ------------   ------------
Income before income taxes                      6,532          5,239          3,207           3,658          3,208
Income taxes                                    2,354          1,909          1,195           1,300          1,184
Cumulative effect of change
 in accounting principle                            -              -              -               -            243
                                         ------------   ------------   ------------    ------------   ------------
Net income                              $       4,178   $      3,330   $      2,012    $      2,358   $      2,267
                                        =============   ============   ============    ============   ============

Financial Ratios
                                                                         Years Ended September 30,
                                               -------------------------------------------------------------------------
                                                    1998           1997           1996            1995           1994
                                               ------------   ------------   ------------    ------------   ------------
Return on average assets (net income
  divided by average total assets)                  1.04%            .93%           .61%           .78%            .90%

Return on average equity (net income
  divided by average equity)                       17.40%          15.68%         10.33%         13.17%          13.25%

Average equity-to-assets ratio (average
  equity divided by average total assets)           5.95%           6.00%          5.87%          5.90%           6.79%

Net income per common share-basic              $     5.90     $      4.80    $      2.90     $     3.40     $      3.36

Book value per common share-basic              $    35.55     $     32.28    $     29.16     $    27.90     $     25.68

Dividends per common share                     $     2.20     $      1.90    $      1.60     $     1.40     $      1.25

                      FIRST PALMETTO FINANCIAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

RESULTS of OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, COMPARED with the FISCAL YEAR ENDED SEPTEMBER 30, 1997

       Net income for the fiscal year ended September 30, 1998, was $4.2 million as compared to $3.3 million for the preceding fiscal year. Net income increased by $848,000 or 25.5%.

       Net interest income for fiscal 1998 equaled $13.8 million as compared to $12.9 million for the fiscal year ended September 30, 1997. The increase of 6.8% amounted to $874,000. Other income for fiscal 1998 was $3.9 million as compared to $2.6 million for fiscal 1997 while other expense for the respective fiscal years were $8.9 million and $8.8 million. A more detailed discussion of the comparative years follows.

       Net interest income increased by $874,000 or 6.8%. The primary reason for the increase in net interest income was an increase in average interest-earning assets for fiscal 1998 of approximately $38.5 million. The yield on interest-earning assets was relatively constant, decreasing only .02%. Average cost of funds increased during the year from 4.83% during the year ended September 30, 1997 to 5.04% during the year ended September 30, 1998. Interest rate spread decreased to 3.28% as compared to 3.51% for the previous year.

       Total interest income for fiscal 1998 was $31.0 million, up $3.1 million or 11.2% from $27.9 million for fiscal 1997. The primary reason for the increase was an increase in average interest-earning assets due to the acquisition of mortgage-backed securities and an increase in loan demand mainly in commercial real estate loans. The average yield on interest earning assets decreased slightly to 8.32% for fiscal 1998 versus 8.34% for fiscal year 1997.

       Total interest expense for fiscal 1998 was $17.3 million compared to $15.0 million for fiscal 1997. The increase of $2.2 million represented a 15.0% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of deposits received by offering highly competitive rates in targeted markets. Cost of funds remained stable at 5.04% for the 1998 period as compared to 4.83% for the 1997 period. Average interest-bearing liabilities were $342.6 million at September 30, 1998 as compared to $311.0 million at September 30, 1997.

Average Balances, Interest and Average Yields

     The following table sets forth certain information relating to First Palmetto's average balance sheets and reflects the average yields on assets and average costs of liabilities for the periods indicated and the average yields earned and rates paid at September 30, 1998. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

                                                        Years Ended September 30,
                              -----------------------------------------------------------------------------
                                       1998                       1997                      1996
                              -----------------------  -------------------------  -------------------------
                                              Average                    Average                    Average   At September 1998
                             Average           Yield/  Average            Yield/  Average            Yield/   -----------------
                             Balance Interest   Cost   Balance  Interest   Cost   Balance  Interest   Cost     Balance   Rate
                             ------- --------   ----   -------  --------   ----   -------  --------   ----     -------   ----
                                                              (Dollars in thousands)
    Interest-earning assets:

 Loans (1)                  $253,003 $23,011   9.10%  $240,224 $21,576    8.98%  $212,955  $19,477   9.15%   $263,989    8.80%
 Interest-earning deposits    22,820   1,414   6.20     15,411   1,000    6.49      9,619      694   7.21      11,992    5.46
 Investment securities (2)    45,431   2,989   6.58     46,632   3,163    6.78     51,882    3,411   6.57      37,969    6.49
 Mortgage-backed securities   51,803   3,612   6.97     32,249   2,163    6.71     36,365    2,434   6.69      95,862    6.06
                            -------- -------          -------- -------          --------   -------           --------
  Total interest-earning
      assets                 373,057  31,026   8.32    334,516  27,902    8.34    310,821   26,016   8.37     409,812    7.84
                                     -------                   -------                     -------
Noninterest-earning assets    19,435                    19,061                     21,127                      23,933
                            --------                  --------                   --------                    --------
     Total assets           $392,492                  $353,577                   $331,948                    $433,745
                            ========                  ========                   ========                    ========

(1) Average balances include non-accrual loans.
(2) Includes available-for-sale securities.

                                                        Years Ended September 30,
                              -----------------------------------------------------------------------------
                                       1998                       1997                      1996
                              -----------------------  -------------------------  -------------------------
                                              Average                    Average                    Average   At September 1998
                             Average           Yield/  Average            Yield/  Average            Yield/   -----------------
                             Balance Interest   Cost   Balance  Interest   Cost   Balance  Interest   Cost     Balance   Rate
                             ------- --------   ----   -------  --------   ----   -------  --------   ----     -------   ----
                                                              (Dollars in thousands)
Interest-bearing
  liabilities:
   Interest-bearing
     demand deposits(1)     $57,075  $ 1,502   2.63%  $ 56,923 $ 1,487    2.61%  $ 54,503  $ 1,378  2.53%    $ 57,739    2.58%
   Savings deposits          21,994      524   2.38     22,151     562    2.54     23,181      586  2.53       22,482    2.29
   Time deposits            229,975   13,143   5.71    203,052  11,369    5.60    183,357   10,365  5.65      241,688    5.59
   FHLB borrowings           33,572    2,106   6.27     28,906   1,607    5.56     33,202    1,857  5.59       60,667    5.50
                            -------  -------          --------  ------           --------  -------           --------
     Total interest-bearing
        liabilities         342,616   17,275   5.04    311,032  15,025    4.83    294,243   14,186  4.82      382,576    4.93
                                     -------                    ------                     -------
Noninterest-bearing
 liabilities:
   Noninterest demand
     deposits                23,900                     19,886                     15,585                     22,038
   Other                      3,036                      2,149                      2,645                      3,962
                             ------                     ------                      -----                      -----
    Total liabilities       369,552                    333,067                    312,473                    408,576
Stockholders' equity         22,940                     20,510                     19,475                     25,169
                            -------                    -------                    -------                    -------
    Total liabilities
      and stockholders'
      equity               $392,492                   $353,577                   $331,948                   $433,745
                           ========                   ========                   ========                   ========

Net interest income                 $ 13,751                    $12,877                    $11,830
                                    ========                    =======                    =======

Interest rate spread                           3.28%                      3.51%                      3.55%              2.91%
                                               =====                      =====                      =====              =====
Net yield on average interest-earning
  assets                                       3.69%                      3.85%                      3.81%
                                               =====                      =====                      =====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                  1.09%                      1.08%                      1.06%
                                               =====                      =====                      =====

(1)  Includes NOW's and MMDA

                      FIRST PALMETTO FINANCIAL CORPORATION

Rate/Volume Analysis

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

                                                                  Years Ended September 30,
                                             -------------------------------------------------------------
                                                       1998 vs. 1997                     1997 vs. 1996
                                             -----------------------------       -------------------------
                                                    Increase (Decrease)               Increase (Decrease)
                                                          Due to                           Due to
                                             -----------------------------       -------------------------
                                               Volume      Rate      Total       Volume     Rate     Total
                                               ------      ----      -----       ------     ----     -----
                                                                       (In thousands)
Interest income:

   Loans .........................           $ 1,155    $   280    $ 1,435      $ 2,472    $  (373)   $ 2,099
   Investment securities .........               (80)       (94)      (174)        (350)       102       (248)
   Mortgage-backed securities ....             1,337        112      1,449         (275)         4       (271)
   Other .........................               470        (56)       414          397        (91)       306
                                             -------    -------    -------      -------    -------    -------
Total interest-earning assets ....             2,882        242      3,124        2,244       (358)     1,886
                                             -------    -------    -------      -------    -------    -------

Interest expense:
   Deposits ......................             1,300        451      1,751          999         90      1,089
   FHLB advances .................               274        225        499         (239)       (11)      (250)
                                             -------    -------    -------      -------    -------    -------
Total interest-bearing liabilities             1,574        676      2,250          760         79        839
                                             -------    -------    -------      -------    -------    -------

Net interest income ..............           $ 1,308    $  (434)   $   874      $ 1,484    $  (437)   $ 1,047
                                             =======    =======    =======      =======    =======    =======

       The provision for loan losses for fiscal 1998 was $2.3 million compared to $1.4 million for the preceding year. The increased provision for loan losses resulted from the higher level of loans outstanding and the continuing shift in the loan mix from lower risk residential lending to higher risk consumer and commercial lending. Also during the year, management has emphasized increasing loans with large balances as evidenced by six loans over $1.0 million at September 30, 1998, compared to one loan over $1.0 million at September 30, 1997. Net charge-offs to the allowance for loan losses were $622,000 during the fiscal year ended September 30, 1998, as compared to $783,000 for the year ended September 30, 1997. The balance in the allowance for loan losses at September 30, 1998 was $4.6 million compared to $3.0 million at September 30, 1997. The allowance for loan losses as a percentage of loans was 1.73% and 1.18% at September 30, 1998 and 1997, respectively. Management continually reviews the adequacy of the allowance for loan losses, considering such factors as reviews of delinquent loans and other loans with problems, composition of the Bank's loan portfolio, history of charge-offs, general economic conditions that may affect borrowers ability to repay and the value of collateral.

       Other income for fiscal 1998 was $3.9 million as compared to $2.6 million for fiscal 1997. The other income increase was primarily attributable to gain on sale of investments in the amount of $632,000 and a gain in the sale of a branch office in the amount of $784,000.

                      FIRST PALMETTO FINANCIAL CORPORATION

       Other expenses for fiscal 1998 was $8.9 million compared to $8.8 million for fiscal 1997, an increase of $15,000 or .17%. Tabular comparisons of broad expense categories for fiscal 1998 compared to fiscal 1997 are as follows:

                                                         Years Ended
                                                         September 30,
                                                     -------------------
                                                     1998           1997
                                                     ----           ----
                                                        (In thousands)

 Compensation and related benefits                $      4,153   $      3,979
 Occupancy and data processing fees                      1,939          2,130
 Federal deposit and other insurance premiums              315            367
 Amortization of intangible assets                         349            579
 Telephone, postage, supplies and other                  2,105          1,791
                                                  ------------   ------------
     Totals                                       $      8,861   $      8,846
                                                  ============   ============

       The effective tax rate was 36.0% for the year ended September 30, 1998 as compared to 36.4% for the year ended September 30, 1997. See Note 12 to the Notes to Consolidated Financial Statements.

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

                      FIRST PALMETTO FINANCIAL CORPORATION

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

                                                           Years Ended
                                                           September 30,
                                                    ---------------------------
                                                         1997           1996
                                                         ----           ----
                                                           (In thousands)

 Compensation and related benefits                  $      3,979   $      3,658
 Occupancy and data processing fees                        2,130          1,848
 Federal deposit and other insurance premiums                367          1,877
 Amortization of intangible assets                           579            769
 Telephone, postage, supplies and other                    1,791          1,841
                                                    ------------   ------------
     Totals                                         $      8,846   $      9,993
                                                    ============   ============

       The effective tax rate was 36.4% for the year ended September 30, 1997 as compared to 37.3% for the year ended September 30, 1996. See Note 12 to the Notes to Consolidated Financial Statements.

                      FIRST PALMETTO FINANCIAL CORPORATION

FINANCIAL CONDITION

     Total assets at September 30, 1998, were $433.7 million as compared to $372.9 million at September 30, 1997, an increase of $60.8 million or 16.3%.

       Loans receivable at September 30, 1998, increased by $11.7 million to $264.0 million as compared to $252.3 million at the previous year-end. The increase was primarily as a result of the employment of several loan officers whose primary function is the production of consumer and commercial loans and the entry into new markets as a result of branching efforts.

       Mortgage-backed securities increased $63.5 million from $32.3 million at September 30, 1997 to $95.9 million at September 30, 1998. The increase was primarily funded by FHLB advances and an increase in deposits.

       Deposits increased $23.2 million to $343.9 million at September 30, 1998, compared to $320.8 million at the previous year end as First Palmetto targeted several markets for growth by offering highly competitive rates.

       FHLB advances increased to $60.7 million at September 30, 1998 from $27.2 million at September 30, 1997 as First Palmetto sought to reduce interest rate sensitivity by borrowing for longer terms at historically low rates.

       Stockholders' equity increased to $25.2 million at September 30, 1998 compared to $22.9 million at September 30, 1997. Increases were $4.2 million from net income. Decreases were the elimination of unrealized gains on available-for-sale securities in the amount of $305,000 and payment of dividends of approximately $1.6 million.

CAPITAL RESOURCES

       Regulatory   Capital   Requirements.   Under  OTS   regulations   savings
associations must maintain "Tier 1" capital equal to at least 4% of adjusted total assets, "Tier 1" capital equal to at least 4% of "risk-weighted" assets and a "total capital" equal to at least 8% of "risk-weighted" assets. For purposes of the regulations, "Tier 1" capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interest in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying intangibles. "Tier 1" capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for mortgage servicing rights and certain qualifying intangibles. "Tier 1" capital are to be further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks.

       At September 30, 1998, the Bank's "Tier 1" capital ratio to total assets was 5.58%, "Tier 1" to risk-weighted assets ratio was 9.84% and its total capital to risk-weighted assets ratio was 11.10%. At that date, the Bank had $491,000 of qualifying intangibles and $535,000 of investments in and extensions of credit to subsidiaries engaged in activities not permissible for national banks.

                      FIRST PALMETTO FINANCIAL CORPORATION

ASSET and LIABILITY MANAGEMENT, INTEREST RATE SENSITIVITY and MARKET RISK

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

       Profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates on interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent or on the same basis. As part of its effort to manage interest rate risk, the Bank monitors its net portfolio value ("NPV"), a methodology adopted by the OTS to assist the Bank in assessing interest rate risk.

       Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other assets and outgoing cash flows on interest-bearing liabilities and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from the theoretical 200 basis point ("bp") (1 basis point equals .01%) change in market rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered.

       The following table presents the Bank's NPV at September 30, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.

Change                   Net Portfolio Value               NPV as % of PV Assets
In rates   $ Amount          $ Change         % Change     NPV Ratio    Change
--------   --------      -------------------  --------     ---------    ------
  +400 bp  $ 30,756           $  (814)             -3%       7.23%      +11 bp
  +300 bp    32,107               537              +2%       7.46%      +34 bp
  +200 bp    32,815             1,245              +4%       7.54%      +42 bp
  +100 bp    32,623             1,053              +3%       7.42%      +30 bp
     0 bp    31,570                                          7.12%
  -100 bp    29,719            (1,851)             -6%       6.66%      -46 bp
  -200 bp    27,978            (3,592)            -11%       6.22%      -90 bp
  -300 bp    26,683            (4,887)            -15%       5.87%     -125 bp
  -400 bp    25,201            (6,369)            -20%       5.49%     -163 bp

Risk measures:  200 bp rate shock                                    9/30/98
                                                              --------------

Pre-shock NPV ratio:  NPV as % of PV of assets                         7.12%
Post-shock NPV ratio                                                   6.22%
Sensitivity Measure:  Decline in NPV ratio                             90 bp

                      FIRST PALMETTO FINANCIAL CORPORATION

       The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. The computations do not contemplate any actions the Bank could undertake in response to changes in interest rates.

       Another important measure of interest rate risk is the Asset/Liability Gap ratio. The difference between the amount of interest-earning assets and interest-bearing liabilities to be repriced during a specified time period is referred to as the asset/liability gap position. Key assumptions for determining the period for repricing are as follows: (1) fixed rate loans and mortgage-backed securities are generally amortized adjusted by market based prepayment rates; (2) adjustable rate loans and mortgage-backed securities are repriced on their respective adjustment dates; (3) loans with call features are amortized without any prepayment assumption with the balance repricing at the call date; (4) investment securities are repriced at maturity; (5) NOW, money market and savings are repriced using market based decay rates; (6) time deposits are repriced at maturity; (7) fixed rate borrowings are repriced at maturity adjusted for contractual principal repayments; and (8) adjustable rate borrowings are repriced on their adjustment dates. Management believes these assumptions are reasonable based upon First Palmetto's historical experience.

       First Palmetto's liability sensitive cumulative gap position for one year at September 30, 1998 was (9.93%). A liability sensitive gap indicates that over the course of a year an upward movement in rates will negatively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets. Conversely, a liability sensitive gap in a declining interest rate environment will positively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets.

        The following table presents First Palmetto's asset/liability gap ratios as of September 30, 1998.

                                               Six months
At September 30, 1998               Six months       to one      One to      Three to     Over five
                                       or less         year   three years   five years      years        Total
                                       -------         ----   -----------   ----------      -----        -----
Interest-earning assets                                         (Dollars in thousands)
  Loans and mortgage-backed
    securities (1)                 $    91,174  $    80,911   $   141,628  $    26,746  $    24,041  $   364,500
  Investment securities                  7,982        7,009        13,986        8,992            -       37,969
  Other interest-earning assets (2)     11,992            -             -            -            -       11,992
      Total interest-earning
        assets                         111,148       87,920       155,614       35,738       24,041      414,461
                                   -----------  -----------   -----------  -----------  -----------  -----------

Interest-bearing liabilities
  Interest-bearing deposits            196,205       39,023        61,863        9,300       15,518      321,909
  Borrowings                             5,000            -         4,667            -       51,000       60,667
                                   -----------  -----------   -----------  -----------  -----------  -----------
      Total interest-bearing
        liabilities                    201,205       39,023        66,530        9,300       66,518      382,576
                                   -----------  -----------   -----------  -----------  -----------  -----------
Sensitivity gap
  Period                           $   (90,057) $    48,897   $    89,084  $    26,438  $   (42,477) $    31,885
                                   ===========  ===========   ===========  ===========  ===========  ===========
  Cumulative                       $   (90,057) $   (41,160)  $    47,924  $    74,362  $    31,885  $    31,885
                                   ===========  ===========   ===========  ===========  ===========  ===========

Gap as a percentage of
  interest-earning assets
  Period                              (21.73)%       11.80%        21.49%        6.38%     (10.25)%        7.69%
                                   ===========  ===========   ===========  ===========  ===========  ===========
  Cumulative                          (21.73)%      (9.93)%        11.56%       17.94%        7.69%        7.69%
                                   ===========  ===========   ===========  ===========  ===========  ===========

(1)  Excludes the allowance for loan losses.
(2) Includes interest-earning deposits and certificates of deposit in other banks.

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

                      FIRST PALMETTO FINANCIAL CORPORATION

LIQUIDITY

       Liquidity management involves meeting the cash flow requirements of First Palmetto both at the holding company level as well as at the subsidiary level. The holding company requires cash for various operating needs including general operating expenses and payment of dividends to shareholders. Sources of liquidity for the holding company include dividends from the Bank to the holding company and existing cash reserves and earnings.

       First Palmetto's primary sources of liquidity are deposits and loan principal and interest repayments. Additionally, First Palmetto has historically generated funds through the sale in the secondary market of mortgage loans. During the current year funds were made available primarily from the increase of deposits of $38.7 million, FHLB advances of $45.0 million, the sale of loans on the secondary market in the amount of $30.0 million, from the maturities of investment securities in the amount of $30.5 million, and from principal collections of mortgage-backed securities of $16.9 million. These funds were used to purchase mortgage-backed securities of $80.4 million, fund net loans of $23.3 million, repay FHLB advances $11.6 million and to purchase investment securities in the amount of $20.6 million.

       These and other factors resulted in cash and cash equivalents decreasing $5.9 million during the year ended September 30, 1998.

       The Bank, as a member of the Federal Home Loan Bank System, is required by regulation to maintain a daily average balance of liquid assets equal to a certain percentage of net withdrawable savings and current borrowings. The Bank's liquidity ratio at September 30, 1998 is in excess of regulatory requirements of 4% and will remain so in the upcoming fiscal year.

NEW ACCOUNTING PRONOUNCEMENTS

       Reporting  Comprehensive  Income. In June, 1997, the FASB issued SFAS No.
130, "Reporting Comprehensive Income." The purpose of SFAS 130 is to address concerns over the practice of reporting elements of comprehensive income directly in equity. This SFAS requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. This statement is effective for periods beginning after December 15, 1997, and is not expected to have a material impact on the Bank. Comparative financial statements are required to be reclassified to reflect the provisions of this statement. The Bank will adopt the provisions of this SFAS for fiscal year 1999.

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

       SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", revises employers' disclosures about pension and other postretirement benefit plans. It does not change measurement or recognition, but standardizes the disclosure requirements, requires additional information on changes in benefit obligations and fair values of plan assets. Certain disclosures that are no longer useful as in the past are eliminated. This statement is effective for fiscal years beginning after December 15, 1997. Earlier periods which are presented should be restated.

                      FIRST PALMETTO FINANCIAL CORPORATION

       SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position, and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or a firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign corporation. This statement is effective for fiscal quarters beginning after June 15, 1999.

YEAR 2000 CONSIDERATIONS

       Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many computer programs could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

     The business risks associated with Year 2000 are considerable. Some of the risks include errors in accruing interest for loans and deposits, communication devices may become inoperable, and basic utilities may cease to be provided. Recognizing the risks of computer errors as the result of Year 2000, the Federal Financial Institutions Examination Council ("FFIEC") issued an interagency statement on May 5, 1997, providing an outline for institutions to effectively manage the Year 2000 challenges. The guidance identified the following five stages for Year 2000 management: awareness, assessment, renovation, testing and implementation stages. First Palmetto has substantially completed the awareness and assessment stages. A significant portion of First Palmetto's mission critical products and services are provided by a third party service bureau. The service bureau has completed the renovations stage and in November of 1998, the Bank began testing the renovated software. The testing phase is expected to be concluded by the end of January, 1999 at which time the implementation phase shall commence. Implementation should be complete in all material respects by the end of May, 1999 at which time First Palmetto shall be prepared for Year 2000.

       In fiscal 1998, First Palmetto paid the service bureau a $40,000 fee for its Year 2000 efforts and $15,000 for various hardware and software upgrades. The Bank has not estimated the salaries paid to employees whose responsibilities include ensuring First Palmetto is Year 2000 ready.

       The third party business contingency plan is expected to be complete by December 31, 1998; and its contingency procedures will be announced in January of 1999, at which time the Bank will develop its contingency plan in consonance with the third party plan.

                      FIRST PALMETTO FINANCIAL CORPORATION

                 Consolidated Statements of Financial Condition
                           September 30, 1998 and 1997

ASSETS                                                      1998           1997
                                                            ----           ----
                                                               (In thousands)

Cash and due from banks                                     $  6,983   $  6,721
Interest-bearing deposits in other banks                      11,892     18,085
Certificates of deposit in other banks                           100        399
Available-for-sale securities (cost of  $422 at
  September 30, 1997)                                              -        907
Investment securities (market value of $38,521 and
  $48,430 at September 30, 1998 and 1997, respectively)       37,969     47,918
Mortgage-backed securities held for investment
  (market value of $97,654 and $32,693 at
  September 30, 1998 and 1997, respectively)                  95,862     32,367
Loans, net of allowance for loan losses of
  $4,649 in 1998 and $3,009 in 1997                          263,989    252,336
Accrued interest receivable                                    3,126      2,726
Real estate acquired in settlement of loans                      500        332
Stock in the Federal Home Loan Bank (FHLB)                     3,333      2,030
Premises and equipment                                         6,664      6,071
Prepaid expenses and other assets                              3,327      3,056
                                                            --------   --------
           Total assets                                     $433,745   $372,948
                                                            ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                    $343,947   $320,769
FHLB advances                                                 60,667     27,233
Accrued expenses and other liabilities                         3,962      2,091
                                                            --------   --------
           Total liabilities                                 408,576    350,093
                                                            --------   --------

Stockholders' equity
   Preferred stock, $.01 par value, 500,000 shares
     authorized, none issued and outstanding                       -          -
   Common stock, $.01 par value, 1,500,000 shares
     authorized, 748,014 shares issued                             7          7
   Additional paid-in capital                                  6,680      6,680
   Retained earnings, substantially restricted                19,107     16,488
   Unrealized gain on available-for-sale securities, net           -        305
   Treasury stock, at cost (40,004 shares in 1998 and 1997)     (625)      (625)
                                                            --------   --------
           Total stockholders' equity                         25,169     22,855
                                                            --------   --------
Commitments

           Total liabilities and stockholders' equity       $433,745   $372,948
                                                            ========   ========

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                        Consolidated Statements of Income
                 Years ended September 30, 1998, 1997, and 1996

                                                                            1998              1997             1996
                                                                        -------------    --------------    -------------
Interest income:                                                               (Dollars in thousands, except earnings
per share data)
   Loans                                                                $      23,011    $       21,576    $      19,477
   Investment securities                                                        2,989             3,163            3,411
   Mortgage-backed securities                                                   3,612             2,163            2,434
   Other                                                                        1,414             1,000              694
                                                                        -------------    --------------    -------------
       Total interest income                                                   31,026            27,902           26,016
                                                                        -------------    --------------    -------------
Interest expense:
   Deposits                                                                    15,169            13,418           12,329
   FHLB advances                                                                2,106             1,607            1,857
                                                                        -------------    --------------    -------------
       Total interest expense                                                  17,275            15,025           14,186
                                                                        -------------    --------------    -------------
       Net interest income                                                     13,751            12,877           11,830
Provision for loan losses                                                       2,262             1,428              885
                                                                        -------------    --------------    -------------
       Net interest income after provision for loan losses                     11,489            11,449           10,945
                                                                        -------------    --------------    -------------
Other income:
   Service charges                                                              1,293             1,205            1,167
   Loan servicing                                                                 451               524              513
   Gain on sales of loans                                                         515               173              103
   Gain on sale of investments                                                    632               254                -
   Gain on sale of branch                                                         784                 -                -
   Miscellaneous                                                                  229               480              472
                                                                        -------------    --------------    -------------
       Total other income                                                       3,904             2,636            2,255
                                                                        -------------    --------------    -------------
Other expense:
   Compensation and related benefits                                            4,153             3,979            3,658
   Net occupancy                                                                1,133             1,233            1,027
   Data processing fees                                                           806               897              821
   Federal deposit and other insurance premiums                                   315               367            1,877
   Telephone, postage, and supplies                                               612               709              655
   Amortization of intangible assets                                              349               579              769
   Miscellaneous                                                                1,493             1,082            1,186
                                                                        -------------    --------------    -------------
       Total other expense                                                      8,861             8,846            9,993
                                                                        -------------    --------------    -------------

   Income before income taxes                                                   6,532             5,239            3,207

Income taxes                                                                    2,354             1,909            1,195
                                                                        -------------    --------------    -------------
       Net income                                                       $       4,178    $        3,330    $       2,012
                                                                        =============    ==============    =============
Net income per common share-basic                                       $        5.90    $        4.80     $        2.90
                                                                        =============    =============     =============
Average number of common shares outstanding-basic                             708,010          693,174           693,044
                                                                        ==============   ==============    =============

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                 Consolidated Statements of Stockholders' Equity
                  Years ended September 30 1998, 1997, and 1996

                                                                               Unrealized
                                                                                gain on
                                                 Additional                    available-                      Total
                                  Common          paid-in       Retained       for-sale        Treasury     stockholders'
                                   stock          capital       earnings     securities, net     stock         equity
                                   -----          -------       --------     ---------------     -----         ------
Balance at                                                      (In thousands)
  September 30, 1995           $          7    $      6,080   $     13,570   $        309    $       (621)  $     19,345
                               ------------    ------------   ------------   ------------    ------------   ------------

Purchase of common stock                  -               -              -              -              (4)            (4)

Net income                                -               -          2,012              -               -          2,012

Cash dividends ($1.60 per
  share)                                  -               -         (1,108)             -               -         (1,108)

Change in unrealized gain on
  available-for-sale securities,
  net                                     -               -              -            (37)              -            (37)
                               ------------    ------------   ------------   ------------    ------------   ------------

Balance at
  September 30, 1996                      7           6,080         14,474            272            (625)        20,208
                               ------------    ------------   ------------   ------------    ------------   ------------

Sale of common stock                      -             600              -              -               -            600

Net income                                -               -          3,330              -               -          3,330

Cash dividends ($1.90 per
  share)                                  -               -         (1,316)             -               -         (1,316)

Change in unrealized gain on
  available-for-sale securities,
  net                                     -               -              -             33               -             33
                               ------------    ------------   ------------   ------------    ------------   ------------
Balance at
  September 30, 1997                      7           6,680         16,488            305            (625)        22,855
                               ------------    ------------   ------------   ------------    ------------   ------------

Net income                                -               -          4,178              -               -          4,178

Cash dividends ($2.20 per
  share)                                  -               -         (1,559)             -               -         (1,559)

Change in unrealized gain on
  available-for-sale securities,
  net                                     -               -              -           (305)              -           (305)
                               ------------    ------------   ------------   ------------    ------------   ------------
Balance at
  September 30, 1998           $          7    $      6,680   $     19,107   $        -0-    $       (625)  $     25,169
                               ============    ============   ============   ============    ============   ============

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                 Years ended September 30, 1998, 1997, and 1996

                                                                               1998              1997             1996
                                                                               ----              ----             ----
Cash flows from operating activities:                                                           (In thousands)
   Net income                                                           $       4,178    $        3,330    $       2,012
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Decrease in deferred loan fees, net                                        (34)              (10)             (27)
       Accretion and amortization of discounts and
         premiums, net                                                           (136)             (250)            (203)
       Provision for loan losses                                                2,262             1,428              885
       Gain on sale of available-for-sale securities                             (632)             (254)               -
       Gain on sale of real estate acquired in settlement
         of loans, net                                                            (28)              (15)             (74)
       Gain on sale of branch                                                    (784)                -                -
       Depreciation                                                               434               468              353
       Amortization of intangible assets                                          349               579              769
       Proceeds from sale of loans                                             29,961            11,764           16,210
       Originations and principal repayments of loans
         held for sale, net                                                   (29,446)          (11,591)         (16,107)
       (Increase) decrease in accrued interest receivable                        (400)             (346)             158
       (Increase) decrease in prepaid expenses and other assets                  (812)               69             (755)
       Increase (decrease) in accrued expenses and other
          liabilities                                                           1,871            (1,573)             581
                                                                        -------------    --------------    -------------
       Net cash provided by operating activities                                6,783             3,599            3,802
                                                                        -------------    --------------    -------------

Cash flows from investing activities:

   Net decrease in certificates of deposit in other banks                         299                 -                -
   Proceeds from maturities of investment securities                           30,480            20,000           12,995
   Purchases of investment securities                                         (20,623)          (21,079)          (2,000)
   Proceeds from sale of available-for-sale securities                          1,304               426                -
   Purchases of mortgage-backed securities                                    (80,433)           (4,563)               -
   Principal collected on mortgage-backed securities                           16,918             5,206            6,379
   Net increase in loans                                                      (23,297)          (27,226)         (30,405)
   Proceeds from sale of real estate acquired in
     settlement of loans                                                          326               671            1,233
   Improvements made to real estate held for
     development and sale                                                        (366)                -                -

                                                                     (Continued)

                                       FIRST PALMETTO FINANCIAL CORPORATION

                                       Consolidated Statements of Cash Flows
                                  Years ended September 30, 1998, 1997, and 1996

                                                                                 1998              1997             1996
                                                                                 ----              ----             ----

Cash flows from investing activities, continued:                                                (In thousands)
   Proceeds from sale of FHLB stock                                                56                93                -
   Purchases of FHLB stock                                                     (1,359)                -                -
   Capital expenditure for premises and equipment                              (1,317)           (1,497)          (1,489)
   Retirements of premises and equipment                                          272                82              107
   Sale of branch                                                              (5,549)                -                -
                                                                        -------------    --------------    -------------
       Net cash used in investing activities                                  (83,289)          (27,887)         (13,180)
                                                                        -------------    --------------    -------------

Cash flows from financing activities:

   Net increase in deposits                                                    38,701            32,611           20,844
   Proceeds from FHLB advances                                                 45,000             7,000           21,000
   Repayment of FHLB advances                                                 (11,567)          (12,317)         (21,817)
   Sale (purchase) of common stock                                                  -               600               (4)
   Cash dividends                                                              (1,559)           (1,316)          (1,108)
                                                                        -------------    --------------    -------------
       Net cash provided by financing activities                               70,575            26,578           18,915
                                                                        -------------    --------------    -------------

Net increase (decrease) in cash and cash equivalents                           (5,931)            2,290            9,537

Cash and cash equivalents at beginning of year                                 24,806            22,516           12,979
                                                                        -------------    --------------    -------------
Cash and cash equivalents at end of year                                $      18,875    $       24,806    $      22,516
                                                                        =============    ==============    =============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
       Interest                                                         $      17,005    $       14,829    $      14,009
       Income taxes                                                             1,654             2,231            1,744

Supplemental schedule of noncash investing and financing activities:

       Loans transferred to real estate acquired in
         settlement loans                                                         691               508              607

       Increase (decrease) in unrealized gain on
         available-for-sale securities, net                                      (305)               33              (37)

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements
                       September 30, 1998, 1997, and 1996

(1)    Summary of Significant Accounting Policies

       The following is a description  of the more  significant  accounting  and reporting policies which First Palmetto Financial Corporation and subsidiary (First Palmetto) followed in preparing and presenting the consolidated financial statements.

       (a)    Principles of Consolidation and Reporting

              The accompanying consolidated financial statements include the accounts of First Palmetto Financial Corporation and its wholly owned subsidiary, First Palmetto Savings Bank, F.S.B. (the "Bank") and its subsidiary. All significant intercompany balances have been eliminated.

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

       (c)    Reclassifications

              Certain amounts in the September 30, 1997 and 1996 consolidated financial statements have been reclassified to conform with the 1998 presentations. These reclassifications had no impact on the net income or stockholders' equity as previously reported.

       (d)    Securities

              Statement of Financial Accounting Standards (SFAS) No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. These investments are classified into three categories as follows:

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

              Regulations require First Palmetto to maintain cash and U.S. Government and other approved securities in an amount equal to a prescribed percentage (4% at September 30, 1998) of deposit accounts (net of loans on deposit accounts) plus short-term borrowings. First Palmetto was in compliance with such regulation at September 30, 1998.

       (e)    Loans Held for Sale

              Loans held for sale are carried at the lower of cost or market as determined by the outstanding commitments from investors to purchase such loans or current investor yield requirements calculated on the aggregate loan basis. Gains and losses are realized at the time of sale to a third party. First Palmetto originates and sells whole loans, generally retaining servicing on conventional loans and releasing servicing on governmental loans. Servicing fees range from .25% to .375% on conventional loans.

       (f)    Provision for Loan Losses

              The allowance for loan losses is the amount considered adequate to absorb inherent losses in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on a review of such factors which include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, history of charge-offs and economic conditions.

              While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ from the assumptions used in making the evaluations.

              In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of First Palmetto's allowance for loan losses. Such agencies may require First Palmetto to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

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

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       (h)    Premises and Equipment

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

       (i)    Loan Interest Income

              When loans become more than 90 days past due, First Palmetto places such loans on nonaccrual status or provides an allowance for uncollected interest on accrued interest if, in the opinion of management, collectibility of that accrued interest is doubtful. Any allowance is netted against accrued interest receivable in the consolidated financial statements. If the delinquent payments are made, the loan is returned to accrual status. Interest income on impaired loans is recognized on a cash basis.

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

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

              Deposit-based premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to operations over seven years, an estimate of the life of the existing deposit relationship, using the straight-line method. The amount of goodwill and deposit based premiums at September 30, 1998 was $830,000 and at September 30, 1997 was $2.0 million. This was included in other assets.

       (m)    Cash and Cash Equivalents

              Cash and cash equivalents include cash and due from banks and interest-bearing balances in other banks. Generally, cash and cash equivalents are considered to have maturities of three months or less.

       (n)    Earnings Per Share

              First Palmetto has adopted the provisions of SFAS 128, "Earnings per Share" ("EPS"), for the year ended September 30, 1998. The presentation of primary and fully-diluted EPS has been replaced with basic and diluted EPS. All prior-period EPS data has been restated to reflect the adoption of SFAS 128. Basic earnings per share are computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted-average number of shares of common stock and common stock equivalents outstanding during the period, with common stock equivalents calculated based on the average market price. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because no shares have been granted pursuant to the plan.

       (o)    Other Accounting Changes

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

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

              As of October 1, 1996, the Bank adopted the provisions of SFAS No. 123 "Accounting for Stock Based Compensation." SFAS No. 123 established a fair value-based method of accounting for stock options and other equity instruments. It requires the use of that method for transactions with other than employees and encourages its use for transactions with employees. It permits entities to continue to use the intrinsic value method included in APB 25 (Accounting for Stock Issued to Employees), but regardless of the method used to account for the compensation cost associated with stock option and similar plans, it requires employers to disclose information in accordance with SFAS No. 123.

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

(2)    Available-for-Sale Securities

       Available-for-sale securities consist of the following:

                                                       Gross
                                   Amortized        Unrealized         Market
                                      Cost             Gains            Value
                                      ----             -----            -----
       September 30, 1997:
          Equity securities    $         422    $          485    $         907
                               =============    ==============    =============

       During the year ended September 30, 1998, gross proceeds from the sale of available-for-sale securities was $1,304,000 which resulted in a gain of $632,000.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(3)    Investment Securities

       Investment securities consist of the following:

                                                                              Gross             Gross
                                                          Amortized        Unrealized        Unrealized          Market
                                                             Cost             Gains            Losses            Value
                                                             ----             -----            ------            -----
       September 30, 1998:                                                        (In thousands)
         U.S. Government obligations due:

           Within 12 months                           $      14,991     $         148    $            -    $      15,139
           Beyond 12 months but
             within 5 years                                  22,978               404                 -           23,382
                                                      -------------     -------------    --------------    -------------
                                                      $      37,969     $         552    $          -0-    $      38,521
                                                      =============     =============    ==============    =============
       September 30, 1997:
         U.S. Government obligations due:
           Within 12 months                           $      15,909     $          62    $            -    $      15,971
           Beyond 12 months but
             within 5 years                                  32,009               450                 -           32,459
                                                      -------------     -------------    --------------    -------------
                                                      $      47,918     $         512    $          -0-    $      48,430
                                                      =============     =============    ==============    =============

       During 1998, 1997 and 1996, investment securities with total amortized cost of $30.5 million, $20.0 million and $13.0 million, respectively, matured or were sold within 90 days of maturity. Proceeds from these maturities and sales were $30.5 million, $20.0 million and $13.0 million which resulted in gross realized losses of $5,156 for 1996.

       At September 30, 1998, investment securities with an amortized cost of $37.9 million were pledged to secure public deposits and deposits of individuals.

(4)    Mortgage-Backed Securities

       Mortgage-backed securities consist of the following:

                                                                              Gross             Gross
                                                          Amortized        Unrealized        Unrealized          Market
         September 30, 1998:                                 Cost             Gains            Losses            Value
                                                             ----             -----            ------            -----
         FHLMC participation certificates                                        (In thousands)

           (5.28% - 7.90%, due 2008 through
            2028)                                     $      43,568     $         617    $            -    $      44,185

         FNMA mortgage-backed securities
           (5.30% - 7.80%, due 2003 through
            2028)                                            52,209             1,173                 -           53,382

         Various mortgage-backed securities                      85                 2                 -               87
                                                      -------------     -------------    --------------    -------------
                                                      $      95,862     $       1,792    $          -0-    $      97,654
                                                      =============     =============    ==============    =============


                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

                                                                              Gross             Gross
                                                          Amortized        Unrealized        Unrealized          Market
         September 30, 1997:                                 Cost             Gains            Losses            Value
                                                             ----             -----            ------            -----
        FHLMC participation certificates                                         (In thousands)
           (6% - 11%, due 2008 through 2023)          $      29,305     $         287    $          (85)   $      29,507

         FNMA mortgage-backed securities
           (6.50% - 7.80%, due 2003 through 2022)             2,936               120                 -            3,056

         Various mortgage-backed securities
           (8%, due 2001 through 2002)                          126                 4                 -              130
                                                      -------------     -------------    --------------    -------------
                                                      $      32,367     $         411    $          (85)   $      32,693
                                                      =============     =============    ==============    =============

       There were no sales of mortgage-backed securities during 1998, 1997 or 1996.

(5)    Loans

       Loans consist of the following:

                                                           September 30,

                                                       1998             1997
                                                       ----             ----
       Real estate mortgage (principally single           (In thousands)
         family dwellings, 1-4 units)           $      117,928    $     128,602
       Commercial real estate                           97,557           78,147
       Real estate construction                          9,127            8,462
       Commercial                                       15,724           13,525
       Installment                                      29,847           29,131
       Loans held for sale                               2,019              642
       Undisbursed proceeds on real estate
         construction                                   (3,325)          (2,891)
       Deferred loan fees, net                            (239)            (273)
       Allowance for loan losses                        (4,649)          (3,009)
                                                --------------    -------------
                                                $      263,989    $     252,336
                                                ==============    =============

       Loans serviced for others approximated $130.4 million, $128.9 million, and $136.5 million at September 30, 1998, 1997, and 1996, respectively.

       The following summarizes the changes in the allowance for loan losses for the years ended September 30, 1998, 1997, and 1996:

                                             1998          1997          1996
                                          ----------    ----------    ---------
                                                      (In thousands)

       Balance at beginning of year       $    3,009    $    2,364    $   1,800
       Provision for loan losses               2,262         1,428          885
       Loan charge-offs                         (937)         (917)        (567)
       Recoveries                                315           134          246
                                          ----------    ----------    ---------
       Balance at end of year             $    4,649    $    3,009    $   2,364
                                          ==========    ==========    =========

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       At September 30, 1998 and 1997, the recorded investment in loans that are considered to be impaired was $851,000 and $759,000, respectively. There was no specific allowance for credit losses related to the impaired loans as of September 30, 1998 and 1997. The average recorded investment in impaired loans during the years ended September 30, 1998 and 1997 was $923,000 and $396,000, respectively. Interest income recognized on the cash basis for impaired loans amounted to $127,000 and $27,000 for the years ended September 30, 1998 and 1997, respectively. Large groups of smaller-balance homogenous loans such as residential mortgages and consumer installment loans are not evaluated for impairment individually.

       First Palmetto had nonaccrual loans of approximately $636,000, $981,000, and $984,000, at September 30, 1998, 1997, and 1996, respectively. Foregone interest income related to nonaccrual loans for the years ended September 30, 1998, 1997 and 1996 amounted to $36,216, $60,274 and
       $94,868, respectively. Interest income recognized on nonaccrual loans for the years ended September 30, 1998, 1997 and 1996 amounted to $25,025, $37,792 and $52,032, respectively.

       First Palmetto offers mortgage and consumer loans to its officers, directors and employees for the financing of their personal residences and for other personal purposes. These loans are currently made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. The following summarizes the activity of loans to the officers, directors and employees at September 30, 1998.

                                                       (In thousands)

       Loan balances, September 30, 1997              $       2,783
       New loans originated                                   3,439
       Loan repayment                                        (1,848)
                                                      -------------
       Loan balances, September 30, 1998              $       4,374
                                                      =============

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

       First Palmetto's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of those instruments. First Palmetto uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At September 30, 1998 and 1997, preapproved but unused lines of credit for loans totaled approximately $22.7 million and $18.0 million, standby letters of credit approximated $1.4 million and $2.7 million, and outstanding loan commitments aggregated $2.2 million and $1.9 million, respectively. Of these loan commitments, $-0- and $916,000 are at variable rates and $2.2 million and $948,000 are at fixed rates at September 30, 1998 and 1997, respectively. The interest rates for these commitments at September 30, 1998 range from 5.925% to 9.5%. These commitments, including undisbursed proceeds on construction loans, represent no more than the normal lending risk that First Palmetto commits to its borrowers. Management believes that these commitments can be funded through normal operations. First Palmetto is not involved with any other types of financial instruments with off-balance sheet risk.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       First Palmetto grants residential, residential construction, commercial, and installment loans to customers throughout its market area. As reflected in the summary of loans receivable at September 30, 1998, the largest component of First Palmetto's loan portfolio consists of lower-risk single-family, 1-4 unit, residential loans. The higher risk components of the loan portfolio consist of real estate construction, commercial, and installment loans for which repayment is more dependent on the current real estate market and general economic conditions.

(6)    Accrued Interest

       Accrued interest receivable consists of the following:

                                                      September 30,
                                              ---------------------------
                                                  1998             1997
                                                  ----             ----
                                                     (In thousands)

       Loans                                  $    1,742        $   1,661
       Investment securities                         821              853
       Mortgage-backed securities                    563              212
                                              ----------        ---------
                                              $    3,126        $   2,726
                                              ==========        =========

       At September 30, 1998 and 1997, the allowance for uncollected interest amounted to $35,530 and $17,696, respectively.

(7)    Real Estate Acquired in Settlement of Loans

       Real estate acquired in settlement of loans consists of the following:

                                                           September 30,
                                                -------------------------------
                                                      1998             1997
                                                      ----             ----
                                                         (In thousands)

       Undeveloped land                         $            -    $          48
       Single family residences                             81              275
       Commercial property                                 419                9
                                                --------------    -------------
                                                $          500    $         332
                                                ==============    =============

(8)    Investments Required by Law

       First Palmetto is required by law to invest in stock of a Federal Home Loan Bank (FHLB). No ready market exists for the FHLB stock and it has no quoted market value. This stock is redeemable at $100 per share, its historical cost basis, subject to certain limitations set by the FHLB.

       Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation. Federal deposit insurance expense amounted to approximately $247,000, $288,000 and $1.8 million for the years ended September 30, 1998, 1997, and 1996, respectively. On September 30, 1996, First Palmetto was assessed a one time assessment of approximately 65 basis point for every $100 of domestic deposits. The one time assessment amounted to $1.3 million.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

 (9)   Premises and Equipment

       Premises and equipment consist of the following:

                                                          Accumulated   Net Book
                                                  Cost    Depreciation   Value
                                                  ----    ------------   -----
       September 30, 1998:                               (In thousands)
          Land and improvements                 $ 2,918    $      4    $ 2,914
          Office buildings and improvements       4,476       1,197      3,279
          Leasehold improvements                    790         670        120
          Furniture, fixtures and equipment         926         609        317
          Automobiles                                88          54         34
                                                -------    --------    -------
                                                $ 9,198    $  2,534    $ 6,664
                                                =======    ========    =======
       September 30, 1997:

          Land and improvements                 $ 2,612    $      -    $ 2,612
          Office buildings and improvements       3,995       1,233      2,762
          Leasehold improvements                    850         676        174
          Furniture, fixtures and equipment         886         411        475
          Automobiles                                76          28         48
                                                -------    --------    -------
                                                $ 8,419    $  2,348    $ 6,071
                                                =======    ========    =======

       First Palmetto leases various equipment and real estate under operating leases expiring on various dates through 2019. Minimum lease commitments under all noncancelable leases are as follows:

       Years ending September 30,                 (In thousands)
       --------------------------
                  1999                           $          133
                  2000                                      116
                  2001                                       98
                  2002                                       74
                  2003                                       61
                  Later years                               301
                                                 --------------
                                                 $          783
                                                 ==============

       Rent expense was $139,325, $133,002 and $143,443 for the years ended September 30, 1998, 1997, and 1996, respectively.


                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(10)   Deposits

       Deposits consist of the following:
                                                                 September 30,
                                                         -----------------------
                                                               1998        1997
                                                               ----        ----
                                                                (In thousands)

       Noninterest bearing checking                      $   22,038   $   22,545
       NOWs (1.50% in 1998 and 1.75% in 1997)                38,228       37,436
       MMDAs (3.00% in 1998 and 1997)                        19,511       19,786
       Savings (2.25% in 1998 and 2.50% in 1997)             22,482       22,038
                                                         ----------   ----------
                                                            102,259      101,805
                                                         ----------   ----------
       Time:
          Less than 3.00%                                        16           21
          3.00% to 4.99%                                     20,117        4,547
          5.00% to 6.99%                                    221,357      212,678
          7.00% to 9.99%                                        198        1,718
                                                         ----------   ----------
                                                            241,688      218,964
                                                         ----------   ----------
                                                         $  343,947   $  320,769
                                                         ==========   ==========
       Weighted average cost of deposits
         (as of dates indicated above)                        4.82%        4.76%
                                                         ==========   ==========

       A summary of time deposits by maturity as of September 30, 1998 follows:

                                                              (In thousands)

          October 1, 1998 - September 30, 1999                $      201,519
          After September 30, 1999                                    40,169
                                                              --------------
               Total time deposits                            $      241,688
                                                              ==============

       At September 30, 1998 and 1997, the aggregate  amount of time deposits of
       $100,000  or  more   amounted  to  $58.4   million  and  $34.6   million,
       respectively.

       Interest expense on deposits consists of the following:

                                          Years ended September 30,
                                     ---------------------------------------
                                     1998              1997             1996
                                     ----              ----             ----
                                                 (In thousands)

       NOWs and MMDAs       $       1,502    $        1,487    $       1,378
       Savings                        524               562              586
       Time                        13,143            11,369           10,365
                            -------------    --------------    -------------
                            $      15,169    $       13,418    $      12,329
                            =============    ==============    =============

       At  September  30,  1998,   approximately  $37.9  million  in  investment
       securities were pledged to secure public deposits and deposits of individuals.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(11)   FHLB Advances

       FHLB advances consist of the following:

                                    Interest              September 30,
              Maturity Date           Rate            1998             1997
              -------------           ----            ----             ----
                                                         (In thousands)

              December 11, 1997       5.66%                -    $       2,500
              January 29, 1998        5.32%                -            2,000
              March 31, 1998          5.03%                -              200
              April 28, 1998          4.98%                -              200
              January 8, 1999         5.57%            5,000           10,000
              February 25, 1999       5.30%              500            1,000
              April 28, 1999          5.23%              167              333
              July 27, 1999           5.82%            1,000            1,000
              July 27, 2000           6.02%            1,000            1,000
              January 29, 2001        5.69%            2,000            2,000
              June 8, 2004            5.55%           25,000                -
              July 5, 2004            6.49%            6,000            7,000
              May 19, 2008            5.09%           16,000                -
              June 19, 2008           4.97%            4,000                -
                                              --------------    -------------
                                              $       60,667    $      27,233
                                              ==============    =============

       At September 30, 1998, all stock in the FHLB, and a blanket lien on certain first mortgage loans secured by one to four unit single-family dwellings were pledged as collateral to secure these advances.

(12)   Income Taxes

       Income tax expense consists of the following:

                                        Years ended September 30,
                          ------------------------------------------------
                                   1998              1997             1996
                                   ----              ----             ----
       Current:                                (In thousands)
          Federal         $       3,014    $        1,629    $       1,725
          State                     277                42               76
                          -------------    --------------    -------------
                                  3,291             1,671            1,801
                          -------------    --------------    -------------
       Deferred:

          Federal                  (818)              211             (516)
          State                    (119)               27              (90)
                          -------------    --------------    -------------
                                   (937)              238             (606)
                          -------------    --------------    -------------
                          $       2,354    $        1,909    $       1,195
                          =============    ==============    =============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       The income tax expense of First Palmetto for the years ended September 30, 1998, 1997, and 1996 was different from the amount computed by applying the federal income tax rate to income before income taxes because of the following:

                                                     Years ended September 30,
                                              ----------------------------------
                                                   1998        1997        1996
                                                   ----        ----        ----
                                                      (Dollars in thousands)

  Income tax expense at federal rate          $    2,220   $    1,781  $   1,091
  Increase in income taxes resulting from:
     Other, net                                      134          128        104
                                              ----------   ----------  ---------
                                              $    2,354   $    1,909  $   1,195
                                              ==========   ==========  =========
  Effective tax rate                               36.0%       36.4%       37.3%
                                              ==========   =========   =========

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are presented below:

                                                               September 30,
                                                        -----------------------
                                                           1998           1997
                                                           ----           ----
       Deferred tax assets:                                   (In thousands)

          Provision for loan losses                     $   1,720    $   1,116
          Net fees deferred for financial reporting             -           94
          Accrued vacation pay                                 25           26
          Tax over book basis in intangible asset             373            -
          Depreciation                                         20            -
          Other                                                27           21
                                                        ---------    ---------
              Total gross deferred tax assets               2,165        1,257
                                                        ---------    ---------
       Deferred tax liabilities:
          Tax bad debts in excess of base year                447          447
          FHLB stock basis over tax basis                     315          315
          Depreciation                                          -           29
          Unrealized gains on securities                        -          179
                                                        ---------    ---------
              Total gross deferred tax liability              762          970
                                                        ---------    ---------
                  Net deferred tax asset                $   1,403    $     287
                                                        =========    =========

       A portion of the change in the net deferred tax asset relates to the unrealized gains on securities available-for-sale. Under SFAS No. 115 the related deferred tax benefit of $179 has been recorded directly to shareholders' equity. The balance of the change in the deferred tax asset results from the current period deferred tax benefit of $937.

       No valuation allowance for deferred tax assets was required at September 30, 1998 and 1997. The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods, and the utilization of tax-planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported based upon these criteria.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       Prior to recent legislation enacted by Small Business Job Protection Act of 1996, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on the greater of a percentage (8%) of taxable income before such deduction or actual loss experience. For 1996, the percentage of taxable income method was used. For tax years beginning after fiscal 1996, this method has been repealed. In 1997, First Palmetto used the "Bank" experience method or the specific charge-off method. First Palmetto is required to recapture into taxable income the portion of it's bad debt reserves that exceeds its base year reserves. The amount of bad debt reserves subject to recapture over six years for the Bank is $1.2 million. The base year reserves of $4.6 million will not be subject to recapture unless the bad debt reserves are used for purposes other than to absorb bad debt losses or the Bank fails to meet the tax definition of a thrift.

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

       As of September 30, 1998, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To remain well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I core ("leverage") ratios as set forth in the table. There are no conditions or events since that date that management believes have changed the Bank's category.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                         To be well
                                                                                                     capitalized under
                                                                      For capital adequacy           prompt corrective
                                                Actual                      purposes                 action provisions
                                    -------------------------------------------------------------------------------------
                                     Amount           Ratio         Amount          Ratio          Amount          Ratio
                                     ------           -----         ------          -----          ------          -----

       As of September 30, 1998:

       Tier 1 capital
         (to total assets)     $     24,144          5.58%    $     17,308          4.00%    $     21,635          5.00%
       Tier I capital
         (to risk-weighted assets)   24,144          9.84            9,814          4.00           14,720          6.00
       Total capital
         (to risk-weighted assets)   27,230         11.10           19,628          8.00           24,534         10.00

       As of September 30, 1997:
       Tangible capital
         (to total assets)     $     19,066         5.15%     $      5,556         1.50%
       Core capital
         (to total assets)           19,736         5.32            11,132         3.00      $     18,553         5.00%
       Tier I capital
         (to risk-based assets)      22,434        10.39                 -            -            12,955         6.00
       Risk-based capital
         (to risk-based assets       22,434        10.39            17,266         8.00            21,583        10.00

       Under the framework, the Bank's capital levels allow the Bank to accept brokered deposits without prior approval from regulators.

       OTS capital distributions specify the conditions relative to an institution's ability to pay dividends. The regulations permit institutions meeting fully phased-in capital requirements and subject only to normal supervision to pay out 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval.

       The Bank may not declare or pay a cash dividend on, or purchase, any of its common stock, if the effect thereof would cause the capital of the Bank to be reduced below the minimum regulatory capital requirements.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(14)   Pension Plan

       First Palmetto has a noncontributory defined contribution profit sharing plan for substantially all employees. Contributions are 8% of each active participant's compensation for the year plus 5.7% of each active participant's compensation for the year over $10,000. First Palmetto's expense related to the plan amounted to $340,000, $330,000 and $300,000 for the years ended September 30, 1998, 1997, and 1996, respectively.

(15)   Stock Option Plan

       Options under the First Palmetto Financial Corporation's 1990 Stock Option Plan (the 1990 Plan) may be granted to employees at an exercise price equal to the fair market value of the stock on the date of the grant and shall be exercisable within ten years from the date of the grant. In the case of an employee who owns more than 10% of First Palmetto's outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and shall not be exercisable after the expiration of five years from the date it is granted. Option shares may be paid for in cash, shares of common stock, or a combination of both. An aggregate of 66,459 additional shares of common stock have been reserved for issuance under this plan. At September 30, 1998, no options had been granted under this plan.

(16)   Fair Value of Financial Instruments

       Fair value estimates, methods, and assumptions as of September 30, 1998 and 1997 for First Palmetto are set forth below and are subject to the following limitations.

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

       Based on the limitations, methods, and assumptions noted above, the estimated fair values of First Palmetto's financial instruments are as follows:

                                                      Carrying          Fair
                                                       Amount           Value
                                                       ------           -----
 September 30, 1998:                                        (In thousands)

   Financial assets:

       Cash and due from banks                        $    6,983    $    6,983
       Interest-bearing accounts in other banks           11,892        11,892
       Certificates of deposit in other banks                100           100
       Investment securities                              37,969        38,521
       Mortgage-backed securities                         95,862        97,654
       Loans                                             263,989       265,851
       Accrued interest receivable                         3,126         3,126
       FHLB stock                                          3,333         3,333

   Financial liabilities:

       Deposits                                          343,947       345,553
       FHLB advances                                      60,667        61,688

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

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

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(17)   Summary of Quarterly Income Statement Information (Unaudited)

A summary of quarterly income statement information for the years ended September 30, 1998 and 1997 follows:

                                                            (In thousands, except per share amounts)

                                                                          Three months ended
       1998                                           December 31       March 31         June 30         September 30
       ----                                           -----------       --------         -------         ------------
       Interest income                                $       7,394     $       7,472    $        7,879    $       8,281
       Interest expense                                       4,056             4,072             4,408            4,739
                                                      -------------     -------------    --------------    -------------
           Net interest income                                3,338             3,400             3,471            3,542

       Provision for loan losses                                671               404               500              687
                                                      -------------     -------------    --------------    -------------
           Net interest income after
             provision for loan losses                        2,667             2,996             2,971            2,855

       Other income                                           1,874               749               630              651
       Other expense                                          2,366             2,094             2,186            2,215
                                                      -------------     -------------    --------------    -------------
       Income before income taxes                             2,175             1,651             1,415            1,291
       Income taxes                                             783               594               515              462
                                                      -------------     -------------    --------------    -------------
           Net income                                 $       1,392     $       1,057    $          900    $         829
                                                      =============     =============    ==============    =============
       Per common share data-basic                    $        1.97     $        1.49    $        1.27     $        1.17
                                                      =============     =============    =============     =============
       Average common shares outstanding-basic              708,010           708,010           708,010          708,010
                                                      =============     =============    ==============    =============


                                                                          Three months ended
       1997                                           December 31       March 31         June 30         September 30
       ----                                           -----------       --------         -------         ------------

       Interest income                                $       6,746     $       6,771    $        7,051    $       7,334
       Interest expense                                       3,650             3,633             3,734            4,008
                                                      -------------     -------------    --------------    -------------
           Net interest income                                3,096             3,138             3,317            3,326

       Provision for loan losses                                125               365               225              713
                                                      -------------     -------------    --------------    -------------
           Net interest income after
             provision for loan losses                        2,971             2,773             3,092            2,613

       Other income                                             736               793               527              580
       Other expense                                          2,366             2,238             2,253            1,989
                                                      -------------     -------------    --------------    -------------
       Income before income taxes                             1,341             1,328             1,366            1,204
       Income taxes                                             510               468               509              422
                                                      -------------     -------------    --------------    -------------
           Net income                                 $         831     $         860    $          857    $         782
                                                      =============     =============    ==============    =============
       Per common share data-basic                    $        1.20     $        1.24    $        1.24     $        1.12
                                                      =============     =============    =============     =============
       Average common shares outstanding-basic              693,010           693,010           693,010          693,662
                                                      =============     =============    ==============    =============

       Amounts for the second and third quarter of fiscal 1998 have been restated primarily due to the amortization of mortgage-backed securities as follows:

                                                    March 31           June 30
                                                 -------------    --------------
       Previously reported net income            $         854    $          826
                                                 =============    ==============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(18)   Parent Company Financial Data

       The primary asset of First Palmetto (the Parent Company) is its investment in the Bank and its principal sources of income are dividends from the Bank and equity in undistributed net income of the Bank. Certain regulatory and other requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends which can be paid to the Parent Company. At September 30, 1998, the Bank had available undivided profits of approximately $6.5 million for payments of dividends without obtaining prior regulatory approval.

       The following is a summary of selected financial information for the Parent Company:

                Statements of Financial Condition

                                                          September 30,
                                                          -------------
                                                      1998          1997
                                                      ----          ----
  Assets                                                  (In thousands)
  ------
  Cash on deposit with subsidiary                $       246    $     920
  Available-for-sale securities                            -          907
  Investment in subsidiary                            25,189       21,301
  Taxes receivable                                         9            -
                                                 -----------    ---------
      Total assets                               $    25,444    $  23,128
                                                 ===========    =========
  Liabilities
  -----------

  Taxes payable                                  $         -    $      94
  Deferred taxes                                           -          179
  Due to subsidiary                                      275            -
                                                 -----------    ---------
      Total liabilities                                  275          273
                                                 -----------    ---------
  Stockholders' equity
  --------------------
  Common stock                                             7            7
  Additional paid-in capital                           6,680        6,680
  Retained earnings, substantially restricted         19,107       16,488
  Unrealized gain on available-for-sale securities         -          305
  Treasury stock, at cost                               (625)        (625)
                                                 -----------   ----------
      Total stockholders' equity                      25,169       22,855
                                                 -----------   ----------
      Total liabilities and stockholders' equity $    25,444   $   23,128
                                                 ===========   ==========

                              Statements of Income

                                            Years ended September 30,
                                    ----------------------------------------
                                         1998         1997          1996
                                         ----         ----          ----
                                                 (In thousands)

  Dividends from subsidiary         $        -    $     900    $       1,100
  Equity in undistributed
    net income of subsidiary             3,887        2,256              889
  Other income                             485          285               35
                                    ----------    ---------    -------------
      Total income                       4,372        3,441            2,024
  Expenses                                 194          111               12
                                    ----------    ---------    -------------
      Net income                    $    4,178    $   3,330    $       2,012
                                    ==========    =========    =============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

                                             Statements of Cash Flows

                                                                               Years ended September 30,
                                                                  ----------------------------------------------
                                                                        1998              1997             1996
                                                                        ----              ----             ----
Cash flows from operating activities:                                                  (In thousands)
   Net income                                                     $    4,178        $    3,330        $    2,012
   Adjustments to reconcile net income to net cash
     provided  by  operating
     activities:
       Gain on sale of available-for-sale securities                    (485)             (254)                -
       Equity in undistributed net income of subsidiary               (3,887)           (2,256)             (889)
       Increase (decrease) in taxes payable/receivable                  (103)               94                 -
                                                                   ---------    --------------     -------------
   Net cash provided by operating activities                            (297)              914             1,123
                                                                   ---------    --------------     -------------
Cash flows from investing activities:
   Proceeds from sale of available-for-sale securities                  907                426                 -
                                                                  ---------     --------------     -------------
   Net cash provided by investing activities                            907                426               -0-
                                                                  ---------     --------------     -------------
Cash flows from financing activities:
   Purchase of common stock                                              -                  -               (4)
   Sale of common stock                                                  -                600                -
   Increase in due to bank                                             275                  -                -
   Dividends paid to stockholders                                   (1,559)            (1,316)          (1,108)
                                                                 ---------      -------------    -------------
   Net cash used in financing activities                            (1,284)              (716)          (1,112)
                                                                 ---------      -------------    -------------

Net increase (decrease) in cash and cash equivalents                  (674)               624               11
Cash and cash equivalents at beginning of year                         920                296              285
                                                                 ---------      -------------    -------------
Cash and cash equivalents at end of year                         $     246      $         920    $         296
                                                                 =========      =============    =============

Supplemental schedule of noncash financing activities:
       Decrease in unrealized gain on available-for-sale
         securities of subsidiary                                $       -    $          (18)   $           -

       Increase (decrease) on unrealized gain on
         available-for-sale securities of parent company              (305)               33              (37)

(19)   Commitments and Contingencies

       First Palmetto is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material effect on First Palmetto's financial position, results of operations or liquidity.

       The average Federal Reserve balance requirement as of September 30, 1998 was $1,076,000.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
First Palmetto Financial Corporation
Camden, South Carolina

We have audited the accompanying consolidated statements of financial condition of First Palmetto Financial Corporation and subsidiary (First Palmetto) as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of First Palmetto's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Palmetto Financial Corporation and subsidiary at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                                      /s/ KPMG Peat Marwick, LLP

Greenville, South Carolina                                KPMG Peat Marwick, LLP

November 23, 1998

                      FIRST PALMETTO FINANCIAL CORPORATION

                    BOARD of DIRECTORS and EXECUTIVE OFFICERS

DIRECTORS                                        EXECUTIVE OFFICERS

H. Davis Green, Jr.                             H. Davis Green, Jr.
Chairman of the Board,                          Chairman of the Board
First Palmetto Financial Corporation
H. Davis Green, Jr. Appraisals
Camden, South Carolina

Samuel R. Small                                 Samuel R. Small
Chief Executive Officer,                        President and Chief Executive Officer
First Palmetto Financial Corporation
Camden, South Carolina

Steve G. Williams, Jr.                          Steve G. Williams, Jr.
Senior Vice President and Treasurer,            Senior Vice-President and Treasurer
First Palmetto Financial Corporation
Camden, South Carolina

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

Frank Goodale Austin M. Sheheen, Sr.
Merchant, F.D. Goodale, Jeweler                 Business Executive (Retired), Sheheen Texaco
Camden, South Carolina                          Camden, South Carolina

Donald H. Holland                               William F. Tripp, Jr.
Attorney                                        Plant Manager (Retired), E.I. DuPont
Camden, South Carolina                          Camden, South Carolina

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

LEGAL COUNSEL
DuBose and Cushman
935 Broad Street
Camden, South Carolina  29020

Savage, Royall and Sheheen
1111 Church Street
Camden, South Carolina  29020

BRANCH OFFICES
104 East Church Street, Bishopville, South Carolina 29010
2310 North Broad Street, Camden, South Carolina 29020
3932 Forest Drive, Columbia, South Carolina 29206
9221 Two Notch Road, Columbia, South Carolina 29223
266 Cashua Street, Darlington, South Carolina 29532
Highway #1, Elgin, South Carolina 29045
10540 Two Notch Road, Elgin, South Carolina 29045
7327 St. Andrews Road, Irmo, South Carolina 29063
301 Hampton Street, Kershaw, South Carolina 29067
977 North Main Street, Lancaster, South Carolina 29721
5321 Sunset Boulevard, Lexington, South Carolina 29072
Highway #1, Lugoff, South Carolina 29078
111 North Brooks Street, Manning, South Carolina 29102
10207 North Kings Highway, Myrtle Beach, South Carolina 29572
210 North Pearl Street, Pageland, South Carolina 29728

SUBSIDIARY
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

EMPLOYEES
At September 30, 1998 First Palmetto employed 123 persons.

COMMON STOCK INFORMATION

     At September 30, 1998, First Palmetto had 708,010 shares of common stock outstanding held by approximately 392 shareholders.

       At the present time, there is no established public trading market in which shares of First Palmetto's common stock are regularly traded, nor are there any uniformly quoted prices for such shares. The following is the known range of high and low sales prices for the common stock for the two most recent years.

                                 October 1, 1997 to         October 1, 1996 to
Stock Data-Per Share             September 30, 1998          September 30,1997
--------------------             ------------------          -----------------
Sales Price (Estimated)
   High       $51.00                  $40.00
   Low        $40.00                  $33.00
Book Value at September 30            $35.55                     $32.28
Annual Cash Dividend                  $ 2.20                     $ 1.90

FORM 10-K INFORMATION

       A copy of Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request made to First Palmetto's corporate headquarters, attention Darlene Love, Secretary.