Form 10-K, Exhibit 13
period 1999-09-30
FIRST PALMETTO FINANCIAL CORP
filed 1999-12-28
CIK 864927

EXHIBIT 13

                                  Annual Report

                                  ANNUAL REPORT

                               September 30, 1999











                      FIRST PALMETTO FINANCIAL CORPORATION

                                TABLE of CONTENTS

FIRST PALMETTO FINANCIAL CORPORATION
------------------------------------

The Company                                                            1

Selected Consolidated Financial and Other Data                       1-2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations                               3-14

Consolidated Financial Statements
    Consolidated Statements of Financial Condition                    15
    Consolidated Statements of Income                                 16
    Consolidated Statements of Stockholders' Equity                17-18
    Consolidated Statements of Cash Flows                          19-20
    Notes to Consolidated Financial Statements                     21-41

Independent Auditors' Report                                          42

Board of Directors and Executive Officers                             43

Corporate Information                                                 44

Common Stock Information                                              45

                      FIRST PALMETTO FINANCIAL CORPORATION

THE COMPANY

     First Palmetto Financial Corporation ("First Palmetto") is a holding company organized to provide ownership for First Palmetto Savings Bank, F.S.B. (the "Bank"), a wholly owned subsidiary. The Bank is a federally chartered stock savings bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), and the Bank is regulated by the Office of Thrift Supervision ("OTS"). The Bank's business is conducted through its home office located in Camden, South Carolina and through sixteen branch offices in other South Carolina locations of Bishopville, Camden, Columbia, Darlington, Elgin, Irmo, Kershaw, Lancaster, Lexington, Lugoff, Manning, Myrtle Beach, North Myrtle Beach, Pageland and Pontiac.

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

Consolidated Financial Condition Data

                                                                         At September 30,
                                           ------------------------------------------------------------------------
                                                  1999           1998           1997            1996           1995
                                           -----------    -----------    -----------    ------------    -----------
                                                                         (In thousands)
Assets                                     $   475,751    $   433,745    $   372,948    $    344,547    $   323,183
Loans, net                                     317,012        263,989        252,336         227,209        198,373
Cash and investment securities (a)              80,023         56,944         74,030          70,519         71,807
Mortgage-backed securities                      59,877         95,862         32,367          33,010         39,410
Deposits                                       361,764        343,947        320,769         288,157        267,313
Federal Home Loan Bank
  ("FHLB") advances                             83,000         60,667         27,233          32,550         33,367
Stockholders' equity, substantially
  restricted                                    28,231         25,169         22,855          20,208         19,345

 (a)   Includes  cash and due from  banks,  interest-bearing  deposits  in other banks,  certificates of deposit in other banks, available-for-sale securities and investment securities.

                      FIRST PALMETTO FINANCIAL CORPORATION

Consolidated Summary of Operations

                                                                      Years Ended September 30,
                                         -------------------------------------------------------------------------
                                                 1999           1998           1997            1996           1995
                                         ------------   ------------   ------------   -------------   ------------
                                                                        (In thousands)

Interest income                          $     33,210   $     31,026   $     27,902    $     26,016   $     22,794
Interest expense                               18,052         17,275         15,025          14,186         12,483
                                         ------------   ------------   ------------    ------------   ------------
Net interest income                            15,158         13,751         12,877          11,830         10,311
Provision for loan losses                       1,144          2,262          1,428             885            482
                                         ------------   ------------   ------------    ------------   ------------
Net interest income after provision
  for loan losses                              14,014         11,489         11,449          10,945          9,829
Other income                                    2,602          3,904          2,636           2,255          1,934
Other expense                                   9,432          8,861          8,846           9,993          8,105
                                         ------------   ------------   ------------    ------------   ------------
Income before income taxes                      7,184          6,532          5,239           3,207          3,658
Income taxes                                    2,581          2,354          1,909           1,195          1,300
                                         ------------   ------------   ------------    ------------   ------------
Net income                               $      4,603   $      4,178   $      3,330    $      2,012   $      2,358
                                         ============   ============   ============    ============   ============

Financial Ratios

                                                                         Years Ended September 30,
                                               -------------------------------------------------------------------------
                                                       1999           1998           1997            1996           1995
                                               ------------   ------------   ------------    ------------   ------------
Return on average assets (net income
  divided by average total assets)                  1.03%           1.06%           .94%           .61%            .78%

Return on average equity (net income
  divided by average equity)                       17.06%          18.21%         16.24%         10.33%          13.17%

Average equity-to-assets ratio (average
  equity divided by average total assets)           6.02%           5.84%          5.80%          5.87%           5.90%

Net income per common share-basic              $     6.50     $      5.90    $      4.80     $     2.90     $      3.40

Book value per common share                    $    39.65     $     35.55    $     32.28     $    29.16     $     27.90

Dividends per common share                     $     2.60     $      2.20    $      1.90     $     1.60     $      1.40

                      FIRST PALMETTO FINANCIAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS of OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999, COMPARED with the FISCAL YEAR ENDED SEPTEMBER 30, 1998

     Net income for the fiscal year ended September 30, 1999, was $4.6 million as compared to $4.2 million for the preceding fiscal year. Net income increased by $425,000 or 10.2%.

     Net interest income for fiscal 1999 equaled $15.2 million as compared to $13.8 million for the fiscal year ended September 30, 1998. The increase of 10.2% amounted to $1.4 million. Other income for fiscal 1999 was $2.6 million as compared to $3.9 million for fiscal 1998 while other expense for the respective fiscal years was $9.4 million and $8.9 million. A more detailed discussion of the comparative years follows.

     Net interest income increased by $1.4 million or 10.2%. The primary reason for the increase in net interest income was an increase in average interest-earning assets for fiscal 1999 of approximately $53.6 million. The yield on interest-earning assets was relatively constant, decreasing only .54%. Average cost of funds decreased during the year from 5.04% during the year ended September 30, 1998 to 4.61% during the year ended September 30, 1999. Interest rate spread decreased to 3.17% as compared to 3.28% for the previous year.

     Total interest income for fiscal 1999 was $33.2 million, up $2.2 million or 7.0% from $31.0 million for fiscal 1998. The primary reason for the increase was an increase in average interest-earning assets due to the increase in loan demand primarily in commercial real estate loans. The average yield on interest earning assets decreased to 7.78% for fiscal 1999 versus 8.32% for fiscal year 1998.

     Total interest expense for fiscal 1999 was $18.1 million compared to $17.3 million for fiscal 1998. The increase of $777,000 represented a 4.5% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of borrowing from the Federal Home Loan Bank at attractive interest rates and through deposits received by offering highly competitive rates in targeted markets. The increase in interest-bearing liabilities was necessary to fund the growth in interest-earning assets. Cost of funds decreased to 4.61% for the 1999 period as compared to 5.04% for the 1998 period. Average interest-bearing liabilities were $391.5 million at September 30, 1999 as compared to $342.6 million at September 30, 1998.

Average Balances, Interest and Average Yields

     The following table sets forth certain information relating to First Palmetto's average balance sheets and reflects the average yields on assets and average costs of liabilities for the periods indicated and the average yields earned and rates paid at September 30, 1999. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

                                                                    Years Ended September 30,
                                       ------------------------------------------------------------------------------
                                                          1999                                 1998
                                       --------------------------------------   -------------------------------------
                                                                      Average                                 Average
                                            Average                    Yield/      Average                     Yield/
                                            Balance     Interest         Cost      Balance      Interest         Cost
                                            -------     --------         ----      -------      --------         ----
                                                                    (Dollars in thousands)

Interest-earning assets:
   Loans (1)                            $   285,721  $    24,892        8.71%   $  253,003   $    23,011       9.10%
   Interest-earning deposits                 18,904        1,209        6.40        22,820         1,414       6.20
   Investment securities (2)                 41,518        2,598        6.26        45,431         2,989       6.58
   Mortgage-backed securities                80,547        4,511        5.60        51,803         3,612       6.97
                                        -----------  -----------                ----------   -----------
     Total interest-earning assets          426,690       33,210        7.78       373,057        31,026       8.32
                                                     -----------                             -----------
Noninterest-earning assets                   21,399                                 19,435
                                        -----------                             ----------
     Total assets                       $   448,089                             $  392,492
                                        ===========                             ==========

TABLE (continued)
                                            Years Ended September 30,
                                       ---------------------------------
                                                    1997
                                       ---------------------------------
                                                                 Average      At September 30, 1999
                                       Average                    Yield/      ---------------------
                                       Balance     Interest         Cost       Balance        Rate
                                       -------     --------         ----       -------        ----
                                                           (Dollars in thousands)

Interest-earning assets:
   Loans (1)                           $   240,224    $  21,576        8.98%    $  317,012       8.35%
   Interest-earning deposits                15,411        1,000        6.49          8,848       5.14
   Investment securities (2)                46,632        3,163        6.78         60,174       5.94
   Mortgage-backed securities               32,249        2,163        6.71         59,877       6.16
                                       -----------    ---------                 ----------
     Total interest-earning assets         334,516       27,902        8.34        445,911       7.66
                                                      ---------
Noninterest-earning assets                  19,061                                  29,840
                                       -----------                              ----------
     Total assets                      $   353,577                              $  475,751
                                       ===========                              ==========

(1) Includes non-accrual loans.
(2) Includes available-for-sale securities.

                                                                   Years Ended September 30,
                                        ------------------------------------------------------------------------------
                                                          1999                                    1998
                                        --------------------------------------  --------------------------------------
                                                                      Average                                 Average
                                            Average                    Yield/      Average                     Yield/
                                            Balance     Interest         Cost      Balance      Interest         Cost
                                            -------     --------         ----      -------      --------         ----
                                                                     (Dollars in thousands)
Interest-bearing liabilities:
   Interest-bearing checking (1)        $    61,069  $     1,285        2.10%   $   57,075   $     1,502       2.63%
   Savings deposits                          22,639          460        2.03        21,994           524       2.38
   Time deposits                            243,318       12,778        5.25       229,975        13,143       5.71
   FHLB borrowings                           64,501        3,529        5.47        33,572         2,106       6.27
                                        -----------  -----------                ----------   -----------
     Total interest-bearing liabilities     391,527       18,052        4.61       342,616        17,275       5.04
                                                     -----------                             -----------
Noninterest-bearing liabilities:
   Noninterest checking                      26,486                                 23,900
   Other                                      3,090                                  3,036
                                        -----------                             ----------
     Total liabilities                      421,103                                369,552
Stockholders' equity                         26,986                                 22,940
                                        -----------                             ----------
     Total liabilities and
       stockholders' equity             $   448,089                             $  392,492
                                        ===========                             ==========
Net interest income                                  $    15,158                             $    13,751
                                                     ===========                             ===========
Interest rate spread                                                    3.17%                                  3.28%
                                                                       =====                                  =====
Net yield on average interest-earning assets                            3.55%                                  3.69%
                                                                       =====                                  =====
Ratio of average interest-earning                                       1.09%                                  1.09%
  assets to average interest-bearing liabilities                       =====                                  =====

TABLE (continued)

                                             Years Ended September 30,
                                        ----------------------------------------
                                                          1997
                                        ----------------------------------------
                                                                        Average    At September 30, 1999
                                              Average                    Yield/    ---------------------
                                              Balance     Interest         Cost       Balance       Rate
                                              -------     --------         ----       -------       ----
                                                     (Dollars in thousands)
Interest-bearing liabilities:
   Interest-bearing checking (1)          $    56,923     $  1,487        2.61%    $   65,416       2.06%
   Savings deposits                            22,151          562        2.54         22,805       2.02
   Time deposits                              203,052       11,369        5.60        246,076       5.06
   FHLB borrowings                             28,906        1,607        5.56         83,000       5.39
                                          -----------     --------                  ---------
     Total interest-bearing liabilities       311,032       15,025        4.83        417,297       4.48
                                                          --------
Noninterest-bearing liabilities:
   Noninterest checking                        19,886                                  27,467
   Other                                        2,149                                   2,756
                                          -----------                              ----------
     Total liabilities                        333,067                                 447,520
Stockholders' equity                           20,510                                  28,231
                                          -----------                              ----------
     Total liabilities and
       stockholders' equity               $   353,577                              $  475,751
                                          ===========                              ==========
Net interest income                                       $  12,877
                                                          =========
Interest rate spread                                                      3.51%                     3.18%
                                                                         =====                     =====
Net yield on average interest-earning assets                              3.85%
                                                                         =====
Ratio of average interest-earning                                         1.08%
  assets to average interest-bearing liabilities                         =====

(1)  Includes NOW's and MMDA

                      FIRST PALMETTO FINANCIAL CORPORATION

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

                                                              Years Ended September 30,
                                   -----------------------------------------------------------------------------
                                                1999 vs. 1998                          1998 vs. 1997
                                   ---------------------------------------  ------------------------------------
                                             Increase (Decrease)                    Increase (Decrease)
                                                   Due to                                 Due to
                                   ---------------------------------------  ------------------------------------
                                        Volume         Rate         Total       Volume         Rate        Total
                                        ------         ----         -----       ------         ----        -----
                                                                     (In thousands)

Interest income:
  Loans                            $     2,914  $    (1,033)  $     1,881  $     1,155  $       280  $     1,435
  Mortgage-backed securities             1,807         (908)          899        1,337          112        1,449
  Investment securities                   (250)        (141)         (391)         (80)         (94)        (174)
  Other                                   (248)          43          (205)         470          (56)         414
                                   -----------  -----------   -----------  -----------  -----------  -----------
Total interest-earning assets            4,223       (2,039)        2,184        2,882          242        3,124
                                   -----------  -----------   -----------  -----------  -----------  -----------
Interest expense:

  Deposits                                 693       (1,339)         (646)       1,300          451        1,751
  FHLB advances                          1,816         (393)        1,423          274          225          499
                                   -----------  -----------   -----------  -----------  -----------  -----------
Total interest-bearing liabilities       2,509       (1,732)          777        1,574          676        2,250
                                   -----------  -----------   -----------  -----------  -----------  -----------
Net interest income                $     1,714  $      (307)  $     1,407  $     1,308  $      (434) $       874
                                   ===========  ===========   ===========  ===========  ===========  ===========

     The provision for loan losses for fiscal 1999 was $1.1 million compared to $2.3 million for the preceding year. In the previous year, the provision for loan losses increased as a result of the higher level of loans outstanding and the continuing shift in the loan mix from lower risk residential lending to higher risk consumer and commercial lending. Management decreased the amount it provided for loan losses as compared to 1998 after considering the decline in net charge-offs, the decline in nonperforming assets and other factors. Net charge-offs to the allowance for loan losses were $347,000 or .12% of average loans during the fiscal year ended September 30, 1999, as compared to $622,000 or .25% of average loans for the year ended September 30, 1998. The balance in the allowance for loan losses at September 30, 1999 was $5.4 million compared to $4.6 million at September 30, 1998. Nonperforming assets at September 30, 1999 totaled $924,000, a $212,000 reduction from the $1.1 million at September 30, 1998. The allowance for loan losses as a percentage of loans was 1.69% and 1.73% at September 30, 1999 and 1998, respectively. Management continually reviews the adequacy of the allowance for loan losses, considering such factors as reviews of delinquent loans and other problem loans, composition of the Bank's loan portfolio, historical charge-offs, general economic conditions that may affect borrowers' ability to repay and the value of collateral. The allowance for loan losses is subject to adjustment by regulators.

     Other income for fiscal 1999 was $2.6 million as compared to $3.9 million for fiscal 1998. The other income decrease was primarily attributable to gain on sale of investments in the amount of $632,000 and a gain on the sale of a branch office in the amount of $784,000 in the 1998 period.

                      FIRST PALMETTO FINANCIAL CORPORATION

     Other expenses for fiscal 1999 were $9.4 million compared to $8.9 million for fiscal 1998, an increase of $571,000 or 6.4%. Tabular comparisons of broad expense categories for fiscal 1999 compared to fiscal 1998 are as follows:

                                                            Years Ended
                                                            September 30,
                                                  ---------------------------
                                                          1999           1998
                                                  ------------   ------------
                                                           (In thousands)

  Compensation and related benefits               $      4,456   $      4,153
  Occupancy and data processing fees                     1,919          1,939
  Federal deposit and other insurance premiums             339            315
  Amortization of intangible assets                        318            349
  Telephone, postage, supplies and other                 2,400          2,105
                                                  ------------   ------------
      Total other expense                         $      9,432   $      8,861
                                                  ============   ============

     The effective tax rate was 35.9% for the year ended September 30, 1999 as compared to 36.0% for the year ended September 30, 1998. See Note 11 to the Notes to Consolidated Financial Statements.

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

     Total interest income for fiscal 1998 was $31.0 million, up $3.1 million or 11.2% from $27.9 million for fiscal 1997. The primary reason for the increase was an increase in average interest-earning assets due to the acquisition of mortgage-backed securities and an increase in loan demand primarily in commercial real estate loans. The average yield on interest earning assets decreased slightly to 8.32% for fiscal 1998 versus 8.34% for fiscal year 1997.

     Total interest expense for fiscal 1998 was $17.3 million compared to $15.0 million for fiscal 1997. The increase of $2.2 million represented a 15.0% increase in interest expense. The increase in interest expense was primarily due to the increase in average interest-bearing liabilities as a result of deposits received by offering highly competitive rates in targeted markets. Cost of funds increased to 5.04% for the 1998 period as compared to 4.83% for the 1997 period. Average interest-bearing liabilities were $342.6 million at September 30, 1998 as compared to $311.0 million at September 30, 1997.

                      FIRST PALMETTO FINANCIAL CORPORATION

     The provision for loan losses for fiscal 1998 was $2.3 million compared to $1.4 million for the preceding year. The increased provision for loan losses resulted from the higher level of loans outstanding and the continuing shift in the loan mix from lower risk residential lending to higher risk consumer and commercial lending. Also during the year, management has emphasized increasing loans with large balances as evidenced by six loans over $1.0 million at September 30, 1998, compared to one loan over $1.0 million at September 30, 1997. Net charge-offs to the allowance for loan losses were $622,000 during the fiscal year ended September 30, 1998, as compared to $783,000 for the year ended September 30, 1997. The balance in the allowance for loan losses at September 30, 1998 was $4.6 million compared to $3.0 million at September 30, 1997. The allowance for loan losses as a percentage of loans was 1.73% and 1.18% at September 30, 1998 and 1997, respectively. Management continually reviews the adequacy of the allowance for loan losses, considering such factors as reviews of delinquent loans and other problem loans, composition of the Bank's loan portfolio, historical charge-offs, general economic conditions that may affect borrowers' ability to repay and the value of collateral.

     Other income for fiscal 1998 was $3.9 million as compared to $2.6 million for fiscal 1997. The other income increase was primarily attributable to gain on sale of investments in the amount of $632,000 and a gain in the sale of a branch office in the amount of $784,000.

     Other expenses for fiscal 1998 were $8.9 million compared to $8.8 million for fiscal 1997, a decrease of $15,000 or .17%. Tabular comparisons of broad expense categories for fiscal year 1998 compared to fiscal 1997 are as follows:

                                                              Years Ended
                                                              September 30,
                                                    ---------------------------
                                                            1998           1997
                                                    ------------   ------------
                                                             (In thousands)

  Compensation and related benefits                 $      4,153   $      3,979
  Occupancy and data processing fees                       1,939          2,130
  Federal deposit and other insurance premiums               315            367
  Amortization of intangible assets                          349            579
  Telephone, postage, supplies and other                   2,105          1,791
                                                    ------------   ------------
      Total other expense                           $      8,861   $      8,846
                                                    ============   ============

     The effective tax rate was 36.0% for the year ended September 30, 1998 as compared to 36.4% for the year ended September 30, 1997. See Note 11 to the Notes to Consolidated Financial Statements.

                      FIRST PALMETTO FINANCIAL CORPORATION

FINANCIAL CONDITION

     Total assets at September 30, 1999, were $475.8 million as compared to $433.7 million at September 30, 1998, an increase of $42.0 million or 9.7%.

     Loans receivable at September 30, 1999, increased by $53.0 million to $317.0 million as compared to $264.0 million at the previous year-end. The increase was primarily as a result of the employment of several loan officers whose primary function is the production of consumer and commercial loans and the additional loan production as a result of branching efforts into new markets.

     Mortgage-backed securities decreased $36.0 million from $95.9 million at September 30, 1998 to $59.9 million at September 30, 1999 and investment securities increased from $38.0 million to $60.2 million at September 30, 1999. The significant loan growth contributed to the reduction in total capital to risk-weighted assets from 11.10% in fiscal 1998 to 10.46% in fiscal 1999. Since the bank's investments in U.S. Government obligations have no risk weighting and are tax free for state purposes, a substantial portion of the repayments from the mortgage-backed securities portfolio was reinvested in U.S. Government obligations to enhance its risk-weighted returns.

     Deposits increased $17.9 million to $361.8 million at September 30, 1999, compared to $343.9 million at the previous year end as First Palmetto targeted several markets for growth by offering highly competitive rates.

     FHLB advances increased to $83.0 million at September 30, 1999 from $60.7 million at September 30, 1998 as First Palmetto sought to reduce interest rate sensitivity by borrowing for longer terms at historically low rates and to fund the growth in interest-earning assets.

     Stockholders' equity increased to $28.2 million at September 30, 1999 compared to $25.2 million at September 30, 1998. Increases were $4.6 million from net income and sale of common stock of $300,000. Decreases were the payment of dividends of approximately $1.8 million.

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

     At September 30, 1999, the Bank's "Tier 1" capital ratio to total assets was 5.68%, "Tier 1" to risk-weighted assets ratio was 9.20% and its total capital to risk-weighted assets ratio was 10.46%. At that date, the Bank had $313,000 of qualifying intangibles and $890,000 of investments in and extensions of credit to subsidiaries engaged in activities not permissible for national banks.

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

     First Palmetto manages the different maturity and repricing characteristics of its interest-earning asset and interest-bearing liability portfolios to achieve a desired interest rate sensitivity position and thereby limiting its exposure to interest rate risk. The primary objective of interest rate sensitivity management is to maintain net interest income growth while reducing exposure to the risks inherent in interest rate movements.

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

     The following table presents the Bank's NPV at September 30, 1999, as calculated by the OTS, based on information provided to the OTS by the Bank.

       Change                             Net Portfolio Value                   NPV as % of PV Assets
       In rates             $ Amount          $ Change         % Change        NPV Ratio         Change
       --------             --------          --------         --------        ---------         ------
         +300 bp        $     43,353          $  -1,488            -3%          9.27%            +3 bp
         +200 bp              44,591               -250            -1%          9.41%           +17 bp
         +100 bp              45,155                314            +1%          9.41%           +17 bp
            0 bp              44,841                                            9.24%
         -100 bp              43,511             -1,330            -3%          8.88%           -36 bp
         -200 bp              41,573             -3,268            -7%          8.40%           -84 bp
         -300 bp              39,407             -5,434           -12%          7.89%          -135 bp

Risk measures:  200 bp rate shock                              9/30/99
                                                           -----------

Pre-shock NPV ratio:  NPV as % of PV of assets                   9.24%
Post-shock NPV ratio                                             8.40%
Sensitivity Measure:  Decline in NPV ratio                       84 bp

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

     First Palmetto's liability sensitive cumulative gap position for one year at September 30, 1999, was (24.06%). A liability sensitive gap indicates that over the course of a year an upward movement in rates will negatively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets. Conversely, a liability sensitive gap in a declining interest rate environment will positively impact net interest income (and consequently operating results) since liabilities will reprice faster than assets.

     The following table presents First Palmetto's asset/liability gap ratios as of September 30, 1999.

                                                   Six months
At September 30, 1999               Six months       to one        One to     Three to    Over five
                                       or less         year   three years   five years        years        Total
                                       -------         ----   -----------   ----------        -----        -----
Interest-earning assets                                         (Dollars in thousands)
  Loans and mortgage-backed
    securities (1)                 $   100,442  $    27,258   $   156,465  $    72,340  $    25,830  $   382,335
  Investment securities                  7,004        6,004        26,385       19,781        1,000       60,174
  Other interest-earning assets (2)      8,848            -             -            -            -        8,848
                                   -----------  -----------   -----------  -----------  -----------  -----------
      Total interest-earning
        assets                         116,294       33,262       182,850       92,121       26,830      451,357
                                   -----------  -----------   -----------  -----------  -----------  -----------
Interest-bearing liabilities
  Interest-bearing deposits             96,955      152,188        58,452        9,795       16,907      334,297
  Borrowings                             9,000            -         2,000        2,000       70,000       83,000
                                   -----------  -----------   -----------  -----------  -----------  -----------
      Total interest-bearing
        liabilities                    105,955      152,188        60,452       11,795       86,907      417,297
                                   -----------  -----------   -----------  -----------  -----------  -----------
Sensitivity gap
  Period                           $    10,339  $  (118,926)  $   122,398  $    80,326  $   (60,077) $    34,060
                                   ===========  ===========   ===========  ===========  ===========  ===========
  Cumulative                       $    10,339  $  (108,587)  $    13,811  $    94,137  $    34,060  $    34,060
                                   ===========  ===========   ===========  ===========  ===========  ===========
Gap as a percentage of
  interest-earning assets
  Period                                 2.29%     (26.35)%        27.12%       17.80%     (13.31)%        7.55%
                                   ===========  ===========   ===========  ===========  ===========  ===========
  Cumulative                             2.29%     (24.06)%         3.06%       20.86%        7.55%        7.55%
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

       (2) Originate fixed rate mortgages according to the specifications of the Federal Home Loan Mortgage Corporation, and sell them in the secondary mortgage market.

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

       (6) Offer premium rates on certificates of deposit with maturities greater than twelve months.

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

     First Palmetto's primary sources of liquidity are deposits and loan principal and interest repayments. Additionally, First Palmetto has historically generated funds through the sale in the secondary market of mortgage loans. During the current year funds were made available primarily from the increase of deposits of $17.9 million, FHLB advances of $54 million, the sale of loans on the secondary market in the amount of $43.4 million, from the maturities of investment securities in the amount of $25.9 million, and from principal collections of mortgage-backed securities of $44.4 million. These funds were used to purchase mortgage-backed securities of $8.7 million, fund net loans of $97.8 million, repay FHLB advances of $31.7 million and to purchase investment securities in the amount of $48.1 million.

     These and other factors resulted in cash and cash equivalents increasing $874,000 during the year ended September 30, 1999.

     The Bank, as a member of the Federal Home Loan Bank System, is required by regulation to maintain a daily average balance of liquid assets equal to a certain percentage of net withdrawable savings and current borrowings. The Bank's liquidity ratio at September 30, 1999 is in excess of regulatory requirements of 4% and will remain so in the upcoming fiscal year.

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

     The business risks associated with Year 2000 are considerable. Some of the risks include errors in accruing interest for loans and deposits, communication devices may become inoperable, and basic utilities may cease to be provided. Recognizing the risks of computer errors as the result of Year 2000, the Federal Financial Institutions Examination Council ("FFIEC") issued an interagency statement on May 5, 1997, providing an outline for institutions to effectively manage the Year 2000 challenges. The guidance identified the following five stages for Year 2000 management: awareness, assessment, renovation, testing and implementation stages. First Palmetto has completed all five stages for Year 2000 management. A significant portion of First Palmetto's mission critical products and services is provided by a third party service bureau. The service bureau completed the renovation stage in November, 1998 and the Bank tested the renovated software. The testing phase was concluded in January, 1999 at which time the implementation phase commenced. Implementation was completed in all material respects by the end of May, 1999. In March, 1999 the Bank finalized its business resumption plan.

     In fiscal 1999, First Palmetto paid the service bureau a $40,000 fee for its Year 2000 efforts and $15,000 for various hardware and software upgrades. As of September 30, 1999, First Palmetto had incurred approximately $79,000 in direct compliance costs associated with the Year 2000 problem. First Palmetto estimates that $82,000 will be the total direct compliance costs through the Year 2000. The Bank has not estimated the salaries paid to employees whose responsibilities include ensuring First Palmetto is Year 2000 ready.

                      FIRST PALMETTO FINANCIAL CORPORATION

     Although First Palmetto believes it will be fully compliant, the risk of system failure cannot be eliminated. Also, First Palmetto cannot guarantee the performance of third parties as to which it has mutual relationships.

ACCOUNTING PRONOUNCEMENTS

     The Company prepares its financial statements and related disclosures in conformity with standards established by, among others, the Financial Accounting Standards Board (the "FASB"). Because the information needed by users of financial reports is dynamic, the FASB frequently has new rules and proposed new rules for companies to apply in reporting their activities. The following discussion addresses such changes as of September 30, 1999 that will affect the Company's future reporting.

     In June, 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - and amendment of FASB No. 133" delayed the effective date of this statement for one year. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company plans to adopt SFAS 133 in fiscal year 2001 without any impact on its consolidated financial statements as the Company does not have any derivative financial instruments and is not involved in any hedging activities.

     In October, 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which establishes accounting and reporting standards for certain mortgage banking activities. It also conforms the subsequent accounting for securities retained after the securitization of other types of assets. This statement is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SFAS 134 in fiscal year 1999 without any impact on its consolidated financial statements.

FORWARD-LOOKING STATEMENTS

     The forgoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgements of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to the financial success or changing strategies of the Company's customers actions of government regulators, the level of market interest rates, and general economic conditions.

                      FIRST PALMETTO FINANCIAL CORPORATION

                 Consolidated Statements of Financial Condition
                           September 30, 1999 and 1998

ASSETS                                                                                 1999           1998
                                                                               ------------   ------------
                                                                                         (In thousands)

Cash and due from banks                                                        $     11,001   $      6,983
Interest-bearing deposits in other banks                                              8,748         11,892
Certificates of deposit in other banks                                                  100            100
Investment securities held to maturity (market value of $59,449 and
  $38,521 at September 30, 1999 and 1998, respectively)                              60,174         37,969
Mortgage-backed securities held to maturity
  (market value of $59,453 and $97,654 at
  September 30, 1999 and 1998, respectively)                                         59,877         95,862
Loans, net of allowance for loan losses of
  $5,446 in 1999 and $4,649 in 1998                                                 317,012        263,989
Accrued interest receivable                                                           3,150          3,126
Real estate acquired in settlement of loans                                              88            500
Stock in the Federal Home Loan Bank (FHLB)                                            4,150          3,333
Premises and equipment                                                                7,500          6,664
Prepaid expenses and other assets                                                     3,951          3,327
                                                                               ------------   ------------
           Total assets                                                        $    475,751   $    433,745
                                                                               ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                       $    361,764   $    343,947
FHLB advances                                                                        83,000         60,667
Accrued expenses and other liabilities                                                2,756          3,962
                                                                               ------------   ------------
           Total liabilities                                                        447,520        408,576
                                                                               ------------   ------------
Stockholders' equity
   Preferred stock, $.01 par value, 500,000 shares
     authorized, none issued and outstanding                                              -              -
   Common stock, $.01 par value, 1,500,000 shares
     authorized, 752,014 and 748,014 shares issued
     in 1999 and 1998, respectively                                                       8              7
   Additional paid-in capital                                                         6,979          6,680
   Retained earnings, substantially restricted                                       21,869         19,107
   Treasury stock, at cost (40,004 shares in 1999 and 1998)                            (625)          (625)
                                                                               ------------   ------------
           Total stockholders' equity                                                28,231         25,169
                                                                               ------------   ------------
Commitments
           Total liabilities and stockholders' equity                          $    475,751   $    433,745
                                                                               ============   ============

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                        Consolidated Statements of Income
                 Years ended September 30, 1999, 1998, and 1997

                                                                                 1999              1998             1997
                                                                        -------------    --------------    -------------
Interest income:                                                    (Dollars in thousands, except net income per share data)
   Loans                                                                $      24,892    $       23,011    $      21,576
   Mortgage-backed securities                                                   4,511             3,612            2,163
   Investment securities                                                        2,598             2,989            3,163
   Other                                                                        1,209             1,414            1,000
                                                                        -------------    --------------    -------------
       Total interest income                                                   33,210            31,026           27,902
                                                                        -------------    --------------    -------------
Interest expense:
   Deposits                                                                    14,523           15,169            13,418
   FHLB advances                                                                3,529             2,106            1,607
                                                                        -------------    --------------    -------------
       Total interest expense                                                  18,052            17,275           15,025
                                                                        -------------    --------------    -------------
       Net interest income                                                     15,158            13,751           12,877
Provision for loan losses                                                       1,144             2,262            1,428
                                                                        -------------    --------------    -------------
       Net interest income after provision for loan losses                     14,014            11,489           11,449
                                                                        -------------    --------------    -------------
Other income:
   Service charges                                                              1,366             1,293            1,205
   Loan servicing                                                                 296               451              524
   Gain on sales of loans                                                         664               515              173
   Gain on sale of investments                                                      -               632              254
   Gain on sale of branch                                                           -               784                -
   Miscellaneous                                                                  276               229              480
                                                                        -------------    --------------    -------------
       Total other income                                                       2,602             3,904            2,636
                                                                        -------------    --------------    -------------
Other expense:
   Compensation and related benefits                                            4,456             4,153            3,979
   Net occupancy                                                                1,057             1,133            1,233
   Data processing fees                                                           862               806              897
   Telephone, postage, and supplies                                               745               612              709
   Federal deposit and other insurance premiums                                   339               315              367
   Amortization of intangible assets                                              318               349              579
   Miscellaneous                                                                1,655             1,493            1,082
                                                                        -------------    --------------    -------------
       Total other expense                                                      9,432             8,861            8,846
                                                                        -------------    --------------    -------------

   Income before income taxes                                                   7,184             6,532            5,239

Income taxes                                                                    2,581             2,354            1,909
                                                                        -------------    --------------    -------------
       Net income                                                       $       4,603    $        4,178    $       3,330
                                                                        =============    ==============    =============
Net income per common share-basic                                       $        6.50    $        5.90     $        4.80
                                                                        =============    ==============    =============
Average number of common shares outstanding-basic                             708,021          708,010           693,174
                                                                        =============    ==============    =============


           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                 Consolidated Statements of Stockholders' Equity
                  Years ended September 30 1999, 1998, and 1997

                                                                                 Accumulated
                                                 Additional                            other                        Total
                                     Common         paid-in       Retained     comprehensive       Treasury  stockholders'
                                      stock         capital       earnings       income, net          stock        equity
                                      -----         -------       --------       -----------          -----        ------
Balance at                                                            (In thousands)
  September 30, 1996           $          7    $      6,080   $     14,474      $        272   $       (625) $     20,208
                               ------------    ------------   ------------      ------------   ------------  ------------
Sale of common stock                      -             600              -                 -              -           600

Cash dividends ($1.90 per
  share)                                  -               -         (1,316)                -              -        (1,316)

Net income                                -               -          3,330                 -              -         3,330

Other comprehensive income,
  net of tax
   Unrealized gains on  securities
     available for sale, net of tax
     effect of $89                        -               -              -                 -              -           153

   Less, reclassification
     adjustment for gains
     included in net income,
     net of tax effect of $70             -               -              -                 -              -          (120)
                               ------------    ------------   ------------      ------------   ------------  ------------
Other comprehensive income                -               -              -                33              -            33
                               ------------    ------------   ------------      ------------   ------------  ------------
Comprehensive income                      -               -              -                 -              -         3,363
                               ------------    ------------   ------------      ------------   ------------  ------------
Balance at
  September 30, 1997                      7           6,680         16,488               305           (625)       22,855
                               ------------    ------------   ------------      ------------   ------------  ------------
Cash dividends ($2.20 per
  share)                                  -               -         (1,559)                -              -        (1,559)

Net income                                -               -          4,178                 -              -         4,178

Other comprehensive income,
  net of tax
   Reclassification adjustment for
     gains included in net income,
     net of tax effect of $179            -               -              -                 -              -          (305)
                               ------------    ------------   ------------      ------------   ------------  ------------
Other comprehensive income                -               -              -              (305)             -          (305)
                               ------------    ------------   ------------      ------------   ------------  ------------
Comprehensive income                      -               -              -                 -              -         3,873
                               ------------    ------------   ------------      ------------   ------------  ------------
Balance at
  September 30, 1998                      7           6,680         19,107                -0-          (625)       25,169
                               ------------    ------------   ------------      ------------   ------------  ------------

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                 Consolidated Statements of Stockholders' Equity
                  Years ended September 30 1999, 1998, and 1997

                                                                                 Accumulated
                                                 Additional                            other                        Total
                                     Common         paid-in       Retained     comprehensive       Treasury  stockholders'
                                      stock         capital       earnings       income, net          stock        equity
                                      -----         -------       --------       -----------          -----        ------
                                                                      (In thousands)
Net income                                -               -          4,603                 -              -         4,603

Cash dividends ($2.60 per
  share)                                  -               -         (1,841)                -              -        (1,841)

Sale of common stock                      1             299              -                 -              -           300
                               ------------    ------------   ------------      ------------   ------------  ------------
Balance at
  September 30, 1999           $          8    $      6,979   $     21,869      $         -0-  $       (625) $     28,231
                               ============    ============   ============      ============   ============  ============

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                 Years ended September 30, 1999, 1998, and 1997

                                                                                 1999              1998             1997
                                                                        -------------    --------------    -------------
Cash flows from operating activities:                                                    (In thousands)
   Net income                                                           $       4,603    $        4,178    $       3,330
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Accretion and amortization of discounts and
         premiums, net                                                            246              (136)            (250)
       Decrease in deferred loan fees, net                                        (21)              (34)             (10)
       Provision for loan losses                                                1,144             2,262            1,428
       Gain on sale of available-for-sale securities                                -              (632)            (254)
       (Gain) loss on sale of real estate acquired in settlement
         of loans, net                                                             54               (28)             (15)
       Gain on sale of branch                                                       -              (784)               -
       Depreciation                                                               357               434              468
       Amortization of intangible assets                                          318               349              579
       Proceeds from sale of loans                                             43,422            29,961           11,764
       Originations and principal repayments of loans
         held for sale, net                                                   (43,101)          (29,446)         (11,591)
       Increase in accrued interest receivable                                    (24)             (400)            (346)
       (Increase) decrease in prepaid expenses and other assets                  (734)             (812)              69
       Increase (decrease) in accrued expenses and other
          liabilities                                                          (1,206)            1,871           (1,573)
                                                                        -------------    --------------    -------------
       Net cash provided by operating activities                                5,058             6,783            3,599
                                                                        -------------    --------------    -------------
Cash flows from investing activities:
   Net decrease in certificates of deposit in other banks                           -               299                -
   Proceeds from maturities of investment securities held
     to maturity                                                               25,879            30,480           20,000
   Purchases of investment securities held to maturity                        (48,060)          (20,623)         (21,079)
   Proceeds from sale of available-for-sale securities                              -             1,304              426
   Purchases of mortgage-backed securities held to maturity                    (8,663)          (80,433)          (4,563)
   Principal collected on mortgage-backed securities
     held to maturity                                                          44,378            16,918            5,206
   Net increase in loans                                                      (54,671)          (23,297)         (27,226)
   Proceeds from sale of real estate acquired in
     settlement of loans                                                          562               326              671
   Improvements made to real estate held for
     development and sale                                                        (208)             (366)               -
   Proceeds from sale of FHLB stock                                             1,225                56               93
   Purchases of FHLB stock                                                     (2,042)           (1,359)               -
   Capital expenditure for premises and equipment                              (1,193)           (1,317)          (1,497)
   Retirements of premises and equipment                                            -               272               82
   Sale of branch                                                                   -            (5,549)               -
                                                                        -------------    --------------    -------------
       Net cash used in investing activities                                  (42,793)          (83,289)         (27,887)
                                                                        -------------    --------------    -------------
                                                                                                             (Continued)

                                       19

                      FIRST PALMETTO FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                 Years ended September 30, 1999, 1998, and 1997

                                                                                 1999              1998             1997
                                                                        -------------    --------------    -------------
Cash flows from financing activities:                                                    (In thousands)
   Net increase in deposits                                                    17,817            38,701           32,611
   Proceeds from FHLB advances                                                 54,000            45,000            7,000
   Repayment of FHLB advances                                                 (31,667)          (11,567)         (12,317)
   Sale of common stock                                                           300                 -              600
   Cash dividends                                                              (1,841)           (1,559)          (1,316)
                                                                        -------------    --------------    -------------
       Net cash provided by financing activities                               38,609            70,575           26,578
                                                                        -------------    --------------    -------------
Net increase (decrease) in cash and cash equivalents                              874            (5,931)           2,290

Cash and cash equivalents at beginning of year                                 18,875            24,806           22,516
                                                                        -------------    --------------    -------------
Cash and cash equivalents at end of year                                $      19,749    $       18,875    $      24,806
                                                                        =============    ==============    =============

Supplemental  disclosures  of cash flow  information:
  Cash paid during the year for:
       Interest                                                         $      18,083    $       17,005    $      14,829
       Income taxes                                                             4,143             1,654            2,231

Supplemental schedule of noncash investing and
  financing activities:
       Loans transferred to real estate acquired in
         settlement loans                                                         204               691              508

       Increase (decrease) in unrealized gain on
         available-for-sale securities, net                                         -              (305)              33

           See accompanying notes to consolidated financial statements

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements
                       September 30, 1999, 1998, and 1997

(1)    Summary of Significant Accounting Policies
       ------------------------------------------

       The following is a description  of the more  significant  accounting  and reporting policies which First Palmetto Financial Corporation and subsidiary ("First Palmetto") followed in preparing and presenting the consolidated financial statements.

       (a)    Principles of Consolidation and Reporting
              -----------------------------------------

              The accompanying consolidated financial statements include the accounts of First Palmetto Financial Corporation and its wholly owned subsidiary, First Palmetto Savings Bank, F.S.B. (the "Bank") and its subsidiary, Palmetto State Service Corporation. All significant intercompany balances have been eliminated.

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

       (c)    Reclassifications
              -----------------

              Certain amounts in the September 30, 1998 and 1997 consolidated financial statements have been reclassified to conform with the 1999 presentations. These reclassifications had no impact on net income or stockholders' equity as previously reported.

       (d)    Investment and Mortgage-Backed Securities
              -----------------------------------------

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

              Investment and mortgage-backed securities have been classified as held-to-maturity securities because First Palmetto has the intent and the ability to hold all such securities until maturity.

              Gains  and  losses  on sales of  securities  are  recognized  on a
              specific   identification   basis.   Premiums  and  discounts  are
              amortized into interest income using a level yield method.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

              Regulations require First Palmetto to maintain cash and U.S. Government and other approved securities in an amount equal to a prescribed percentage (4% at September 30, 1999) of deposit accounts (net of loans on deposit accounts) plus short-term borrowings. First Palmetto was in compliance with such regulation at September 30, 1999.

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

       (f)    Provision for Loan Losses
              -------------------------

              The allowance for loan losses is the amount considered adequate to absorb inherent losses in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on a review of such factors which include the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, history of charge-offs and economic conditions.

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

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       (g)    Impairment of Loans
              -------------------

              Loans are considered to be impaired when, in management's judgement, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118 in the areas of disclosure requirements and methods of recognizing income. SFAS 114 requires that impaired loans be valued at fair value, which is determined based upon the present value of expected cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone. As a practical matter, the Bank determines which loans are impaired through a loan review process.

       (h)    Real Estate Acquired in Settlement of Loans
              -------------------------------------------

              Real estate acquired in settlement of loans represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated selling costs. Costs relating to the development and improvement of the property are capitalized, whereas, those relating to holding the property are charged to expense.

       (i)    Premises and Equipment
              ----------------------

              Premises and equipment are recorded at cost and depreciation is provided over the estimated useful lives of the related assets principally on a straight-line basis. Estimated lives are ten to forty years for buildings, building components and improvements and two to five years for furniture, fixtures and equipment.

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

       (j)    Loan Interest Income
              --------------------

              When loans become more than ninety days past due, First Palmetto places such loans on nonaccrual status or provides an allowance for uncollected interest on accrued interest if, in the opinion of management, collectibility of that accrued interest is doubtful. Any allowance is netted against accrued interest receivable in the consolidated financial statements. If the delinquent payments are made, the loan is returned to accrual status. Interest income on impaired loans is recognized on a cash basis.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       (k)    Loan Origination Fees and Costs
              -------------------------------

              Loan origination fees and certain direct loan origination costs are deferred and amortized over the contractual life, adjusted for prepayments, of the related loan as an adjustment of the loan yield using the level yield method. Direct costs of unsuccessful loans and indirect costs are expensed as incurred.

       (l)    Income Taxes
              ------------

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

       (m)    Intangible Assets
              -----------------

              Goodwill, representing the excess of the purchase price of a business combination over the fair value of net assets acquired, is being amortized by charges to operations generally over twelve years, using the straight-line method.

              Deposit-based premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to operations over seven years, an estimate of the life of the existing deposit relationship, using the straight-line method. The amount of goodwill and deposit based premiums at September 30, 1999 was $649,000 and at September 30, 1998 was $967,000. This was
              included in other assets.

       (n)    Stock Based Compensation
              ------------------------

              First Palmetto reports stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees", which measures compensation expense as the excess, if any, of the quoted market price of First Palmetto stock at the date of the grant over the amount an employee must pay to acquire the stock. SFAS 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based compensation plans at fair value. No additional disclosure under SFAS 123 is required for First Palmetto at this time because no stock options have been granted. (See footnote 15.)

       (o)    Cash and Cash Equivalents
              -------------------------

              Cash and cash equivalents include cash and due from banks and interest-bearing balances in other banks. Generally, cash and cash equivalents are considered to have maturities of three months or less.
                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       (p)    Earnings Per Share
              ------------------

              Basic earnings per share are computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted-average number of shares of common stock and common stock equivalents outstanding during the period, with common stock equivalents calculated based on the average market price. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because no shares have been granted.

       (q)    Business Segments
              -----------------

              Effective October 1, 1998, the Bank adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. SFAS 131 requires that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way that the operating segments were determined and other items. The Bank operates as one segment.

       (r)    Comprehensive Income
              --------------------

              In 1999, First Palmetto adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that changes in the amounts of comprehensive income items be shown in a primary financial statement. Comprehensive income is defined by the statement as " the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." In accordance with SFAS No. 130, First Palmetto elected to disclose changes in comprehensive income in its Consolidated Statements of Changes in Stockholders' Equity.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(2)    Investment Securities
       ---------------------

       Investment securities consist of the following:

                                                                                Gross             Gross
                                                          Amortized        Unrealized        Unrealized           Market
                                                               Cost             Gains            Losses            Value
                                                      -------------     -------------    --------------    -------------
       September 30, 1999:                                                        (In thousands)
         U.S. Government obligations due:
           Within 12 months                           $      13,008     $          55    $            -    $      13,063
           Beyond 12 months but
             within 5 years                                  46,166                23               806           45,383
           Over 5 years                                       1,000                 3                 -            1,003
                                                      -------------     -------------    --------------    -------------
                                                      $      60,174     $          81    $          806    $      59,449
                                                      =============     =============    ==============    =============
       September 30, 1998:
         U.S. Government obligations due:
           Within 12 months                           $      14,991     $         148    $            -    $      15,139
           Beyond 12 months but
             within 5 years                                  22,978               404                 -           23,382
                                                      -------------     -------------    --------------    -------------
                                                      $      37,969     $         552    $          -0-    $      38,521
                                                      =============     =============    ==============    =============

       During 1999, 1998 and 1997, investment securities with total amortized cost of $25.9 million, $30.5 million and $20.0 million, respectively, matured or were sold within ninety days of maturity. Proceeds from these maturities and sales were $25.9 million, $30.5 million and $20.0 million.

       At September 30, 1999, investment securities with an amortized cost of $16.9 million were pledged to secure public deposits and deposits of individuals.

(3)    Mortgage-Backed Securities
       --------------------------

       Mortgage-backed securities consist of the following:

                                                                                Gross             Gross
                                                          Amortized        Unrealized        Unrealized           Market
       September 30, 1999:                                     Cost             Gains            Losses            Value
                                                      -------------     -------------    --------------    -------------
         FHLMC participation certificates                                         (In thousands)
           (6.00% - 7.39%, due 2008 through
            2028)                                     $      26,797     $         134    $          348    $      26,583
         FNMA mortgage-backed securities
           (5.25% - 7.45%, due 2003 through
            2028)                                            33,014               323               529           32,808
         Various mortgage-backed securities                      66                 -                 4               62
                                                      -------------     -------------    --------------    -------------
                                                      $      59,877     $         457    $          881    $      59,453
                                                      =============     =============    ==============    =============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

                                                                                Gross             Gross
                                                          Amortized        Unrealized        Unrealized           Market
       September 30, 1998:                                     Cost             Gains            Losses            Value
                                                      -------------     -------------    --------------    -------------
         FHLMC participation certificates                                         (In thousands)
           (5.28% - 7.90%, due 2008 through
            2028)                                     $      43,568     $         617    $            -    $      44,185
         FNMA mortgage-backed securities
           (5.30% - 7.80%, due 2003 through
            2028)                                            52,209             1,173                 -           53,382
         Various mortgage-backed securities                      85                 2                 -               87
                                                      -------------     -------------    --------------    -------------
                                                      $      95,862     $       1,792    $          -0-    $      97,654
                                                      =============     =============    ==============    =============

       There were no sales of mortgage-backed securities during 1999, 1998 or 1997. At September 30, 1999, mortgage-backed securities with an amortized cost of $57.3 million were pledged to secure public deposits and deposits of individuals.

(4)    Loans
       -----

       Loans consist of the following:

                                                                           September 30,
                                                                 -------------------------------
                                                                           1999             1998
                                                                 --------------    -------------
       Real estate mortgage (principally single                               (In thousands)
         family dwellings, 1-4 units)                            $      134,550    $     117,928
       Commercial real estate                                           132,601           97,557
       Real estate construction                                           8,456            9,127
       Commercial                                                        24,206           15,724
       Installment                                                       25,103           29,847
       Loans held for sale                                                1,698            2,019
                                                                 --------------    -------------
              Sub-total                                                 326,614          272,202
                                                                 --------------    -------------
       Undisbursed proceeds on real estate construction                  (3,938)          (3,325)
       Deferred loan fees, net                                             (218)            (239)
       Allowance for loan losses                                         (5,446)          (4,649)
                                                                 --------------    -------------
                                                                 $      317,012    $     263,989
                                                                 ==============    =============

       Loans serviced for others approximated $140.7 million, $130.4 million, and $128.9 million at September 30, 1999, 1998, and 1997, respectively. Mortgage servicing rights were immaterial for all periods reported.

       The following summarizes the changes in the allowance for loan losses for the years ended September 30, 1999, 1998, and 1997:

                                                1999          1998         1997
                                                ----          ----         ----
                                                        (In thousands)

       Balance at beginning of year        $   4,649    $    3,009    $   2,364
       Provision for loan losses               1,144         2,262        1,428
       Loan charge-offs                         (626)         (937)        (917)
       Recoveries                                279           315          134
                                           ---------    ----------    ---------
       Balance at end of year              $   5,446    $    4,649    $   3,009
                                           =========    ==========    =========
                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       At September 30, 1999 and 1998, the recorded investment in loans that are considered to be impaired was $2.2 million and $851,000, respectively. There was no specific allowance for credit losses related to the impaired loans as of September 30, 1999 and 1998. The average recorded investment in impaired loans during the years ended September 30, 1999 and 1998 was $1.1 million and $923,000, respectively. Interest income recognized on the cash basis for impaired loans amounted to $150,000 and $127,000 for the years ended September 30, 1999 and 1998, respectively. Large groups of smaller-balance homogenous loans such as residential mortgages and consumer installment loans are not evaluated for impairment individually.

       First Palmetto had nonaccrual loans of approximately $836,000, $636,000, and $981,000, at September 30, 1999, 1998, and 1997, respectively. Foregone interest income related to nonaccrual loans for the years ended September 30, 1999, 1998 and 1997 amounted to $56,000, $36,000 and
       $60,000, respectively. Interest income recognized on nonaccrual loans for the years ended September 30, 1999, 1998 and 1997 amounted to $36,000, $25,000 and $38,000, respectively.

       First Palmetto offers mortgage and consumer loans to its officers, directors and employees for the financing of their personal residences and for other personal purposes. These loans are currently made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. The following summarizes the activity of loans to the officers, directors and employees at September 30, 1999.

                                                                 (In thousands)
       Loan balances, September 30, 1998                         $       4,374
       New loans originated                                              5,043
       Loan repayments                                                   2,999
                                                                 -------------
       Loan balances, September 30, 1999                         $       6,418
                                                                 =============

       First Palmetto is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

       First Palmetto's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of those instruments. First Palmetto uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At September 30, 1999 and 1998, preapproved but unused lines of credit for loans totaled approximately $23.5 million and $22.7 million, standby letters of credit approximated $3.7 million and $1.4 million, and outstanding loan commitments aggregated $1.9 million and $2.2 million, respectively. Of these loan commitments, $-0- are at variable rates and $1.9 million and $2.2 million are at fixed rates at September 30, 1999 and 1998, respectively. The interest rates for these commitments at September 30, 1999 range from 7.25% to 9.00%. These commitments, including undisbursed proceeds on construction loans, represent no more than the normal lending risk that First Palmetto commits to its borrowers. Management believes that these commitments can be funded through normal operations. First Palmetto is not involved with any other types of financial instruments with off-balance sheet risk.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       First Palmetto grants residential, residential construction, commercial, and installment loans to customers throughout its market area. As reflected in the summary of loans receivable at September 30, 1999, the largest component of First Palmetto's loan portfolio consists of lower-risk, single-family, 1-4 unit residential loans. The higher risk components of the loan portfolio consist of real estate construction, commercial, and installment loans for which repayment is more dependent on the current real estate market and general economic conditions.

(5)    Accrued Interest
       ----------------

       Accrued interest receivable consists of the following:

                                                             September 30,
                                                     -------------------------
                                                        1999             1998
                                                     ----------     ----------
                                                            (In thousands)
       Loans                                         $    1,911     $    1,742
       Investment securities                                886            821
       Mortgage-backed securities                           353            563
                                                     ----------     ----------
                                                     $    3,150     $    3,126
                                                     ==========     ==========

       At September 30, 1999 and 1998, the allowance for uncollected interest amounted to $56,000 and $36,000, respectively.

(6)    Real Estate Acquired in Settlement of Loans
       -------------------------------------------

       Real estate acquired in settlement of loans consists of the following:

                                                             September 30,
                                                     -------------------------
                                                        1999             1998
                                                     ----------     ----------
                                                            (In thousands)
       Single family residences                      $       78     $       81
       Commercial property                                   10            419
                                                     ----------     ----------
                                                     $       88     $      500
                                                     ==========     ==========

(7)    Investments Required by Law
       ---------------------------

       First Palmetto is required by law to invest in stock of a Federal Home Loan Bank (FHLB). No ready market exists for the FHLB stock and it has no quoted market value. This stock is redeemable at $100 per share, its historical cost basis, subject to certain limitations set by the FHLB.

       Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation. Federal deposit insurance expense amounted to approximately $249,000, $247,000 and $288,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(8)    Premises and Equipment
       ----------------------

       Premises and equipment consist of the following:

                                                          Accumulated   Net Book
                                                Cost      Depreciation    Value
                                                ----      ------------    -----
       September 30, 1999:                               (In thousands)
          Land and improvements               $  3,576    $       4    $  3,572
          Office buildings and improvements      4,250        1,326       2,924
          Leasehold improvements                 1,290          694         596
          Furniture, fixtures and equipment      1,128          792         336
          Automobiles                              115           43          72
                                              --------    ---------    --------
                                              $ 10,359    $   2,859    $  7,500
                                              ========    =========    ========
       September 30, 1998:
          Land and improvements               $  2,918    $       4    $  2,914
          Office buildings and improvements      4,476        1,197       3,279
          Leasehold improvements                   790          670         120
          Furniture, fixtures and equipment        926          609         317
          Automobiles                               88           54          34
                                              --------    ---------    --------
                                              $  9,198    $   2,534    $  6,664
                                              ========    =========    ========

       First Palmetto leases various equipment and real estate under operating leases expiring on various dates through 2019. Minimum lease commitments under all noncancelable leases are as follows:

       Years ending September 30,                      (In thousands)
       --------------------------
                  2000                                $          116
                  2001                                            98
                  2002                                            98
                  2003                                            69
                  2004                                            61
                  Later years                                    188
                                                      --------------
                                                      $          630
                                                      ==============

       Rent expense was $116,000, $139,000 and $133,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(9)    Deposits
       --------

       Deposits consist of the following:
                                                            September 30,
                                                      ------------------------
                                                            1999          1998
                                                      ----------    ----------
                                                             (In thousands)

       Noninterest bearing checking                   $   27,467    $  22,038
       NOWs (.75% in 1999 and 1.50% in 1998)              43,685       38,228
       MMDAs (2.25% in 1999 and 1998)                     21,731       19,511
       Savings (2.00% in 1999 and 2.25% in 1998)          22,805       22,482
                                                      ----------    ----------
                                                         115,688      102,259
                                                      ----------    ----------
       Time:
          Less than 3.00%                                     10           16
          3.00% to 4.99%                                 110,277       20,117
          5.00% to 6.99%                                 135,671      221,357
          7.00% to 9.99%                                     118          198
                                                      ----------    ----------
                                                         246,076      241,688
                                                      ----------    ----------
                                                      $  361,764    $ 343,947
                                                      ==========    =========
       Weighted average cost of deposits
         (as of dates indicated above)                     4.26%        4.82%
                                                      ==========    =========

       A summary of time deposits by maturity as of September 30, 1999 follows:

                                                              (In thousands)
          October 1, 1999 - September 30, 2000                $      223,889
          After September 30, 2000                                    22,187
                                                              --------------
               Total time deposits                            $      246,076
                                                              ==============

       At September 30, 1999 and 1998, the aggregate  amount of time deposits of
       $100,000  or  more  amounted  to  $63.3   million   and  $58.4   million,
       respectively.

       Interest expense on deposits consists of the following:

                                              Years ended September 30,
                                ------------------------------------------------
                                         1999              1998             1997
                                -------------    --------------    -------------
                                                  (In thousands)
       NOWs and MMDAs           $       1,285    $        1,502    $       1,487
       Savings                            460               524              562
       Time                            12,778            13,143           11,369
                                -------------    --------------    -------------
                                $      14,523    $       15,169    $      13,418
                                =============    ==============    =============

       At  September  30,  1999,   approximately  $45.8  million  in  investment
       securities and mortgage-backed securities were pledged to secure public deposits and deposits of individuals.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(10)   FHLB Advances
       -------------

       FHLB advances consist of the following:

                                                         September 30,
                                       Interest    ------------------------
              Maturity Date                Rate         1999           1998
              -------------            --------    ---------    -----------
                                                        (In thousands)
              January 8, 1999            5.57%     $       -    $     5,000
              February 25, 1999          5.30%             -            500
              April 28, 1999             5.23%             -            167
              July 27, 1999              5.82%             -          1,000
              July 27, 2000              6.02%             -          1,000
              January 29, 2001           5.69%         2,000          2,000
              July 5, 2004               6.49%             -          6,000
              July 30, 2004              5.72%         2,000              -
              May 19, 2008               5.09%        16,000         16,000
              June 4, 2008               5.55%        25,000         25,000
              June 19, 2008              4.97%         4,000          4,000
              October 1, 2008            4.89%         5,000              -
              October 1, 2008            5.41%         5,000              -
              August 7, 2009             4.95%        10,000              -
              August 13, 2009            6.39%         5,000              -
              Daily                    Variable        9,000              -
                                                   ---------    -----------
                                                   $  83,000    $    60,667
                                                   =========    ===========

       At September 30, 1999, all stock in the FHLB, selected mortgage-backed securities and a specific lien on certain first mortgage loans secured by one to four unit single-family dwellings were pledged as collateral to secure these advances.

(11)   Income Taxes
       ------------

       Income tax expense consists of the following:

                                        Years ended September 30,
                          ------------------------------------------------
                                   1999              1998             1997
                          -------------    --------------    -------------
       Current:                             (In thousands)
          Federal         $       2,719    $        3,014    $       1,629
          State                     280               277               42
                          -------------    --------------    -------------
                                  2,999             3,291            1,671
                          -------------    --------------    -------------
       Deferred:

          Federal                  (350)             (818)             211
          State                     (68)             (119)              27
                          -------------    --------------    -------------
                                   (418)             (937)             238
                          -------------    --------------    -------------
                          $       2,581    $        2,354    $       1,909
                          =============    ==============    =============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       The income tax expense of First Palmetto for the years ended September 30, 1999, 1998, and 1997 was different from the amount computed by applying the federal income tax rate to income before income taxes because of the following:

                                                      Years ended September 30,
                                                    ---------------------------
                                                    1999        1998       1997
                                                    ----        ----       ----
                                                        (Dollars in thousands)
       Income tax expense at federal rate         $  2,443    $  2,220  $  1,781
       Increase in income taxes resulting from:
          Other, net                                   138         134       128
                                                  --------    --------  --------
                                                  $  2,581    $  2,354  $  1,909
                                                  ========    ========  ========
       Effective tax rate                            35.9%       36.0%     36.4%
                                                  ========    ========  ========

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, 1999 and 1998 are presented below:

                                                             September 30,
                                                       ----------------------
                                                           1999         1998
                                                           ----         ----
       Deferred tax assets:                                 (In thousands)
          Allowance for loan losses                    $   2,015    $   1,720
          Accrued vacation pay                                25           25
          Tax over book basis in intangible asset            374          373
          Depreciation                                        36           34
          Other                                               21           13
                                                       ---------    ---------
              Total gross deferred tax assets              2,471        2,165
                                                       ---------    ---------
       Deferred tax liabilities:
          Tax bad debts in excess of base year               335          447
          FHLB stock basis over tax basis                    315          315
                                                       ---------    ---------
              Total gross deferred tax liability             650          762
                                                       ---------    ---------
                  Net deferred tax asset               $   1,821    $   1,403
                                                       =========    =========

       No valuation allowance for deferred tax assets was required at September 30, 1999 and 1998. The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods, and the utilization of tax-planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported based upon these criteria.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       Prior to recent legislation enacted by the Small Business Job Protection Act of 1996, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on the greater of a percentage (8%) of taxable income before such deduction or actual loss experience. For 1996, the percentage of taxable income method was used. For tax years beginning after fiscal 1996, this method has been repealed. In 1998, First Palmetto used the "Bank" experience method or the specific charge-off method. First Palmetto is required to recapture into taxable income the portion of its bad debt reserves that exceeds its base year reserves. The amount of bad debt reserves subject to recapture over six years for the Bank is $1.2 million. During the year ended September 30, 1999, the Bank recaptured $303,000. The remaining amount to recapture over the next three years is $908,000. The base year reserves of $4.6 million will not be subject to recapture unless the bad debt reserves are used for purposes other than to absorb bad debt losses or the Bank fails to meet the tax definition of a thrift.

       Income tax returns for 1996 and subsequent years are subject to examination by the taxing authorities.

(12)   Regulatory Capital Requirements
       -------------------------------

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

       As of September 30, 1999, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To remain well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I core ("leverage") ratios as set forth in the table. There are no conditions or events since that date that management believes have changed the Bank's category.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                To be well
                                                                                            capitalized under
                                                                  For capital adequacy      prompt corrective
                                             Actual                     purposes            action provisions
                                     ----------------------     ----------------------     ---------------------
                                     Amount           Ratio     Amount          Ratio      Amount          Ratio
                                     ------           -----     ------          -----      ------          -----
       As of September 30, 1999:
       Tier 1 capital
         (to total assets)         $ 26,965          5.68%    $ 19,003          4.00%    $ 23,754          5.00%
       Tier I capital
         (to risk-weighted assets)   26,965          9.20       11,723          4.00       17,586          6.00
       Total capital
         (to risk-weighted assets)   30,651         10.46       23,447          8.00       29,309         10.00

       As of September 30, 1998:
       Tier 1 capital
         (to total assets)         $ 24,144          5.58%    $ 17,308          4.00%    $ 21,635          5.00%
       Tier I capital
         (to risk-weighted assets)   24,144          9.84        9,814          4.00       14,720          6.00
       Total capital
         (to risk-weighted assets)   27,230         11.10       19,628          8.00       24,534         10.00

       Under the framework, the Bank's capital levels allow the Bank to accept brokered deposits without prior approval from regulators.

       Federal regulations permit institutions subject only to normal supervision to pay out 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval.

       The Bank may not declare or pay a cash dividend on, or purchase, any of its common stock, if the effect thereof would cause the capital of the Bank to be reduced below the minimum regulatory capital requirements.

(13)   Pension Plan
       ------------

       First Palmetto has a noncontributory defined contribution profit sharing plan for substantially all employees. Contributions are 8% of each active participant's compensation for the year plus 5.7% of each active participant's compensation for the year over $10,000. First Palmetto's expense related to the plan amounted to $405,000, $340,000 and $330,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(14)   Stock Option Plan
       -----------------

       Options under the First Palmetto Financial Corporation's 1990 Stock Option Plan (the 1990 Plan) may be granted to employees at an exercise price equal to the fair market value of the stock on the date of the grant and shall be exercisable within ten years from the date of the grant. In the case of an employee who owns more than 10% of First Palmetto's outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and shall not be exercisable after the expiration of five years from the date it is granted. Option shares may be paid for in cash, shares of common stock, or a combination of both. An aggregate of 66,459 additional shares of common stock have been reserved for issuance under this plan. At September 30, 1999, no options had been granted under this plan.

(15)   Fair Value of Financial Instruments
       -----------------------------------

       Fair value estimates, methods, and assumptions as of September 30, 1999 and 1998 for First Palmetto are set forth below and are subject to the following limitations.

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

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       First Palmetto's fair value methods and assumptions are as follows:

       - Cash and due from banks, interest-bearing deposits in other banks, certificates of deposit in other banks and FHLB stock - the carrying value is a reasonable estimate of fair value.

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

       Based on the limitations, methods, and assumptions noted above, the estimated fair values of First Palmetto's financial instruments are as follows:

                                                                       Carrying           Fair
                                                                         Amount          Value
                                                                         ------          -----
       September 30, 1999:                                                    (In thousands)
          Financial assets:
              Cash and due from banks                                $    11,001    $    11,001
              Interest-bearing deposits in other banks                     8,748          8,748
              Certificates of deposit in other banks                         100            100
              Investment securities held to maturity                      60,174         59,449
              Mortgage-backed securities held to maturity                 59,877         59,453
              Loans                                                      317,012        315,842
              FHLB stock                                                   4,150          4,150

          Financial liabilities:
              Deposits                                                   361,764        360,715
              FHLB advances                                               83,000         76,423

                                                                     (Continued)
                                       37

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

       September 30, 1998:
          Financial assets:
              Cash and due from banks                                $     6,983    $     6,983
              Interest-bearing deposits in other banks                    11,892         11,892
              Certificates of deposit in other banks                         100            100
              Investment securities held to maturity                      37,969         38,521
              Mortgage-backed securities held to maturity                 95,862         97,654
              Loans                                                      263,989        265,851
              FHLB stock                                                   3,333          3,333

          Financial liabilities:
              Deposits                                                   343,947        345,553
              FHLB advances                                               60,667         61,688

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(16)   Summary of Quarterly Income Statement Information (Unaudited)
       -------------------------------------------------------------

       A summary of quarterly income statement information for the years ended September 30, 1999 and 1998 follows:

                                                               (Dollars in thousands, except per share amounts)
                                                                                 Three months ended
       1999                                             December 31          March 31           June 30     September 30
       ----                                           -------------     -------------    --------------    -------------
       Interest income                                $       8,342     $       8,146    $        8,220    $       8,502
       Interest expense                                       4,732             4,450             4,358            4,512
                                                      -------------     -------------    --------------    -------------
           Net interest income                                3,610             3,696             3,862            3,990

       Provision for loan losses                                160               335               280              369
                                                      -------------     -------------    --------------    -------------
           Net interest income after
             provision for loan losses                        3,450             3,361             3,582            3,621

       Other income                                             795               642               592              573
       Other expense                                          2,335             2,424             2,345            2,328
                                                      -------------     -------------    --------------    -------------
       Income before income taxes                             1,910             1,579             1,829            1,866
       Income taxes                                             680               566               667              668
                                                      -------------     -------------    --------------    -------------
           Net income                                 $       1,230     $       1,013    $        1,162    $       1,198
                                                      =============     =============    ==============    =============
       Per common share data-basic                    $        1.74     $        1.43    $        1.64     $        1.69
                                                      =============     =============    ==============    =============
       Average common shares outstanding-basic              708,010           708,010           708,010          708,053
                                                      =============     =============    ==============    =============

                                                                                 Three months ended
       1998                                             December 31          March 31           June 30     September 30
       ----                                           -------------     -------------    --------------    -------------
       Interest income                                $       7,394     $       7,472    $        7,879    $       8,281
       Interest expense                                       4,056             4,072             4,408            4,739
                                                      -------------     -------------    --------------    -------------
           Net interest income                                3,338             3,400             3,471            3,542

       Provision for loan losses                                671               404               500              687
                                                      -------------     -------------    --------------    -------------
           Net interest income after
             provision for loan losses                        2,667             2,996             2,971            2,855

       Other income                                           1,874               749               630              651
       Other expense                                          2,366             2,094             2,186            2,215
                                                      -------------     -------------    --------------    -------------
       Income before income taxes                             2,175             1,651             1,415            1,291
       Income taxes                                             783               594               515              462
                                                      -------------     -------------    --------------    -------------
           Net income                                 $       1,392     $       1,057    $          900    $         829
                                                      =============     =============    ==============    =============
       Per common share data-basic                    $        1.97     $        1.49    $        1.27     $        1.17
                                                      =============     =============    ==============    =============
       Average common shares outstanding-basic              708,010           708,010           708,010          708,010
                                                      =============     =============    ==============    =============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

(17)   Parent Company Financial Data
       -----------------------------

       The primary asset of First Palmetto (the Parent Company) is its investment in the Bank and its principal sources of income are dividends from the Bank and equity in undistributed net income of the Bank. Certain regulatory and other requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends which can be paid to the Parent Company. At September 30, 1999, the Bank had available undivided profits of approximately $6.8 million for payments of dividends without obtaining prior regulatory approval.

       The following is a summary of selected financial information for the Parent Company:

                        Statements of Financial Condition
                        ---------------------------------

                                                                                                   September 30,
                                                                                         -------------------------------
                                                                                                   1999             1998
                                                                                         --------------    -------------
       Assets                                                                                      (In thousands)
       ------
       Cash on deposit with subsidiary                                                   $          443    $         246
       Certificate of deposit                                                                       100                -
       Investment in subsidiary                                                                  27,954           25,189
       Taxes receivable                                                                               9                9
                                                                                         --------------    -------------
              Total assets                                                               $       28,506    $      25,444
                                                                                         ==============    =============
       Liabilities
       -----------
       Due to subsidiary                                                                 $          275    $         275
                                                                                         --------------    -------------
               Total liabilities                                                                    275              275
                                                                                         --------------    -------------
       Stockholders' equity
       --------------------
       Common stock                                                                                   8                7
       Additional paid-in capital                                                                 6,979            6,680
       Retained earnings, substantially restricted                                               21,869           19,107
       Treasury stock, at cost                                                                     (625)            (625)
                                                                                         --------------    -------------
              Total stockholders' equity                                                         28,231           25,169
                                                                                         --------------    -------------
              Total liabilities and stockholders' equity                                 $       28,506    $      25,444
                                                                                         ==============    =============

                              Statements of Income
                              --------------------

                                                                               Years ended September 30,
                                                               ------------------------------------------------
                                                                        1999              1998             1997
                                                               -------------    --------------    -------------
                                                                                 (In thousands)
       Dividends from subsidiary                               $       1,850    $            -    $         900
       Equity in undistributed net income of subsidiary                2,765             3,887            2,256
       Other income                                                        3               485              285
                                                               -------------    --------------    -------------
              Total income                                             4,618             4,372            3,441
       Expenses                                                           15               194              111
                                                               -------------    --------------    -------------
              Net income                                       $       4,603    $        4,178    $       3,330
                                                               =============    ==============    =============

                                                                     (Continued)

                      FIRST PALMETTO FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements

                            Statements of Cash Flows
                            ------------------------

                                                                                     Years ended September 30,
                                                                        ------------------------------------------------
                                                                                 1999              1998             1997
                                                                        -------------    --------------    -------------
       Cash flows from operating activities:                                             (In thousands)
         Net income                                                     $       4,603    $        4,178    $       3,330
         Adjustments to reconcile  net income to net cash
           provided by (used in) operating activities:
             Gain on sale of available-for-sale securities                          -              (485)            (254)
             Equity in undistributed net income of subsidiary                  (2,765)           (3,887)          (2,256)
             Increase (decrease) in taxes payable/receivable                        -              (103)              94
                                                                        -------------    --------------    -------------
         Net cash provided by (used in)  operating activities                   1,838              (297)             914
                                                                        -------------    --------------    -------------
       Cash flows from investing activities:
         Purchase of certificate of deposit                                      (100)                -                -
         Proceeds from sale of available-for-sale securities                        -               907              426
                                                                        -------------    --------------    -------------
         Net cash provided by (used in) investing activities                     (100)              907              426
                                                                        -------------    --------------    -------------

       Cash flows from financing activities:
         Sale of common stock                                                     300                 -              600
         Increase in due to bank                                                    -               275                -
         Dividends paid to stockholders                                        (1,841)           (1,559)          (1,316)
                                                                        -------------    --------------    -------------
         Net cash used in financing activities                                 (1,541)           (1,284)            (716)
                                                                        -------------    --------------    -------------
       Net increase (decrease) in cash and cash equivalents                       197              (674)             624
       Cash and cash equivalents at beginning of year                             246               920              296
                                                                        -------------    --------------    -------------

       Cash and cash equivalents at end of year                         $         443    $          246    $         920
                                                                        =============    ==============    =============
       Supplemental schedule of noncash financing activities:

          Increase (decrease) in unrealized gain on
            available-for-sale securities of parent company                         -              (305)              33

(18)   Commitments and Contingencies
       -----------------------------

       First Palmetto is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material effect on First Palmetto's financial position, results of operations or liquidity.

       The average Federal Reserve balance requirement as of September 30, 1999 was $882,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Palmetto Financial Corporation
Camden, South Carolina

We have audited the accompanying consolidated statements of financial condition of First Palmetto Financial Corporation and subsidiary (First Palmetto) as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of First Palmetto's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Palmetto Financial Corporation and subsidiary at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

Greenville, South Carolina                                    /s/ KPMG, LLP
                                                              KPMG, LLP
November 24, 1999

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

Pierce W. Cantey, Jr.                                                Darlene H. Love
Managing Partner,                                                    Secretary
Cantey, Tiller, Pierce and Associates, LLP
Camden, South Carolina                                               DIRECTORS EMERITUS

William R. Clyburn                                                   H. B. Marshall, Jr.
President, Bill Clyburn Realty, Inc.                                 Retired Agent, New York Life Insurance Company
Kershaw, South Carolina                                              Camden, South Carolina

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

Charlie E. Nash
Retired President, Charlie E. Nash Insurance Agency, Inc.
Camden, South Carolina

Glenn G. Tucker
President, Tucker Down East Resources, Inc.
Camden, South Carolina

                      FIRST PALMETTO FINANCIAL CORPORATION

                              CORPORATE INFORMATION

CORPORATE HEADQUARTERS
First Palmetto Financial Corporation
407 DeKalb Street
Camden, South Carolina  29020
Telephone (803) 432-1416

STOCK TRANSFER AGENT
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

INDEPENDENT ACCOUNTANTS
KPMG LLP
Suite 900
55 Beattie Place
Greenville, South Carolina  29601

BRANCH OFFICES
104 East Church Street, Bishopville, South Carolina 29010
2310 North Broad Street, Camden, South Carolina 29020
3932 Forest Drive, Columbia, South Carolina 29206
8921 Two Notch Road, Columbia, South Carolina 29223
266 Cashua Street, Darlington, South Carolina 29532
Highway #1, Elgin, South Carolina 29045
10540 Two Notch Road, Elgin, South Carolina 29045
7327 St. Andrews Road, Irmo, South Carolina 29063
301 Hampton Street, Kershaw, South Carolina 29067
409 North Main Street, Lancaster, South Carolina 29721
5321 Sunset Boulevard, Lexington, South Carolina 29072
Highway #1, Lugoff, South Carolina 29078
111 North Brooks Street, Manning, South Carolina 29102
10207 North Kings Highway, Myrtle Beach, South Carolina 29572
501 Highway 17, South, North Myrtle Beach, South Carolina 29582
210 North Pearl Street, Pageland, South Carolina 29728

SUBSIDIARY
First Palmetto Savings Bank, F.S.B.
407 DeKalb Street
Camden, South Carolina  29020

EMPLOYEES
At September 30, 1999 the Bank employed 128 persons.

COMMON STOCK INFORMATION

     At September 30, 1999, First Palmetto had 712,010 shares of common stock outstanding held by approximately 390 shareholders of record.

     At the present time, there is no established public trading market in which shares of First Palmetto's common stock are regularly traded, nor are there any uniformly quoted prices for such shares. The following is the known range of high and low sales prices for the common stock for the two most recent years.

                                 October 1, 1998 to         October 1, 1997 to
Stock Data-Per Share             September 30, 1999         September 30, 1998
--------------------             ------------------         ------------------
Sales Price (Estimated)
   High                               $75.00                      $51.00
   Low                                $51.00                      $40.00
Book Value at September 30            $39.65                      $35.55
Annual Cash Dividend                  $ 2.60                      $ 2.20

FORM 10-K INFORMATION
---------------------

     A copy of Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request made to First Palmetto's corporate headquarters, attention Darlene Love, Secretary.